     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 1998
                                                      REGISTRATION NO. 333-37235
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 3
                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             AMKOR TECHNOLOGY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                   3674                                 23-292-5614
    (STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NUMBER)

                             AMKOR TECHNOLOGY, INC.
                             1345 ENTERPRISE DRIVE
                             WEST CHESTER, PA 19380
                                 (610) 431-9600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               FRANK J. MARCUCCI
                            CHIEF FINANCIAL OFFICER
                             AMKOR TECHNOLOGY, INC.
                             1345 ENTERPRISE DRIVE
                             WEST CHESTER, PA 19380
                                 (610) 431-9600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   Copies to:

                   LARRY W. SONSINI, ESQ.                                        ALAN L. BELLER, ESQ.
                  DONNA M. PETKANICS, ESQ.                                        YONG G. LEE, ESQ.
                  BRUCE M. MCNAMARA, ESQ.                                 CLEARY, GOTTLIEB, STEEN & HAMILTON
              WILSON SONSINI GOODRICH & ROSATI                                    ONE LIBERTY PLAZA
                  PROFESSIONAL CORPORATION                                        NEW YORK, NY 10006
                     650 PAGE MILL ROAD                                             (212) 225-2000
                    PALO ALTO, CA 94304
                       (650) 493-9300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                                                               PROPOSED MAXIMUM
                                                         AMOUNT TO        MAXIMUM OFFERING    AGGREGATE OFFERING
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED     BE REGISTERED     PRICE PER SECURITY       PRICE(1)(2)
-----------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value(3)...                  40,250,000 Shares         $12.00            $483,000,000
-----------------------------------------------------------------------------------------------------------------
    % Convertible Subordinated Notes due 2003 and
  Common Stock, $.001 par value...                     $172,500,000                              $172,500,000
=================================================================================================================


                                                         AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED   REGISTRATION FEE
--------------------------------------------------  -------------------
Common Stock, $.001 par value(3)...                     $142,485(3)
-------------------------------------------------------------------------------------------
    % Convertible Subordinated Notes due 2003 and
  Common Stock, $.001 par value...                      $50,888(4)
---------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

---------------

(1) Includes the aggregate value offered if the Underwriters exercise the options to purchase shares of Common Stock and Convertible Notes to cover over-allotments, if any.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933, as amended.

(3) $121,970 of the fee paid previously; $20,515 paid herewith.

(4) Fee paid previously.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

                                EXPLANATORY NOTE

     This Registration Statement contains a Prospectus relating to an offering in the United States and Canada of an aggregate of 28,000,000 shares of Common
Stock and $120,000,000 aggregate principal amount of      % Subordinated
Convertible Notes due 2003 (the "Convertible Notes") of Amkor Technology, Inc. (the "U.S. Offering"), together with separate Prospectus pages relating to a concurrent offering outside the United States and Canada of an aggregate of 7,000,000 shares of Common Stock and $30,000,000 aggregate principal amount of the Convertible Notes of Amkor Technology, Inc. (the "International Offering"), in each case excluding shares issuable upon exercise of the Underwriters' over-allotment options. The complete Prospectus for the U.S. Offering follows immediately. Following such Prospectus are the following alternate pages from the Prospectus for the International Offering: a front cover page, five pages comprising the "Underwriting" section and a back cover page. All of the other pages of the Prospectus for the U.S. Offering are to be used for both the U.S. Offering and the International Offering.

     If this Registration Statement becomes effective in accordance with Rule 430A under the Securities Act of 1933, as amended, the complete Prospectus for each of the U.S. and International Offerings in the forms in which they are to be used will be filed with the Securities and Exchange Commission pursuant to Rule 424 under the Securities Act of 1933, as amended.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED MARCH 31, 1998
PROSPECTUS
                               35,000,000 SHARES
                                  COMMON STOCK
[AMKOR LOGO]                      $150,000,000
                     % CONVERTIBLE SUBORDINATED NOTES DUE 2003

                             AMKOR TECHNOLOGY, INC.
                               ------------------

    Amkor Technology, Inc. ("Amkor" or the "Company") hereby offers 30,000,000 shares of Common Stock, par value $.001 per share ("Common Stock"), and
$150,000,000 aggregate principal amount of     % Convertible Subordinated Notes
due 2003 (the "Convertible Notes"). In addition, certain stockholders of the Company (the "Selling Stockholders") are hereby offering 5,000,000 shares of
Common Stock. The Convertible Notes will mature on           , 2003. Interest on
the Convertible Notes is payable on         and         of each year, commencing
          , 1998. The Convertible Notes are convertible into shares of Common Stock at any time on or before the close of business on the last trading day prior to maturity, unless previously redeemed, at a conversion price of
$        per share, subject to adjustment in certain events as described herein.

    The Convertible Notes are subordinated in right of payment to all existing and future Senior Debt (as defined) of the Company and effectively subordinated to all existing and future liabilities and obligations of the Company's subsidiaries. The Convertible Notes are not redeemable by the Company prior to
          , 2001. On or after           , 2001, the Convertible Notes are
redeemable, in whole or from time to time in part, at the option of the Company, at the redemption prices set forth herein plus accrued interest, if the closing price of the Common Stock is at least 125% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the notice of redemption. No sinking fund is provided for the Convertible Notes. In addition, following the occurrence of a Designated Event (i.e., a Change of Control or Termination of Trading (each as defined)), each holder has the right to cause the Company to purchase the Convertible Notes at 101% of their principal amount together with accrued and unpaid interest. See "Description of Convertible Notes."

    Of the 35,000,000 shares of Common Stock (the "Shares") and $150,000,000 aggregate principal amount of Convertible Notes offered hereby, 28,000,000 Shares and $120,000,000 aggregate principal amount of Convertible Notes are being offered by the U.S. Underwriters (as defined) in the United States and Canada (the "U.S. Offering") and 7,000,000 Shares and $30,000,000 aggregate principal amount of Convertible Notes are being offered by the International Underwriters (as defined) in a concurrent offering outside the United States and Canada (the "International Offering" and, together with the U.S. Offering, the "Offerings"), subject to transfers between the U.S. Underwriters and the International Underwriters (collectively, the "Underwriters"). The Price to the Public and Underwriting Discount per Share and per Convertible Note will be identical for the U.S. Offering and the International Offering. See "Underwriting." The closing of the U.S. Offering and International Offering are conditioned upon each other. Following the Offerings, certain members of management and their family will beneficially own approximately 68.9% of the Company's outstanding Common Stock. See "Principal and Selling Stockholders."

    Prior to the Offerings, there has not been a public market for the Common Stock or the Convertible Notes. It is currently estimated that the initial public offering price of the Common Stock will be between $10.00 and $12.00 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price. The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "AMKR," subject to official notice of issuance. The Company has applied for quotation of the Convertible Notes on the Nasdaq Stock Market under the symbol "AMKRG."

      SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES AND THE CONVERTIBLE NOTES.
                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
================================================================================

                                                          UNDERWRITING                                PROCEEDS TO
                                      PRICE TO           DISCOUNTS AND          PROCEEDS TO           THE SELLING
                                     THE PUBLIC          COMMISSIONS(1)        THE COMPANY(2)       STOCKHOLDERS(2)
----------------------------------------------------------------------------------------------------------------------
Per Share.....................           $                     $                     $                     $
Per Convertible Note..........           %                     %                     %                     --
Total Shares..................           $                     $                     $                     $
Total Convertible Notes.......           $                     $                     $                     --
Total(3)......................           $                     $                     $                     $
======================================================================================================================

(1) For information regarding indemnification of the Underwriters, see "Underwriting."

(2) Before deducting expenses payable by the Company, estimated at $5,000,000.

(3) The Company has granted the U.S. Underwriters and the International Underwriters 30-day options to purchase up to 4,200,000 and 1,050,000 additional shares of Common Stock, respectively, and $18,000,000 and $4,500,000 additional principal amount of Convertible Notes, respectively, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to the Public, Underwriting Discounts and Proceeds to
    the Company will be $        , $        and $        , respectively. See
    "Underwriting."
                               ------------------

    The Shares and the Convertible Notes are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Shares and the Convertible Notes will be made at the office of Smith Barney Inc., 333 West 34th Street, New York, New York 10001 or through the facilities of The Depository Trust Company,
on or about             , 1998.
                               ------------------
SALOMON SMITH BARNEY

                         BANCAMERICA ROBERTSON STEPHENS
                                              COWEN & COMPANY
                 , 1998

                                   [ARTWORK]

     [Photograph of manufacturing facilities; pictures of products; and diagram of wafer fabrication, packaging and test operations.]

     PowerQuad(R) and SuperBGA(R) are registered trademarks of the Company and ChipArray(TM), fleXBGA(TM) and PowerSOP(TM) are trademarks of the Company. MicroBGA(TM) is a trademark of Tessera, Inc. This Prospectus includes other trademarks and trade names of the Company and other entities.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING PURCHASES OF SUCH SECURITIES TO STABILIZE THEIR MARKET PRICE, PURCHASES OF SUCH SECURITIES TO COVER SOME OR ALL OF A SHORT POSITION IN SUCH SECURITIES MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information found elsewhere in this Prospectus, including under "Risk Factors" and the Combined Financial Statements and Notes thereto. Certain statements contained in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," including statements regarding the anticipated growth in the market for the Company's products, the Company's anticipated capital expenditures and financing needs, the Company's expected capacity utilization rates, the belief of the Company as to its future operating performance, and other statements contained in this Prospectus that are not historical facts, are "forward-looking" statements within the meaning of the U.S. federal securities laws. Because such statements include risks and uncertainties, actual results may differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." These forward-looking statements are made as of the date of this Prospectus and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

                                  THE COMPANY

     Amkor is the world's largest independent provider of semiconductor packaging and test services. The Company believes that it is also one of the leading developers of advanced semiconductor packaging and test technology in the industry. The Company offers a complete and integrated set of packaging and test services including integrated circuit ("IC") package design, leadframe and substrate design, IC package assembly, final testing, burn-in, reliability testing, and thermal and electrical characterization. As of December 31, 1997, the Company had in excess of 150 customers, including many of the largest semiconductor companies in the world. Such customers include, among others, Advanced Micro Devices, Inc., International Business Machines Corp., Intel Corporation, Lucent Technologies, Inc., Motorola, Inc., National Semiconductor Corp., Philips Electronics N.V., SGS-THOMSON Microelectronics N.V., Siemens AG and Texas Instruments, Inc. ("TI").

     Today, nearly all of the world's major semiconductor companies outsource some or all of their packaging and test needs. The increasing complexities, investment requirements and time to market pressures associated with IC design and production, combined with the growth in the number of ICs being produced and sold, are driving increasing demand for independent packaging and test services. According to industry estimates, independent packaging foundry revenues are expected to grow at a compound annual rate of 16% over a period of five years from $5.6 billion in 1997 to $11.6 billion in 2002.

     The Company provides packaging and test services through its three factories in the Philippines as well as four factories of Anam Industrial Co., Ltd. ("AICL") in Korea pursuant to a supply agreement between the Company and AICL. The Company and AICL have had a long-standing relationship. In 1996 and 1997, approximately 72% and 68%, respectively, of the Company's revenues were derived from sales of services performed for the Company by AICL. In addition, substantially all of the revenues of AICL in 1996 and 1997 were derived from services sold by the Company. Mr. James Kim, the Company's Chairman and Chief Executive Officer, is a director of AICL, and he and other members of his family beneficially own approximately 40.7% of AICL's outstanding common stock. The Company expects that the businesses of the Company and AICL will continue to remain highly interdependent by virtue of their supply relationship, overlaps and family ties between their respective shareholders and management, financial relationships, coordination of product and operation plans, joint research and development activities and shared intellectual property rights.

     The Company recently began offering wafer fabrication services through AICL's new deep submicron CMOS foundry capable of producing 15,000 8" wafers per month. Through a strategic relationship with TI, the Company and AICL have qualified .25 micron CMOS process technology, and TI has agreed to provide to AICL .18 micron CMOS process technology during 1998. AICL's foundry will primarily manufacture DSPs, ASICs and other logic devices. By leveraging the Company's leading position in semiconductor packaging and test services, the new wafer fabrication services have enabled the Company to become one of the first providers of a fully integrated, turnkey semiconductor fabrication, packaging and test service solution.

     The Company's strategy is to: (i) maintain its product technology leadership by continuing to design and produce leading-edge packaging technology; (ii) maintain advanced manufacturing capabilities through continuous advancement and refinement of its process technology; (iii) leverage the scale and scope of its packaging and test capabilities to provide Amkor with several competitive advantages, including procurement of key materials and manufacturing equipment, the ability to capitalize on economies of scale and the ability to offer an industry-leading breadth of product offerings; (iv) establish industry packaging standards to bolster sales of leading-edge, high margin and high growth product lines; (v) enhance customer and supplier relationships; (vi) continue to focus on customer support; and (vii) provide an integrated, turnkey solution comprised of wafer fabrication, packaging and test services.

     The Company was organized under the laws of Delaware in September 1997 to consolidate the ownership of several affiliated entities in the same business and under common management. See "Reorganization." The Company's principal executive offices are located at 1345 Enterprise Drive, West Chester, PA 19380 and its telephone number at that address is (610) 431-9600.

                           THE COMMON STOCK OFFERINGS

Common Stock offered by the Company
  U.S. Offering....................................  24,000,000 shares
  International Offering...........................  6,000,000 shares
                                                     -------------------
          Total....................................  30,000,000 shares
Common Stock offered by Selling Stockholders
  U.S. Offering....................................  4,000,000 shares
  International Offering...........................  1,000,000 shares
                                                     -------------------
          Total....................................  5,000,000 shares
Common Stock to be outstanding after the
  Offerings(1).....................................  112,610,000 shares
Proposed Nasdaq National Market symbol.............  "AMKR"

---------------

(1) Excludes 2,730,000 shares of Common Stock issuable upon exercise of options to be granted immediately prior to the Offerings under the Company's 1998 Stock Plan and 1998 Director Option Plan. Also excludes an aggregate of shares reserved for future issuance upon conversion of the Convertible Notes and 3,570,000 additional shares reserved for future issuance under the Company's 1998 Stock Plan, 1998 Director Option Plan and 1998 Employee Stock Purchase Plan. See "Management" and "Description of Capital Stock" and Notes 1 and 16 of Notes to Combined Financial Statements.

                        THE CONVERTIBLE NOTES OFFERINGS

Convertible Notes offered by the Company

  U.S. Offering............  $120,000,000 aggregate principal amount

  International Offering...  $ 30,000,000 aggregate principal amount

        ------------------------------------------------------------------------

          Total............  $150,000,000 aggregate principal amount

Maturity...................  The Convertible Notes will mature on             ,
                             2003, unless earlier redeemed or converted.

Payment of Interest........  Interest on the Convertible Notes at the rate
                             of     % per annum is payable semi-annually on
                                       and           of each year, commencing
                                       , 1998.

Conversion Rights..........  The Convertible Notes are convertible into Common
                             Stock of the Company at the option of the holder at any time on or before the close of business on the last trading day prior to maturity, unless previously redeemed, at a conversion price of
                             $          per share, subject to adjustment in
                             certain events. The initial conversion price will be determined on the basis of the initial public offering price per share. See "Description of Convertible Notes -- Conversion."

Redemption at the Option of
the Company................  The Convertible Notes are not redeemable by the
                             Company prior to           , 2001. On or after
                                         , 2001, the Company may, upon at least
                             15 days' notice, redeem the Convertible Notes at the redemption prices set forth herein, together with accrued and unpaid interest thereon, if the closing price of the Common Stock is at least 125% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the notice of redemption. See "Description of Convertible Notes -- Optional Redemption."

Repurchase Upon Designated
  Event....................  The Convertible Notes are required to be repurchased at 101% of their principal amount together with accrued and unpaid interest thereon, at the option of the holder, upon the occurrence of a Designated Event (i.e., a Change of Control or a Termination of Trading (each as defined)). See "Risk Factors -- Limitations on Repurchase of Convertible Notes" and "Description of Convertible Notes -- Repurchase at Option of Holders Upon a Designated Event."

Subordination..............  The Convertible Notes will be unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Debt of the Company and effectively subordinated to all existing and future liabilities and obligations of the Company's subsidiaries. As of December 31, 1997 (after giving effect to the Reorganization (as defined)), the Company had approximately $32 million of outstanding indebtedness that would have constituted Senior Debt, and the indebtedness and other liabilities of the Company's subsidiaries (excluding intercompany liabilities and obligations of a type not required to be reflected on the balance sheet of such subsidiary in accordance with
                             GAAP) that would effectively have been senior to the Convertible Notes were approximately $642 million. After giving effect to planned debt repayments by the Company prior to the Offerings and the application of the estimated net proceeds to the Company of the Offerings (assuming an initial public offering price of $11.00 per share of Common Stock), such amounts will be approximately $32 million and $217 million, respectively. See "Risk Factors -- Subordination of Convertible Notes," "Use of Proceeds" and "Description of Convertible Notes -- Subordination."

Proposed Nasdaq Stock
  Market Symbol............  "AMKRG"

Securities Lending
  Arrangement..............  In connection with market-making activities in the
                             Convertible Notes, Smith Barney Inc. may from time to time borrow, return and reborrow up to 7,000,000 shares of Common Stock from certain stockholders of the Company. The Underwriters are not obligated, however, to make a market in the Convertible Notes and any such market-making may be discontinued at any time at the sole discretion of the Underwriters. See "Underwriting."

                                USE OF PROCEEDS

     The net proceeds to the Company of the Offerings, estimated to be approximately $450 million (assuming an initial public offering price of $11.00 per share of Common Stock), will be used primarily to repay approximately $331 million of short-term and long-term debt, including $106 million of amounts due to Anam USA, Inc., a wholly-owned subsidiary of AICL ("AUSA"), and to repurchase AICL's minority interest in one of the Company's Philippine manufacturing subsidiaries for approximately $34 million. The remaining $85 million of such net proceeds will be used for capital expenditures and working capital. See "Use of Proceeds."

                                  RISK FACTORS

     See "Risk Factors" beginning on page 9 for a discussion of certain factors that should be considered by potential investors.

                        SUMMARY COMBINED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)

                                                               YEAR ENDED DECEMBER 31,
                                             ------------------------------------------------------------
                                               1993        1994        1995         1996          1997
                                             --------    --------    --------    ----------    ----------
INCOME STATEMENT DATA:
  Net revenues.............................  $442,101    $572,918    $932,382    $1,171,001    $1,455,761
  Gross profit.............................    70,778      58,270     149,047       148,923       213,092
  Operating income.........................    26,374      13,843      84,855        71,368       100,841
  Net income(1)............................    17,236      11,574      61,932        32,922        43,281
  Pro forma adjustment for income
    taxes(2)...............................     2,900         200      10,400         2,900         3,613
  Pro forma net income(2)..................    14,336      11,374      51,532        30,022        39,668
  Basic and diluted pro forma net income
    per common share.......................       .17         .14         .62           .36           .48
  Shares used in per share calculation.....    82,610      82,610      82,610        82,610        82,610
OTHER DATA:
  EBITDA(3)................................  $ 37,437    $ 34,197    $103,434    $  123,082    $  175,111
  Ratio of earnings to fixed charges(4)
    Actual.................................       3.7x        2.0x        4.6x          2.4x          2.5x
    Supplemental pro forma.................                                                           3.1x

                                                                                  DECEMBER 31, 1997
                                                                      -----------------------------------------
                                                  DECEMBER 31, 1996    ACTUAL     PRO FORMA(5)   AS ADJUSTED(6)
                                                  -----------------   ---------   ------------   --------------
BALANCE SHEET DATA:
  Cash and cash equivalents.....................      $ 49,644        $  90,917    $  63,217        $ 68,191
  Working capital (deficit).....................        36,785         (196,870)    (224,570)         52,704
  Total assets..................................       804,864          855,592      827,892         864,197
  Short-term borrowings and current portion of
    long-term debt..............................       191,813          325,968      325,968          53,668
    % Convertible Subordinated Notes due 2003...            --               --           --         150,000
  Due to AUSA (non-current).....................       234,894          149,776      149,776              --
  Other long-term debt..........................       167,444           38,283       38,283          35,283
  Stockholders' equity..........................        45,812           90,875       61,075         367,838

---------------
(1) Net income for 1997 reflects a $17.3 million loss related primarily to the impairment of value of the Company's equity interest in AICL. This investment was sold in 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 6 of Notes to Combined Financial Statements.

(2) Prior to the reorganization of the Company, Amkor Electronics, Inc. ("AEI"), a predecessor of the Company, elected to be taxed as an S Corporation under the Internal Revenue Code of 1986 and comparable state tax laws. Accordingly, AEI did not recognize any provision for federal income tax expense during the periods presented herein. The pro forma adjustment for income taxes reflects the additional U.S. federal income taxes which would have been recorded by the Company if AEI had not been an S Corporation during these periods. See "Reorganization" and Note 1 of Notes to Combined Financial Statements.

(3) EBITDA is defined as earnings before interest, taxes on income, depreciation and amortization. EBITDA is presented here to provide additional information about the Company's ability to meet its future debt service, capital expenditure, and working capital requirements and should not be construed as a substitute for or a better indicator of results of operations or liquidity than net income or cash flow from operating activities computed in accordance with generally accepted accounting principles.

(4) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes less undistributed earnings in less than 50%-owned subsidiaries, plus fixed charges. Fixed charges consist of interest expense incurred and one-third of rental expense which amount is deemed by the Company to be representative of the interest factor of rental payments under operating leases. The supplemental pro forma ratio of earnings to fixed charges reflects the effect on the ratio of earnings to fixed charges if the Offerings had been completed and the estimated net proceeds to the Company applied as described in "Use of Proceeds" at the beginning of the period presented.

(5) Pro forma balance sheet data reflects (i) the termination of AEI's S Corporation status which resulted in the recording of a deferred tax liability of $2.1 million and (ii) a distribution by the Company of undistributed earnings of AEI through December 31, 1997 of $27.7 million to stockholders of AEI prior to the reorganization of the Company. The amount actually distributed by the Company to such stockholders of AEI will increase to reflect any undistributed net income earned by AEI following December 31, 1997 and prior to such reorganization. See
    "Reorganization -- Termination of S Corporation Status and Distributions" and Notes 1, 16 and 17 of Notes to Combined Financial Statements.

(6) As adjusted to give effect to the application of the estimated net proceeds to the Company of the Offerings based on an assumed initial public offering price of $11.00 per share of Common Stock, including the purchase from AICL of its 40% interest in Amkor/Anam Pilipinas, Inc. for approximately $34 million and the related elimination of minority interest and recording of goodwill. The acquisition of the minority interest will result in additional amortization of approximately $2.5 million per year. Also reflects repayments made after December 31, 1997 and prior to the Offerings of $50.3 million of short-term borrowings and current portion of long-term debt and $30 million of amounts due to AUSA (non-current), as well as the assumption by an affiliate of the Company of $13.9 million of amounts due to AUSA (non-current), in February 1998. See "Reorganization," "Use of Proceeds" and Notes 1, 6 and 16 of Notes to Combined Financial Statements.

     Capitalized terms used in this summary have the meanings ascribed to such terms elsewhere in this Prospectus. Unless the context otherwise requires, all references in this Prospectus to the "Company" or "Amkor" are to Amkor Technology, Inc. and its subsidiaries. Prior to the Reorganization (as defined under "Reorganization"), such subsidiaries were under common management and were in the same business. As a result, the financial statements presented herein have been prepared on a combined basis. Unless otherwise indicated, all information in this Prospectus (i) gives effect to the Reorganization, including the issuance of 82,610,000 shares of Common Stock in connection therewith, and
(ii) assumes that the Underwriters have not exercised the over-allotment options. See "Reorganization," "Description of Capital Stock," "Underwriting," and Note 1 of Notes to Combined Financial Statements. References in this Prospectus to "Korea" are to the Republic of Korea, and references to "won" or "W" are to the currency of the Republic of Korea. The won has depreciated significantly against the U.S. dollar and other foreign currencies in recent months. On March 24, 1998, the base rate under the market average exchange rate system, as announced by the Korea Financial Telecommunications and Clearings Institute in Seoul, Korea (the "Market Average Exchange Rate"), was W1,415 to $1.00. No representation is made that the won or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or won, as the case may be, at any particular rate or at all. Financial information for AICL contained in this Prospectus has been prepared on the basis of Korean generally accepted accounting principles ("GAAP"), which differ in certain significant respects from U.S. GAAP.

     Certain technical terms used throughout this Prospectus are defined in the Glossary appearing immediately prior to the Combined Financial Statements at the end of this Prospectus.

                                  RISK FACTORS

     Prospective investors should consider carefully the following risk factors, in addition to the other information contained in this Prospectus concerning the Company and its business, before purchasing the shares of Common Stock or the Convertible Notes offered hereby. Certain statements contained in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," including statements regarding the anticipated growth in the market for the Company's products, the Company's anticipated capital expenditures and financing needs, the Company's expected capacity utilization rates, the belief of the Company as to its future operating performance and other statements contained in this Prospectus that are not historical facts, are "forward-looking" statements within the meaning of the U.S. federal securities laws. Because such statements include risks and uncertainties, actual results may differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth herein and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." These forward-looking statements are made as of the date of this Prospectus and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

FLUCTUATIONS IN OPERATING RESULTS; DECLINES IN AVERAGE SELLING PRICES

     The Company's operating results have varied significantly from period to period. A variety of factors could materially and adversely affect the Company's revenues, gross profit and operating income, or lead to significant variability of quarterly or annual operating results. These factors include, among others, the cyclical nature of both the semiconductor industry and the markets addressed by end-users of semiconductors, the short-term nature of its customers' commitments, timing and volume of orders relative to the Company's production capacity, changes in capacity utilization, evolutions in the life cycles of customers' products, rescheduling and cancellation of large orders, rapid erosion of packaging selling prices, availability of manufacturing capacity, allocation of production capacity between the Company's facilities and those of AICL, fluctuations in package and test service charges paid to AICL, changes in costs, availability and delivery times of labor, raw materials and components, effectiveness in managing production processes, fluctuations in manufacturing yields, changes in product mix, product obsolescence, timing of expenditures in anticipation of future orders, availability of financing for expansion, changes in interest expense, the ability to develop and implement new technologies on a timely basis, competitive factors, changes in effective tax rates, the loss of key personnel or the shortage of available skilled workers, international political or economic events, currency and interest rate fluctuations, environmental events, and intellectual property transactions and disputes. Unfavorable changes in any of the above factors may adversely affect the Company's business, financial condition and results of operations. In addition, the Company increases its level of operating expenses and investment in manufacturing capacity based on anticipated future growth in revenues. If the Company's revenues do not grow as anticipated and the Company is not able to decrease its expenses, the Company's business, financial condition and operating results would be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Beginning in the third quarter of 1996, intense competition in the semiconductor industry worldwide resulted in decreases in the average selling prices of many of the Company's lead frame packages. The Company expects that average selling prices for its services will continue to decline in the future, principally due to intense competitive conditions. A decline in average selling prices of the Company's services, if not offset by reductions in the cost of producing those services or by a shift to higher margin products, would decrease the Company's gross margins and could materially and adversely affect the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON THE HIGHLY CYCLICAL SEMICONDUCTOR AND PERSONAL COMPUTER INDUSTRIES

     The Company's business is substantially affected by market conditions in the semiconductor industry, which is highly cyclical and, at various times, has been subject to significant economic downturns character-ized by reduced product demand, rapid erosion of average selling prices and production overcapacity. In addition, the markets for semiconductors are characterized by rapid technological change, evolving industry standards, intense competition and fluctuations in end-user demand. Because the Company's business will be dependent on the requirements of semiconductor companies for independent packaging, test and wafer fabrication services for the foreseeable future, any future downturn in the semiconductor industry could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's operating results for 1996 and 1997 were adversely affected by a downturn in the semiconductor market. In addition, a significant portion of the Company's net revenues from packaging and test services depends on the packaging and testing of semiconductors used in personal computer ("PC") products. The PC industry is subject to intense competition, is highly volatile and is subject to significant shifts in demand. As a result, any deterioration of business conditions in the PC industry could have a material adverse effect on the Company. See "Business -- Industry Background" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH LEVERAGE

     The Company has historically operated with significant amounts of debt relative to its equity. At December 31, 1997, the Company had outstanding $514.0 million in principal amount of indebtedness, including non-current amounts due to Anam USA, Inc. ("AUSA"), a wholly-owned subsidiary of AICL, and the Company intends to incur additional bank debt prior to and following the Offerings in addition to the Convertible Notes issued as part of the Offerings. In 1996 and 1997, the Company's payments under long-term debt agreements (excluding payments to AUSA as described in Note 11 of Notes to Combined Financial Statements) were $3.1 million and $43.5 million, respectively. Following the expected application of the estimated net proceeds to the Company of the Offerings and planned repayments of debt after December 31, 1997 and prior to the Offerings, the Company will continue to have at least $239 million in principal amount of indebtedness outstanding, including $54 million of short-term borrowings and current portions of long-term debt.

     The Company is not in compliance with certain covenants with respect to certain of its loans, the aggregate outstanding amount of which was $176 million at December 31, 1997 (the "Non-Compliant Loans"). Such non-compliance in turn triggered cross-defaults with respect to an additional $10 million of the Company's loans. These loan covenants include restrictions on the ability of one of the Company's subsidiaries to enter into transactions with affiliates, requirements that the subsidiary maintain certain debt-to-equity ratios and requirements that the subsidiary comply with certain notice requirements. The Company's obligation to repay these loans (including the cross-defaulted loans) may be accelerated by the lenders at any time. As a result of such non-compliance, these loans have been classified as current liabilities in the Company's financial statements included herein, and the report of the Company's independent public accountants with respect to such financial statements contains a paragraph stating that there is substantial doubt as to the ability of the Company to continue as a going concern. The Company will eliminate such non-compliance and cross-defaults by repaying such loans using part of the net proceeds to the Company from the Offerings, as well as working capital. See "Use of Proceeds."

     At December 31, 1997, the Company had also guaranteed borrowing facilities available to companies affiliated with James Kim and other stockholders of the Company totalling $55.7 million, of which $38.2 million was outstanding at December 31, 1997. At December 31, 1997, the Company had $90.9 million of stockholders' equity and a working capital deficit of $196.9 million (which amounts were $61.1 million and $224.6 million, respectively, on a pro forma basis, after giving effect to the termination of AEI's S Corporation status and the distribution of undistributed net income of AEI through December 31, 1997). See "Reorganization -- Termination of S Corporation Status and Distributions."

     Following the Offerings, the Company will continue to be subject to the risks associated with leverage, which risks include (i) principal and interest repayment obligations which require the expenditure of substantial amounts of cash, the availability of which will be dependent on the Company's future performance, (ii) inability to repay principal or interest when due, which could result in a default on the debt and legal actions against the Company, (iii) adverse effects of interest expense on the Company's financial condition and results of operations and (iv) potential violations of loan covenants which could lead to loans being called by banks. In addition, a significant portion of the debt is owed to banks located in Korea or branches of such banks located outside Korea. Due to the deterioration of the Korean economy in recent months and the resulting liquidity crisis in Korea, banks in Korea and their overseas branches have been experiencing financial difficulties and are reducing their lending, in particular to companies which have significant amounts of debt relative to their equity. See "-- Dependence on International Operations and Sales; Concentration of Operations in the Philippines and Korea.

DEPENDENCE ON RELATIONSHIP WITH AICL; POTENTIAL CONFLICTS OF INTEREST

     AICL was founded in 1956 by Mr. H. S. Kim, who currently serves as the honorary Chairman and a Representative Director of AICL. AICL is a member of the Anam group of companies (the "Anam Group"), consisting principally of companies in Korea in the electronics industries. The management of AICL and the other companies in the Anam Group are influenced to a significant degree by the family of H. S. Kim, which, together with the Company, collectively owned approximately 40.7% of the outstanding common stock of AICL as of December 31, 1997. A significant portion of the shares owned by the Kim family are leveraged and as a result of this, or for other reasons, the family's ownership could be substantially reduced. James Kim, the founder of the Company and currently its Chairman and Chief Executive Officer, is the eldest son of H. S. Kim. Since January 1992, in addition to his other responsibilities, James Kim has been serving as acting Chairman of the Anam Group and a director of AICL. Mr. In-Kil Hwang, the President and a Representative Director of AICL, is the brother-in-law of James Kim. In addition, four other members of Mr. Kim's family are on the 13-member Board of Directors of AICL. After the Offerings, James Kim and members of his family will beneficially own approximately 68.9% of the outstanding Common Stock of the Company, and Mr. Kim and other members of his family will continue to exercise significant control over the Company. See
"-- Benefits of the Offerings to Existing Stockholders; Continued Control by Existing Stockholders" and "Principal and Selling Stockholders."

     The businesses of the Company and AICL have been interdependent for many years. In 1996 and 1997, approximately 72% and 68%, respectively, of the Company's revenues were derived from sales of services performed for the Company by AICL. In addition, substantially all of the revenues of AICL in 1996 and 1997 were derived from services sold by the Company. The Company expects the proportion of its revenues derived from sales of services performed for the Company by AICL and the proportion of AICL's revenues from services sold by the Company to increase as the Company begins selling the wafer fabrication output of AICL's new wafer foundry and with the Company's assumption from AICL in January 1998 of substantially all of the marketing rights for the Japanese market. In the event the ability of AICL to supply the Company were disrupted for any reason, the Company's facilities in the Philippines would be able to fill only a small portion of the resulting shortfall in capacity. In addition, there are currently no significant third party suppliers of packaging and test services from which the Company could fill its orders. As a result, the Company's business, financial condition and operating results will continue to be significantly dependent on the ability of AICL to effectively provide contracted services on a cost-efficient and timely basis. The termination of the Company's relationship with AICL for any reason, or any material adverse change in AICL's business resulting from underutilization of its capacity, the level of its debt and its guarantees of affiliate debt, labor disruptions, fluctuations in foreign exchange rates, changes in governmental policies, economic or political conditions in Korea or any other change, could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company has recently entered into new supply agreements with AICL (the "Supply Agreements"). Under the Supply Agreements, AICL has granted to the Company a first right to substantially all of the packaging and test services capacity of AICL and the exclusive right to all of the wafer output of its new wafer foundry. The Company expects to continue to purchase substantially all of AICL's packaging and test services, and to purchase all of AICL's wafer output, under the Supply Agreements. Under the Supply Agreements, pricing arrangements relating to packaging and test services provided by AICL to the Company are subject to quarterly review and adjustment, and such arrangements relating to the wafer output provided by AICL to the Company are subject to annual review and adjustment, in each case on the basis of factors such as changes in the semiconductor market, forecasted demand, product mix, capacity utilization and fluctuations in exchange rates, as well as the mutual long-term strategic interests of the Company and AICL. There can be no assurance that any new pricing arrangements resulting from such review and adjustment will be favorable to the Company. Pursuant to long-standing arrangements between AICL and the Company's operating subsidiaries, sales from AICL to the Company will continue to be made through AUSA, a wholly-owned financing subsidiary of AICL. Under the Supply Agreements, the Company will continue to reimburse AUSA for the financing costs incurred by it in connection with trade financing provided to the Company. The Supply Agreements also provide that Amkor-Anam, Inc., a subsidiary of the Company, will continue to provide raw material procurement and related services to AICL on a fee basis. The Supply Agreements have a five-year term and may be terminated by any party thereto upon five years' written notice at any time after the expiration of such initial five-year term. There can be no assurance that AICL will not terminate either Supply Agreement upon the expiration of such initial term or, if it does terminate a Supply Agreement, that the Company will be able to obtain a new agreement with AICL on terms that are favorable to the Company or at all.

     AICL's ability to continue to provide services to the Company will depend on AICL's financial condition and performance. AICL currently has a significant amount of debt relative to its equity, which debt the Company expects will continue to increase in the foreseeable future. The Company is advised that AICL, as a public company in Korea, has published its most recent consolidated financial statements as of and for the year ended December 31, 1996, and that AICL has prepared preliminary consolidated financial statements as of and for the year ended December 31, 1997. These consolidated financial statements are prepared on the basis of Korean GAAP, which differs significantly from U.S. GAAP. U.S. GAAP financial statements are not available.

     The following is a summary of 1996 and 1997 consolidated financial information pertaining to AICL prepared in accordance with Korean GAAP which differs from U.S. GAAP in certain significant respects. See Note 6 of Notes to Combined Financial Statements.

                                                              1996            1997
                                                           ----------    --------------
                                                                  (IN MILLIONS)
SUMMARY INCOME STATEMENT DATA:
  Sales..................................................  W1,338,718      W1,786,457
  Gross profit...........................................     242,601         279,186
  Operating income.......................................     164,846         176,028
  Net foreign exchange loss..............................      29,372         216,697
  Net loss...............................................      (9,385)       (305,414)
                                                           ==========      ==========
SUMMARY BALANCE SHEET DATA:
  Cash and bank deposits.................................   W 324,139       W 215,024
  Accounts and notes receivable, net.....................     368,975         393,261
  Inventory..............................................     214,494         260,302
  Other current assets...................................     145,301         490,544
                                                           ----------      ----------
     Total current assets................................   1,052,909       1,359,131
                                                           ----------      ----------
  Property, plant and equipment, net.....................     994,931       2,159,466
  Investments............................................      83,715         122,366
  Other long-term assets.................................      93,733         295,554
                                                           ----------      ----------
     Total long-term assets..............................   1,172,379       2,577,386
                                                           ----------      ----------
          Total assets...................................  W2,225,288      W3,936,517
                                                           ==========      ==========
  Short-term borrowings..................................     935,463       1,591,280
  Current maturities of long-term debt...................      85,252         120,913
  Other current liabilities..............................     305,931         412,289
                                                           ----------      ----------
     Total current liabilities...........................   1,326,646       2,124,482
                                                           ----------      ----------
  Long-term debt, net of current maturities..............     475,045         736,784
  Long-term capital lease obligations....................     106,068         861,813
  Other long-term liabilities and minority interest......      89,272         138,305
                                                           ----------      ----------
     Total long-term liabilities.........................     670,385       1,736,902
                                                           ----------      ----------
          Total liabilities..............................   1,997,031       3,861,384
                                                           ----------      ----------
  Stockholders' equity...................................     228,257          75,133
                                                           ----------      ----------
          Total liabilities and stockholders' equity.....  W2,225,288      W3,936,517
                                                           ==========      ==========

     A significant amount of the current and long-term liabilities of AICL are denominated in U.S. dollars and other foreign currencies. At December 31, 1997, the amount of U.S. dollar and other foreign currency denominated short-term borrowings, current maturities of long-term debt, long-term debt (net of current maturities) and long-term capital lease obligations were W1,092 billion, W59 billion, W159 billion and W834 billion, respectively. Due in part to the significant depreciation of the won (for example, from a Market Average Exchange Rate of W884 to $1.00 on December 31, 1996 to W1,415 to $1.00 on December 31, 1997 and W1,415 to $1.00 on March 24, 1998) resulting from the recent economic crisis in Korea, AICL's liabilities in won terms and its leverage calculated in won have significantly increased in 1997. The effect of this depreciation on AICL, however, has been mitigated by the fact that substantial amounts of AICL's revenues are denominated in U.S. dollars. The increase in AICL's liabilities was also attributable in part to additional financing obtained in connection with the construction of its new wafer foundry. See "-- Risks Associated with New Wafer Fabrication Business" and Note 6 of Notes to Combined Financial Statements.

     The recent economic crisis in Korea has also led to sharply higher interest rates in Korea and reduced opportunities for refinancing or refunding maturing debts as financial institutions in Korea, which are experiencing financial difficulties, are increasingly looking to limit their lending, particularly to highly leveraged companies, and to increase their reserves and provisions for non-performing assets. These developments will result in higher interest rates on loans to AICL and have otherwise made it more difficult for AICL to obtain new financing. Therefore, there can be no assurance that AICL will be able to refinance its existing loans or obtain new loans, or continue to make required interest and principal payments on such loans or otherwise comply with the terms of its loan agreements. Any inability of AICL to obtain financing or generate cash flow from operations sufficient to fund its capital expenditure, debt service and repayment and other working capital and liquidity requirements could have a material adverse effect on AICL's ability to continue to provide services and otherwise fulfill its obligations to the Company. See "-- Risks Associated with Leverage" and "-- Dependence on International Operations and Sales; Concentration of Operations in the Philippines and Korea."

     As of December 31, 1997, AICL and its consolidated subsidiaries were contingently liable under guarantees in respect of debt of AICL's non-consolidated subsidiaries and affiliates in the Anam Group in the aggregate amount of approximately W857 billion. As of such date, AICL had provided guarantees for all of AUSA's debt of $319 million, the Non-Compliant Loans of $176 million and the Company's obligations under a receivables sales arrangement. The Company has met a significant portion of its financing needs through financing arrangements obtained by AUSA for the benefit of the Company based on guarantees provided by AICL. There can be no assurance that AUSA will be able to obtain additional guarantees, if necessary, from AICL. Further, a deterioration in AICL's financial condition could trigger defaults under AICL's guarantees, causing acceleration of such loans. In addition, as an overseas subsidiary of AICL, AUSA was formed with the approval of the Bank of Korea. If the Bank of Korea were to withdraw such approval, or if AUSA otherwise ceased operations for any reason, the Company and AICL would be required to meet their financing needs through alternative arrangements. Although the Company believes that after the Offerings alternative financing arrangements will be available, there can be no assurance that the Company or AICL will be able to obtain alternative financing on acceptable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and Note 11 of Notes to Combined Financial Statements. In addition, if any relevant subsidiaries or affiliates of AICL, certain of which may have greater exposure to domestic Korean economic conditions than AICL, were to fail to make interest or principal payments or otherwise default under their debt obligations guaranteed by AICL, AICL could be required under its guarantees to repay such debt, which event could have a material adverse effect on its financial condition and results of operations.

     Historically, AICL has undertaken capacity expansion programs and other capital expenditures primarily on the basis of forecasts of the Company and business plans prepared jointly with the Company. The Supply Agreements generally provide for continued capital investment by AICL based on the Company's forecasts and operational plans prepared jointly by the Company and AICL reflecting such forecasts. However, as a result of the recent deterioration of the Korean economy, there can be no assurance that AICL will be able to fund future capacity expansions and other capital investments required to supply the Company with necessary packaging and test services and wafer output on a timely and cost-efficient basis.

     The Company and AICL have historically cooperated on the development of new package designs and packaging and testing processes and technologies. The Supply Agreements generally provide for continued cooperation between the Company and AICL in research and development, as well as the cross-licensing of intellectual property rights between the Company and AICL. If the Company's relationship with AICL were terminated for any reason, the Company's research and development capabilities and intellectual property position could be materially and adversely affected.

     After the Offerings, the Company will continue to be controlled to a significant degree by James Kim and members of his family, and Mr. Kim and other members of his family will also continue to exercise significant influence over the management of AICL and its affiliates. In addition, the Company and AICL will continue to have certain contractual and other business relationships, including under the Supply Agreements, and may engage in transactions from time to time that are material to the Company. Although any such material agreements and transactions would require approval of the Company's Board of Directors, such transactions generally will not require approval of the disinterested members of the Board of Directors and conflicts of interest may arise in certain circumstances. There can be no assurance that such conflicts will not from time to time be resolved against the interests of the Company. The Company currently has four directors, two of whom are disinterested. Under Delaware corporate law, each director owes a duty of loyalty and care to the Company, which if breached can result in personal liability for the directors. In addition, the Company may agree to certain changes in its contractual and other business relationships with AICL, including pricing, manufacturing allocation, capacity utilization and capacity expansion, among others, which in the judgment of the Company's management will result in reduced short-term profitability for the Company in favor of potential long-term benefits to the Company and AICL. There can be no assurance that the Company's business, financial condition or results of operations will not be adversely affected by any such decision.

DEPENDENCE ON INTERNATIONAL OPERATIONS AND SALES; CONCENTRATION OF OPERATIONS IN THE PHILIPPINES AND KOREA

     All of the production facilities currently used to fill the Company's orders are located in the Philippines and Korea and many of the Company's customers' operations are located in countries outside of the United States. A substantial portion of the Company's revenues are derived from sales to customers located outside of the United States. In 1996 and 1997, sales to such customers accounted for 27% and 28%, respectively, of the Company's revenues. The Company expects sales outside of the United States to continue to represent a significant portion of its future revenues. As a result, the Company's business will continue to be subject to certain risks generally associated with doing business abroad, such as foreign governmental regulations, currency fluctuations, political unrest, disruptions or delays in shipments, currency controls and fluctuations, changes in local economic conditions and import and export controls, as well as changes in tax laws, tariffs and freight rates. The Company has structured its global operations to take advantage of lower tax rates in certain countries and tax incentives extended to encourage investment. The Company's tax returns through 1993 in the Philippines and through 1994 in the U.S. have been examined by the Philippine and U.S. tax authorities, respectively. The recorded provisions for subsequent open years are subject to changes upon examination by tax authorities of tax returns for these years. Changes in the mix of income from the Company's foreign subsidiaries, expiration of tax holidays and changes in tax laws and regulations could result in increased effective tax rates for the Company. See Notes 10 and 15 of Notes to Combined Financial Statements.

  Philippines

     The Company's results of operations and growth will be influenced by the political situation in the Philippines and by the general state of the Philippine economy. Although the political and economic situation in the Philippines has stabilized in recent years, it has historically been subject to significant instability. Most recently, the devaluation of the Philippine peso relative to the U.S. dollar beginning in July 1997 has led to instability in the Philippine economy. Any future economic or political disruptions or instability or low economic growth in the Philippines could have a material adverse effect on the Company's business, financial condition and results of operations. Because the functional currency of the Company's Philippine operations is the U.S. dollar, the Company has recently benefitted from cost reductions relating to peso denominated expenditures, primarily payroll costs. The Company believes that such devaluation of the Philippine peso will eventually lead to inflation in the Philippines, which could offset any savings achieved to date.

  Korea

     In 1996 and 1997, approximately 72% and 68%, respectively, of the Company's revenues were derived from sales of services performed for the Company by AICL. The operations of AICL are subject to certain risks. Relations between Korea and the Democratic People's Republic of Korea ("North Korea") have been tense over most of Korea's history. Incidents affecting relations between the two Koreas continually occur. No assurance can be given that the level of tensions with North Korea will not increase or change abruptly as a result of current or future events, which could have a material adverse effect on AICL's, and as a result the Company's, business, financial condition and results of operations.

     Since the beginning of 1997, Korea has experienced a significant increase in the number and size of companies filing for corporate reorganization and protection from their creditors. Such failures were caused by, among other factors, excessive investments, high levels of indebtedness, weak export prices and the Korean government's greater willingness to allow troubled corporations to fail. As a result of such corporate failures, Korea's financial institutions have experienced a sharp increase in non-performing loans. In addition, declines in domestic stock prices have reduced the value of Korean banks' assets. These developments have led international credit rating agencies to downgrade the credit ratings of Korea, as well as various companies (including AICL) and financial institutions in Korea.

     During the same period, the value of the won relative to the U.S. dollar has depreciated significantly. The Market Average Exchange Rate as of March 24, 1998, was W1,415 to $1.00, or approximately 60% lower than on December 31, 1996, when the Market Average Exchange Rate was W884 to $1.00. Such depreciation of the won relative to the U.S. dollar has increased the cost of imported goods and services, and the value in won of Korea's public and private sector debt denominated in U.S. dollars and other foreign currencies has also increased significantly. Korea's foreign currency reserves also have declined significantly. Such developments have also led to sharply higher domestic interest rates and reduced opportunities for refinancing or refunding maturing debts as financial institutions in Korea, which are experiencing financial difficulties, are increasingly looking to limit their lending, in particular to highly leveraged companies, and to increase their reserves and provisions for non-performing assets.

     In order to address the liquidity crisis and the deteriorating economic situation in Korea, the Korean government concluded an agreement with the International Monetary Fund on December 3, 1997 pursuant to which Korea is eligible to receive loans and other financial support reported to amount to an aggregate of approximately $58 billion (the "IMF Financial Aid Package"). Because there are conditions on the availability of loans and other financial support under the IMF Financial Aid Package, there can be no assurance that such conditions will be satisfied or that such loans and other financial support will be available. In connection with the IMF Financial Aid Package, the Korean government announced a comprehensive policy package (the "Reform Policy") intended to address the structural weaknesses in the Korean economy and the financial sector. While the Reform Policy is intended to alleviate the current economic crisis in Korea and improve the Korean economy over time, the immediate effects could include, among others, slower economic growth, a reduction in the availability of credit to Korean companies, an increase in interest rates, an increase in taxes, an increased rate of inflation due to the depreciation of the won, an increase in the number of bankruptcies of Korean companies, labor unrest and labor strikes resulting from a possible increase in unemployment, and political unrest. These events could have a material adverse effect on the Korean economy. Moreover, there can be no assurance that either the IMF Financial Aid Package or the Reform Policy will be successful. In addition, there can be no assurance that political pressure will not force the Korean government to retreat from some or all of its announced Reform Policy or that the Reform Policy will be implemented as currently contemplated.

     The Korean government has stated that as of December 31, 1997 the total amount of Korea's private and governmental external liabilities was $154.4 billion under IMF standards. As of December 31, 1997, the total amount of foreign currency reserves held by Korea was $20.4 billion, of which the usable portion (the total less amounts on deposit with overseas branches of Korean financial institutions and swap positions between the Korean central bank and other central banks) was $8.9 billion. Pursuant to an exchange offer concluded in March 1998, the Korean government received tenders from international creditor banks to extend the maturity of up to approximately $21.8 billion of short-term foreign currency debt incurred by Korean financial institutions. In addition, the Korean government announced in March 1998 that it intends to raise approximately $3 billion through an international offering of its debt securities. Korean financial institutions and the Korean corporate and public sectors continue to carry substantial amounts of debt denominated in currencies other than the won, including short-term debt, and there can be no assurance that there will be sufficient foreign currency reserves to repay this debt or that this debt can be extended or refinanced.

     Such recent and potential future developments relating to Korea, including the continued deterioration of the Korean economy, could have a material adverse effect on AICL's and the Company's business, financial condition and results of operations. See "-- Dependence on Relationship with AICL; Potential Conflicts of Interest," "Business -- Marketing and Sales" and "-- Facilities and Manufacturing" and Note 11 of Notes to Combined Financial Statements.

CUSTOMER CONCENTRATION; ABSENCE OF BACKLOG

     Due to the concentration of market share in the semiconductor industry, the Company has been largely dependent on a small group of customers for a substantial portion of its business. In 1995, 1996 and 1997, 34.1%, 39.2% and 40.1%, respectively, of the Company's net revenues were derived from sales to the Company's top five customers, with 13.3%, 23.5% and 23.4% of the Company's net revenues, respectively, derived from sales to Intel Corporation ("Intel"). The ability of the Company to maintain close, satisfactory relationships with such customers is important to the ongoing success and profitability of its business. The Company expects that it will continue to be dependent upon a relatively limited number of customers for a significant portion of its net revenues in future periods. None of the Company's customers is presently obligated to purchase any amount of packaging or test services or to provide the Company with binding forecasts of product purchases for any period. In addition, the Company's new wafer fabrication business will be significantly dependent upon TI. The reduction, delay, or cancellation of orders from one of the Company's significant customers, including Intel for packaging and test services or TI for wafer fabrication services, could materially and adversely affect the Company's business, financial condition and results of operations. Although the Company has received forecasts from TI which indicate that TI will meet its minimum purchase obligation during the second half of 1998, during the first quarter of 1998 TI's orders were below such minimum purchase commitment due to market conditions and issues encountered by TI in the transition of its products to .18 micron technology. There can be no assurance that such customers will not reduce, cancel or delay orders. See "-- Dependence on the Highly Cyclical Semiconductor and Personal Computer Industries" and "-- Risks Associated with New Wafer Fabrication Business."

     All of the Company's customers operate in the cyclical semiconductor business and may vary order levels significantly from period to period. In addition, there can be no assurance that such customers or any other customers will continue to place orders with the Company in the future at the same levels as in prior periods. From time to time, semiconductor companies have experienced reduced prices for some products, as well as delays or cancellations in orders. There can be no assurance that, should these circumstances occur in the future, they will not adversely affect the Company's business, financial condition and results of operations. The loss of one or more of the Company's customers, or reduced orders by any of its key customers, could adversely affect the Company's business, financial condition and results of operations. The Company's packaging and test business does not typically operate with any material backlog, and the Company expects that in the future the Company's packaging and test revenues in any quarter will continue to be substantially dependent upon orders received in that quarter. The Company's expense levels are based in part on its expectations of future revenues and the Company may be unable to adjust costs in a timely manner to compensate for any revenue shortfall. See "Business -- Marketing and Sales."

EXPANSION OF MANUFACTURING CAPACITY; PROFITABILITY AFFECTED BY CAPACITY UTILIZATION RATES

     The Company believes that its competitive position depends substantially on its ability to expand its manufacturing capacity. Accordingly, although the Company currently has available manufacturing capacity, the Company expects to continue to make significant investments to expand such capacity, particularly through the acquisition of capital equipment and the training of new personnel. There can be no assurance that the Company will be able to utilize such capacity or to continue to expand its manufacturing capacity in a timely manner, that the cost of such expansion will not exceed management's current estimates or that such capacity will not exceed the demand for the Company's services. In addition, expansion of the Company's manufacturing capacity will continue to significantly increase its fixed costs, and the Company expects to continue to incur substantial additional depreciation and other expenses in connection with the acquisition of new equipment and the construction of new facilities. Increases or decreases in capacity utilization rates can have a significant effect on gross margins since the unit cost of packaging and test services generally decreases as fixed charges are allocated over a larger number of units produced. Therefore, the Company's ability to maintain or enhance its gross margins will continue to be dependent, in part, on its ability to maintain high capacity utilization rates.

     Capacity utilization rates may be affected by a number of factors and circumstances, including overall industry conditions, operating efficiencies, the level of customer orders, mechanical failure, disruption of operations due to expansion of operations or relocation of equipment, fire or natural disasters, employee strikes or work stoppages or other circumstances. Although the Company has been able to maintain a high rate of capacity utilization in recent years as a result of its close association with its customers, its knowledge of the semiconductor market conditions, and its continued improvements in operating efficiencies and equipment maintenance, there can be no assurance that this high utilization rate will be sustained in the future. The Company's inability to generate the additional orders necessary to fully utilize its capacity would have a material adverse effect on the Company's business, financial condition and results of operations. For example, in 1996 the Company's capacity utilization rates were negatively affected by an unexpected downturn in the semiconductor industry. There can be no assurance that the Company's utilization rates will not be adversely affected by future declines in the semiconductor industry or for any other reason. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Manufacturing and Facilities."

LIQUIDITY AND FUTURE CAPITAL REQUIREMENTS

     The Company plans to continue to incur substantial costs to fund its equipment and facilities expansion plans and its packaging technology development. The Company believes that following the application of the net proceeds from the sale of the Common Stock and the Convertible Notes in the Offerings, its existing cash balances, cash flow from operations, available equipment lease financing, bank borrowings and financing obtained through AUSA, will be sufficient to meet its projected capital expenditures, working capital and other cash requirements for at least the next twelve months. There can be no assurance, however, that lower than expected revenues, increased expenses, increased costs associated with the purchase or maintenance of capital equipment, decisions to increase planned capacity or other events will not cause the Company to seek more capital, or capital sooner than currently expected. The timing and amount of the Company's actual capital requirements cannot be precisely determined and will depend on a number of factors, including demand for the Company's services, availability of capital equipment, fluctuations in foreign currency exchange rates, changes in semiconductor industry conditions and competitive factors. There can be no assurance that additional financing will be available when needed or, if available, will be available on satisfactory terms. Failure to obtain any such financing could have a material adverse effect on the Company. In addition, if the Company obtains such financing by selling equity securities of the Company, the Company's stockholders may experience significant dilution. See "-- Risks Associated with Leverage," "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RAPID TECHNOLOGICAL CHANGE; PRODUCT DEVELOPMENT

     The semiconductor packaging and test industry is characterized by rapid increases in the diversity and complexity of semiconductor packaging products. As a result, the Company expects that it will need to offer, on an ongoing basis, more advanced package designs in order to respond to competitive industry conditions and customer requirements. The requirement to develop and maintain advanced packaging capabilities and equipment could require significant research and development and capital expenditures in future years. In addition, advances in technology also typically lead to rapid and significant price erosion and decreased margins for older package types and may lead to products currently being offered by the Company becoming less competitive or inventories held by the Company becoming obsolete. The failure by the Company to achieve advances in package design or to obtain access to advanced package designs developed by others could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company's success is also dependent upon the ability of it and AICL to develop and implement new manufacturing process and package design technologies. Semiconductor package design and process methodologies have become increasingly subject to technological change, requiring large expenditures for research and development. Converting to new package designs or process methodologies could result in delays in producing new package types which could adversely affect the Company's ability to meet customer orders.

MANUFACTURING RISKS; PRODUCTION YIELDS

     The semiconductor packaging process is complex and involves a number of precise steps. Defective packaging can result from a number of factors, including the level of contaminants in the manufacturing environment, human error, equipment malfunction, use of defective raw materials, defective plating services and inadequate sample testing. From time to time, the Company expects to experience lower than anticipated production yields as a result of such factors, particularly in connection with any expansion of its capacity or change in its processing steps. In addition, the Company's yield on new products will be lower during the period necessary for the Company to develop the requisite expertise and experience in producing such products and using such processes. The failure of the Company or AICL to maintain high quality production standards or acceptable production yields, if significant and sustained, could result in loss of customers, delays in shipments, increased costs, cancellation of orders and product returns for rework, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Facilities and Manufacturing."

RISKS ASSOCIATED WITH NEW WAFER FABRICATION BUSINESS

     The Company recently began providing wafer fabrication services, with delivery of the first products from AICL's new foundry in January 1998. Neither the Company nor AICL has significant experience in providing wafer fabrication services, and there can be no assurance that the Company will not experience difficulties in marketing and selling these services or that AICL will not encounter operational difficulties such as lower than expected yields or longer than anticipated production ramp-up, unexpected costs and other problems in providing these services. If the Company or AICL encounters these or similar difficulties, the Company's and AICL's businesses, financial condition and results of operations could be materially adversely affected. In addition, TI has transferred certain of its CMOS processes to AICL and AICL is dependent upon TI's assistance for developing other state-of-the-art wafer manufacturing processes. If AICL's relationship with TI is disrupted for any reason, AICL's ability to produce wafers would be adversely affected, thus negatively impacting the Company's ability to fulfill its customers' orders for fabrication services, which could materially and adversely affect the Company's business, financial condition and results of operations. In addition, AICL's technology agreements with TI (the "TI Technology Agreements") only cover .25 micron and .18 micron CMOS technology and TI is not under any obligation to transfer any next-generation technology. If AICL is not able to obtain such technology on commercially reasonable terms or at all, the Company's ability to market AICL's wafer fabrication services could be materially and adversely affected which could have a material adverse effect on the Company's and AICL's business, results of operations and financial condition.

     The Company's right to the supply of wafers from AICL's foundry is subject to an agreement (the "TI Manufacturing and Purchasing Agreement") among AICL, the Company and TI, pursuant to which TI has agreed to purchase from the Company at least 40% of the capacity of this foundry and under certain circumstances has the right to purchase up to 70% of this capacity. As a result, the Company's wafer fabrication business will be significantly dependent upon TI, which may adversely affect the Company's ability to obtain additional customers. If the Company is unable to sell substantially all of the output of AICL's wafer foundry, its business, results of operations and financial condition could be materially and adversely affected. Although the Company has received forecasts from TI which indicate that TI will meet its minimum purchase obligation during the second half of 1998, during the first quarter of 1998 TI's orders were below such minimum purchase commitment due to market conditions and issues encountered by TI in the transition of its products to .18 micron technology. Accordingly, there can be no assurance that TI will place orders representing at least 40% of the capacity of this foundry during this period or in the future. A failure by TI to comply with its minimum purchase obligations or the cancellation of a significant wafer fabrication order by TI or any other customer could have a material adverse effect on AICL's and the Company's business, financial condition and results of operations. The TI Manufacturing and Purchasing Agreement terminates on December 31, 2007, unless terminated sooner. The TI Manufacturing and Purchasing Agreement may be terminated upon two years' prior notice by either AICL or TI if AICL and TI are unable to successfully negotiate prior to June 30, 2000 an amendment to the TI Technology Agreements or a new agreement with respect to AICL's use of TI's next-generation CMOS technology. During such two-year period, TI would be obligated to purchase a minimum of only 20% of the capacity of AICL's wafer fabrication facility. In addition, the TI Manufacturing and Purchasing Agreement may be terminated sooner upon, among other events, mutual written consent, material breach of the agreement by either party, the inability of either party to obtain any necessary government approvals, the failure of AICL to protect TI's intellectual property and a change of control, bankruptcy, liquidation or dissolution of AICL. See
"Business -- Competition."

DEPENDENCE ON RAW MATERIALS SUPPLIERS AND SUBCONTRACTORS

     The Company obtains the direct materials for the packaging and test services of its factories and for the packaging and test services provided by AICL to fill the Company's orders directly from vendors. To maintain competitive manufacturing operations, the Company must obtain from its vendors, in a timely manner, sufficient quantities of acceptable materials at expected prices. The Company sources most of its raw materials, including critical materials such as lead frames and laminate substrates, from a limited group of suppliers. The Company purchases all of its materials on a purchase order basis and has no long-term contracts with any of its suppliers. From time to time, vendors have extended lead times or limited the supply of required materials to the Company because of vendor capacity constraints and, consequently, the Company has experienced difficulty in obtaining acceptable raw materials on a timely basis. In addition, from time to time, the Company may reject materials that do not meet its specifications, resulting in declines in output or yield. There can be no assurance that the Company will be able to obtain sufficient quantities of raw materials and other supplies of an acceptable quality. The Company's business, financial condition and results of operations could be materially and adversely affected if its ability to obtain sufficient quantities of raw materials and other supplies in a timely manner were substantially diminished or if there were significant increases in the costs of raw materials that the Company could not pass on to its customers. See "Business -- Facilities and Manufacturing."

INABILITY TO OBTAIN PACKAGING AND TEST EQUIPMENT IN A TIMELY FASHION

     In connection with its future expansion plans, the Company and AICL expect to purchase a significant amount of new packaging and test equipment. From time to time, increased demand for some of this equipment causes lead times to extend beyond those normally met by the equipment vendors. The unavailability of such equipment or the failure of such equipment, or other equipment acquired by the Company or AICL, to operate in accordance with the Company's or AICL's specifications or requirements, or delays in the delivery of such equipment could delay implementation of the Company's or AICL's expansion plans and impair the ability of the Company to meet customer orders or otherwise have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's

Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Facilities and Manufacturing."

MANAGEMENT OF GROWTH

     The Company has experienced and may continue to experience growth in the scope and complexity of its operations and in the number of its employees. For example, the Company is expanding its scope of operations to include wafer fabrication services and is hiring new personnel in connection with such expansion. This growth is expected to continue to strain the Company's managerial, financial, manufacturing and other resources. In addition, although the Company believes its current controls are adequate, in order to manage its growth, the Company must continue to implement additional operating and financial controls and hire and train additional personnel. Although the Company has been successful in hiring and properly training sufficient numbers of qualified personnel and in effectively managing its growth in the past, there can be no assurance that the Company will be able to do so in the future, and its failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, any failure to improve the Company's operational, financial and management systems could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Risks Associated with New Wafer Fabrication Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Employees."

COMPETITION

     The independent semiconductor packaging and test industry is very competitive, being comprised of approximately 50 companies with about 15 of those companies having sales of $100 million per year or more. The Company faces substantial competition from established packaging companies primarily located in Asia, such as Advanced Semiconductor Engineering, Inc. (Taiwan), ASE Test Limited (Taiwan and Malaysia), ASAT, Ltd. (Hong Kong), Hana Microelectronics Public Co. Ltd. (Hong Kong and Thailand), Astra International (Indonesia), Carsem Bhd. (Malaysia), ChipPAC Incorporated (Korea), Siliconware Precision Industries Co., Ltd. (Taiwan), and Shinko Electric Industries Co., Ltd. (Japan). Each of these companies has significant manufacturing capacity, financial resources, research and development operations, marketing and other capabilities, and have been operating for some time. Such companies have also established relationships with many large semiconductor companies which are current or potential customers of the Company. The principal elements of competition in the independent semiconductor packaging market include time to market, breadth of package offering, technical competence, design services, quality, production yields, responsiveness and customer service and price. On a larger scale, the Company also competes with the internal manufacturing capabilities of many of its largest customers. There can be no assurance that the Company will be able to compete successfully in the future against existing or potential competitors or that the Company's operating results will not be adversely affected by increased price competition.

     The independent wafer fabrication business is also highly competitive. The Company expects its wafer fabrication services to compete primarily with independent wafer foundries such as Chartered Semiconductor Manufacturing Ltd., Taiwan Semiconductor Manufacturing Company Ltd. and United Microelectronics Corporation, as well as with integrated device manufacturers such as LG Semicon Co., Ltd., Hitachi, Ltd., Toshiba Corp. and Winbond Electronics Corporation, which provide foundry services for other semiconductor companies. Each of these companies has significant manufacturing capacity, financial resources, research and development operations, marketing and other capabilities and have been operating for some time. Many of these companies have also established relationships with many large semiconductor companies which are current or potential customers of the Company. The principal elements of competition in the wafer foundry market include technology, delivery cycle times, price, product performance, quality, production yield, responsiveness and flexibility, reliability and the ability to design and incorporate product improvements. There can be no assurance that the Company will be able to compete successfully in the future against such companies. See "Business -- Competition."

DEPENDENCE ON KEY PERSONNEL AND AVAILABILITY OF SKILLED WORKFORCE

     The Company's success depends to a significant extent upon the continued service of its key senior management and its technical personnel, each of whom would be difficult to replace. Competition for qualified employees is intense, and the loss of the services of any of its existing key personnel without adequate replacement, or the inability to attract, retain and motivate qualified new personnel could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, in connection with its expansion plans, the Company and AICL will be required to increase the number of qualified engineers and other employees at their respective facilities in the Philippines and Korea. Competition for such employees in the Philippines and Korea is intense and the inability to attract new qualified personnel or to retain such personnel could have a material adverse effect on the Company's results of operations and financial condition. See "Management."

ENVIRONMENTAL REGULATIONS

     The semiconductor packaging process involves a significant amount of chemicals and gases which are subject to extensive governmental regulations. For example, liquid waste is produced at the stage at which silicon wafers are diced into chips with the aid of diamond saws and cooled with running water. In addition, excess materials on leads and moldings are removed from packaged semiconductors in the trim and form process. The Company has installed equipment to collect certain solvents used in connection with its manufacturing process and has contracted with independent waste disposal companies to remove such hazardous material.

     Federal, state and local regulations in the United States, as well as environmental regulations in Korea and the Philippines, impose various controls on the storage, handling, discharge and disposal of chemicals used in the Company's and AICL's manufacturing process and on the facilities occupied by the Company and AICL. The Company believes that its activities, as well as those of AICL, conform to present environmental and land use regulations applicable to their respective operations and current facilities. Increasing public attention has, however, been focused on the environmental impact of semiconductor manufacturing operations and the risk to neighbors of chemical releases from such operations. There can be no assurance that applicable land use and environmental regulations will not in the future impose the need for additional capital equipment or other process requirements upon the Company or AICL or restrict the Company's or AICL's ability to expand their respective operations. The adoption of new ordinances or similar measures or any failure by the Company or AICL to comply with applicable environmental and land use regulations or to restrict the discharge of hazardous substances could subject the Company or AICL to future liability or cause their respective manufacturing operations to be curtailed or suspended.

INTELLECTUAL PROPERTY

     The Company currently holds 24 United States patents, five of which are jointly held with AICL, related to various IC packaging technologies, in addition to other pending patents. These patents will expire at various dates from 2012 through 2016. With respect to development work undertaken jointly with AICL, the Company and AICL share intellectual property rights under the terms of the Supply Agreements between the Company and AICL. Such Supply Agreements also provide for the cross-licensing of intellectual property rights between the Company and AICL. In addition, the Company enters into agreements with other developers of packaging technology to license or otherwise obtain certain process or package technologies.

     The Company expects to continue to file patent applications when appropriate to protect its proprietary technologies; however, the Company believes that its continued success depends primarily on factors such as the technological skills and innovation of its personnel rather than on its patents. The process of seeking patent protection can be expensive and time consuming. There can be no assurance that patents will be issued from pending or future applications or that, if patents are issued, they will not be challenged, invalidated or circumvented, or that rights granted thereunder will provide meaningful protection or other commercial advantage to the Company. Moreover, there can be no assurance that any patent rights will be upheld in the future or that the Company will be able to preserve any of its other intellectual property rights.

     Although the Company is not currently a party to any material litigation, the semiconductor industry is characterized by frequent claims regarding patent and other intellectual property rights. As is typical in the semiconductor industry, the Company may receive communications from third parties asserting patents on certain of the Company's technologies. In the event any third party were to make a valid claim against the Company or AICL, the Company or AICL could be required to discontinue the use of certain processes or cease the manufacture, use, import and sale of infringing products, to pay substantial damages and to develop non-infringing technologies or to acquire licenses to the alleged infringed technology. The Company's business, financial condition and results of operations could be materially and adversely affected by such developments. Litigation, which could result in substantial cost to and diversion of resources of the Company, may also be necessary to enforce patents or other intellectual property rights of the Company or to defend the Company against claimed infringement of the rights of others. The failure to obtain necessary licenses or the occurrence of litigation relating to patent infringement or other intellectual property matters could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, AICL has obtained intellectual property for wafer manufacturing primarily from TI. The licenses granted to AICL by TI under the TI Technology Agreements are very limited. Although TI has granted to AICL a license under TI's trade secret rights to use TI's technology in connection with AICL's provision of wafer fabrication services, TI has not granted AICL a license under its patents, copyrights and mask works to manufacture semiconductors for third parties. Although TI has agreed that TI will not assert a claim for patent, copyright or mask work right infringement against AICL or the Company in connection with AICL's manufacture of semiconductor products for third parties, TI has reserved the right to bring such infringement claims against AICL's or the Company's customers with respect to semiconductor products purchased from AICL or the Company. As a result, AICL's and the Company's customers could be subject to patent litigation by TI and others, and AICL and the Company could in turn be subject to litigation by such customers and others, in connection with the sale of wafers produced by AICL. Any such litigation could materially and adversely affect AICL's ability to continue to manufacture wafers and AICL's and the Company's business, financial condition and results of operations.

SUBORDINATION OF CONVERTIBLE NOTES

     The Convertible Notes will be unsecured and subordinated in right of payment in full to all existing and future Senior Debt (as defined) of the Company. As a result of such subordination, in the event of bankruptcy, liquidation or reorganization of the Company, or upon the acceleration of any Senior Debt, the assets of the Company will be available to pay obligations on the Convertible Notes only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Convertible Notes then outstanding. The Convertible Notes are also effectively subordinated to the liabilities, including trade payables, of the Company's subsidiaries. The Indenture relating to the Convertible Notes does not prohibit or limit the incurrence of additional indebtedness, including Senior Debt, by the Company or its subsidiaries. The incurrence of additional indebtedness by the Company or its subsidiaries could adversely affect the Company's ability to pay its obligations on the Convertible Notes. As of December 31, 1997 (after giving effect to the Reorganization), the Company had approximately $32 million of outstanding indebtedness that would have constituted Senior Debt, and the indebtedness and other liabilities of the Company's subsidiaries (excluding intercompany liabilities and obligations of a type not required to be reflected on the balance sheet of such subsidiaries in accordance with GAAP) that would effectively have been senior to the Convertible Notes were approximately $642 million. The incurrence of additional indebtedness by the Company or its subsidiaries could adversely affect the Company's ability to pay its obligations on the Convertible Notes. The Indenture relating to the Convertible Notes will not limit the amount of additional indebtedness, including Senior Debt, that the Company can create, incur, assume or guarantee, nor will the Indenture limit the amount of indebtedness and other liabilities that any subsidiary of the Company can create, incur, assume or guarantee. The Company anticipates that from time to time it will incur additional indebtedness and other liabilities, including Senior Debt, and that from time to time the Company's subsidiaries will incur additional indebtedness and other liabilities.

     The Convertible Notes are obligations exclusively of the Company. However, since the operations of the Company are primarily conducted through its subsidiaries, the cash flow and the consequent ability of the

Company to service its debt, including the Convertible Notes, are primarily dependent upon the earnings of its subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, the Company. The payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are dependent upon the earnings of those subsidiaries and are subject to various business considerations.

     The Indenture does not contain any financial performance covenants. Consequently, the Company is not required under the Indenture to meet any financial tests such as those that measure the Company's working capital, interest coverage, fixed charge coverage or net worth in order to maintain compliance with the terms of the Indenture. See "Description of Convertible Notes -- Subordination."

LIMITATIONS ON REPURCHASE OF CONVERTIBLE NOTES

     Upon a Designated Event, which includes a Change of Control and a Termination of Trading (each as defined), each holder of Convertible Notes will have certain rights, at the holder's option, to require the Company to repurchase all or a portion of such holder's Convertible Notes. If a Designated Event were to occur, there can be no assurance that the Company would have sufficient funds to pay the repurchase price for all Convertible Notes tendered by the holders thereof. In addition, the terms of the Company's existing or future credit or other agreements relating to indebtedness (including Senior
Debt) may prohibit the Company from purchasing any Convertible Notes and may also provide that a Designated Event, as well as certain other change-of-control events with respect to the Company, would constitute an event of default thereunder. In the event a Designated Event occurs at a time when the Company is prohibited from purchasing Convertible Notes, the Company could seek the consent of its lenders to the purchase of Convertible Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing Convertible Notes. In such case, the Company's failure to purchase tendered Convertible Notes would constitute an Event of Default under the Indenture, which may, in turn, constitute a further default under the terms of other indebtedness that the Company has entered into or may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Convertible Notes. See "Description of Convertible Notes -- Repurchase at Option of Holders Upon a Designated Event."

NO PRIOR MARKET; LIQUIDITY; STOCK PRICE VOLATILITY; DILUTION

     Prior to the Offerings, there has been no public market for the Common Stock or the Convertible Notes. Consequently, the initial public offering price will be determined by negotiations among the Company and the representatives of the Underwriters. Although the Underwriters have advised the Company that they currently intend to make a market in the Common Stock and Convertible Notes, they are not obligated to do so and may discontinue such market-making at any time without notice. There can be no assurance that an active public market for the Common Stock or the Convertible Notes will develop or be sustained after the Offerings or that the market price of the Common Stock or the Convertible Notes will not decline below the initial public offering price. The trading price of the Common Stock and Convertible Notes could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, announcements of technological innovations or new products by the Company or its competitors, general conditions in the semiconductor industry, changes in earnings estimates or recommendations by analysts, or other events or factors. In addition, the public stock markets have experienced extreme price and trading volume volatility in recent months. This volatility has significantly affected the market prices of securities of many high technology companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Common Stock and Convertible Notes. Moreover, purchasers of Common Stock in the Offerings will incur immediate, substantial book value dilution. See "Dilution" and "Underwriting."

BENEFITS OF THE OFFERINGS TO EXISTING STOCKHOLDERS; CONTINUED CONTROL BY EXISTING STOCKHOLDERS

     Immediately after the closing of the Offerings, based upon shares outstanding as of the date hereof, James Kim and members of his family will, in the aggregate, beneficially own 77,610,000 shares of Common Stock, which shares represent all of the outstanding Common Stock not offered hereby and approximately 68.9% of the total number of shares of Common Stock outstanding following the Offerings. The Offerings will create a public market for the resale of shares held by these existing stockholders. Such stockholders, acting together, will be able to effectively control substantially all matters requiring approval by the stockholders of the Company. Such matters could include the election of a majority of the members of the Board of Directors, proxy contests, mergers involving the Company, tender offers, open market purchase programs or other purchases of Common Stock that could give stockholders of the Company the opportunity to realize a premium over the then prevailing market price for their shares of Common Stock. In addition, such continued control could also have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price and may adversely affect the market price of the Common Stock. See "Principal and Selling Stockholders."

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     The Company's Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock $.001 par value ("Preferred Stock") and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. While the Company has no present intention to issue shares of Preferred Stock, such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of
Section 203 could have the effect of delaying or preventing a change of control of the Company. The Company's Certificate of Incorporation (the "Certificate of Incorporation") does not permit cumulative voting. This provision, and other provisions of the Certificate of Incorporation, the Company's bylaws (the "Bylaws") and Delaware corporate law, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of Common Stock in the public market after the Offerings could adversely affect the prevailing market price of the Common Stock. In addition to the 35,000,000 shares of Common Stock offered hereby (assuming no exercise of the Underwriters' over-allotment options), upon the
closing of the Offerings, there will be             shares issuable upon
conversion of the Convertible Notes, all of which shares will be freely tradeable. In addition, up to 7,000,000 shares of Common Stock may be borrowed from James Kim and his wife Agnes Kim ("Mr. and Mrs. Kim") and resold in the public market in connection with the Underwriters' market-making activities with respect to the Convertible Notes. Excluding the shares described above, there will be approximately 70,610,000 additional shares of Common Stock outstanding, all of which are "restricted" shares (the "Restricted Shares") under the Securities Act of 1933, as amended (the "Securities Act"). Beginning one year after the Reorganization, all such Restricted Shares will first become eligible for sale in the public market pursuant to Rule 144 promulgated under the Securities Act, subject to certain volume and other resale restrictions pursuant to Rule 144. See "Shares Eligible for Future Sale."

                                 REORGANIZATION

     In March 1970, Amkor Electronics, Inc. ("AEI") was incorporated in Pennsylvania to design semiconductor packages and provide semiconductor packaging services through a supply relationship with AICL. Since that time, Mr. James Kim (the founder of AEI) and members of his family have acquired a majority interest in a number of other companies which support or engage in various aspects of the semiconductor packaging and test business (the "Amkor Companies"). Prior to the reorganization described below, the Amkor Companies consisted of:

     - AEI and its subsidiaries Amkor Receivables Corp., which purchases the Company's accounts receivable under an accounts receivable financing arrangement, and Amkor Wafer Fabrication Services SARL, which provides various technical support for CIL's wafer fabrication services customers in Europe and Asia;

     - T.L. Limited ("TLL") and its subsidiary C.I.L. Limited ("CIL"), which markets the Company's services to semiconductor companies in Europe and Asia;

     - Amkor/Anam EuroServices S.A.R.L. ("AAES"), which provides various technical and support services for CIL's packaging and test customers;

     - Amkor/Anam Advanced Packaging, Inc. ("AAAP"), Amkor/Anam Pilipinas, Inc. ("AAP") and AAP's subsidiary Automated MicroElectronics Inc. ("AMI"), each of which provides manufacturing services; and

     - AK Industries, Inc. ("AKI") and its subsidiary, Amkor-Anam, Inc., which provides raw material purchasing and inventory management services.

     All of the Amkor Companies are substantially wholly owned beneficially by Mr. and Mrs. Kim or entities beneficially owned by members of Mr. James Kim's immediate family (the "Founding Stockholders"), except for 40% of AAP owned by AICL and one-third of AEI and all of AKI which are owned by certain trusts established for the benefit of other members of Mr. Kim's family (the "Kim Family Trusts"). The Company (Amkor Technology, Inc.) was formed in September 1997 to consolidate the ownership of the Amkor Companies. Prior to the reorganization described below, Amkor Technology, Inc. will conduct no business and hold no assets or liabilities.

     Prior to the Offerings, the following transactions will be effected to consolidate the operations of the Amkor Companies under the Company, (such transactions are referred to collectively as the "Reorganization"):

     - AEI will be merged into Amkor Technology, Inc.

     - Amkor International Holdings ("AIH"), a newly formed Cayman Islands holding company, will become a wholly-owned subsidiary of Amkor Technology, Inc. and will hold the following entities:
          - First Amkor Cayman Islands, Ltd., a newly formed Cayman Islands holding company, and its subsidiaries AAAP, AAP and AMI;
          - TLL and its subsidiary CIL; and
          - AAES.

     - In addition, the Company will acquire all of the stock of AKI from the Kim Family Trusts for $3 million.

     Except for the acquisition of AKI which will be accounted for as a purchase transaction, the accounting for the Reorganization will be similar to the accounting for a pooling of interests as it represents an exchange of equity interests among companies under common control. Following the Reorganization, all of the Amkor Companies will be wholly owned, directly or indirectly, by the Company (except for AAP, which will be 40% owned by AICL). An aggregate of 82,610,000 shares of Common Stock will be issued by the Company in connection with the Reorganization. The relative number of shares of Common Stock issued by the Company in connection with each of the transactions comprising the Reorganization is based upon relative amounts of stockholders' equity of each of the Amkor Companies as of December 31, 1997. Accordingly, the Company will issue an aggregate of 14,620,149 shares of Common Stock in connection with the merger of AEI into Amkor Technology, Inc., 9,746,766 of which shares will be received by Mr. and Mrs. Kim and 4,873,383 shares will be received by the Kim Family Trusts. In addition, the Company will issue an aggregate of 67,989,851 shares of Common Stock in exchange for all of the outstanding shares of AIH and its subsidiaries. Of such shares, 19,328,234 shares, 36,376,617 shares and 8,200,000 shares will be gifted to Mr. and Mrs. Kim, the Kim Family Trusts and other members of Mr. Kim's immediate family, respectively. Following the Reorganization, the Founding Stockholders and such other members of Mr. Kim's immediate family will beneficially own a majority of the outstanding shares of Common Stock. Following the Offerings, the Founding Stockholders, such other members of Mr. Kim's immediate family and the Kim Family Trusts will beneficially own 77,610,000 shares of Common Stock, representing approximately 68.9% of the outstanding shares of Common Stock. See "Certain Transactions" and "Principal and Selling Stockholders."

     The Company has entered into an agreement with AICL pursuant to which the Company will purchase, immediately following the Offerings, AICL's 40% interest in AAP for approximately $34 million. See "Use of Proceeds."

     The Offerings are conditioned upon, among other things, the consummation of the Reorganization.

TERMINATION OF S CORPORATION STATUS AND DISTRIBUTIONS

     Prior to the consummation of the Reorganization, AEI had elected to be treated for U.S. federal and certain state tax purposes as an S Corporation under the Internal Revenue Code of 1986 and comparable state tax laws. As a result, AEI did not recognize federal corporate income taxes. Instead, up until the termination of AEI's S Corporation status (the "Termination Date"), Mr. and Mrs. Kim and the Kim Family Trusts have been obligated to pay U.S. federal and certain state income taxes on their allocable portion of the income of AEI. The Company, Mr. and Mrs. Kim and the Kim Family Trusts will enter into tax indemnification agreements providing that the Company will be indemnified by such stockholders, with respect to their proportionate share of any U.S. federal or state corporate income taxes attributable to the failure of AEI to qualify as an S Corporation for any period or in any jurisdiction for which S Corporation status was claimed through the Termination Date. The tax indemnification agreements will also provide that the Company will indemnify Mr. and Mrs. Kim and the Kim Family Trusts if such stockholders are required to pay additional taxes or other amounts attributable to taxable years on or before the Termination Date as to which AEI filed or files tax returns claiming status as an S Corporation. AEI has made various distributions to such stockholders which have enabled them to pay their income taxes on their allocable portions of the income of AEI. Such distributions totaled approximately $19.8 million, $13.0 million and $5.0 million in 1995, 1996 and 1997, respectively. The Company expects to make additional distributions to such stockholders prior to the consummation of the Reorganization, which distributions will represent AEI's cumulative net income in all periods prior to the Termination Date less the aggregate amount of distributions previously made to such stockholders. These final distributions are intended to provide such stockholders with the balance of AEI's net income for which they have already recognized income taxes. Through December 31, 1997, the amount of such undistributed net earnings was $27.7 million. See Notes 1, 10 and 17 of Notes to Combined Financial Statements.

                  RELATIONSHIP WITH ANAM INDUSTRIAL CO., LTD.

     AICL is a Korean company engaged primarily in providing semiconductor packaging and test services to the Company, which in turn sells such services to its customers. AICL also currently markets its services directly in Korea. In addition, AICL manufactures and sells electric wiring devices and watches. AICL operates four semiconductor packaging and test facilities in Korea, and has recently qualified a new deep submicron CMOS wafer foundry in Korea which is currently capable of producing 15,000 8" wafers per month. In March 1998, AICL changed its name to Anam Semiconductor, Inc.

     AICL was founded in 1956 by Mr. H. S. Kim, who currently serves as the honorary Chairman and a Representative Director of AICL. AICL is a member of the Anam Group, consisting principally of companies in Korea in the electronics industries. The businesses of AICL and the other companies in the Anam Group are influenced to a significant degree by the family of H. S. Kim, which, together with the Company, collectively owned approximately 40.7% of the outstanding common stock of AICL as of December 31, 1997. A significant portion of the shares owned by the Kim family are leveraged and as a result of this, or for other reasons, the family's ownership could be substantially reduced. James Kim, the founder of the Company and currently its Chairman and Chief Executive Officer, is the eldest son of H. S. Kim. Since January 1992, in addition to his other responsibilities, James Kim has been serving as acting Chairman of the Anam Group and a director of AICL. Mr. In-Kil Hwang, the President and a Representative Director of AICL, is the brother-in-law of James Kim. In addition, four other members of Mr. Kim's family are on the 13 member Board of Directors of AICL. After the Offerings, James Kim and members of his family will beneficially own approximately 68.9% of the outstanding Common Stock of the Company, and Mr. Kim and other members of his family will continue to exercise significant control over the Company. See "Risk Factors -- Benefits of the Offerings to Existing Stockholders; Continued Control by Existing Stockholders" and "Principal and Selling Stockholders."

     The businesses of the Company and AICL have been interdependent for many years. In 1996 and 1997, approximately 72% and 68%, respectively, of the Company's revenues were derived from sales of services performed for the Company by AICL. In addition, substantially all of the revenues of AICL in 1996 and 1997 were derived from services sold by the Company. The Company expects the proportion of its revenues derived from sales of services performed for the Company by AICL and the proportion of AICL's revenues from services sold by the Company to increase as the Company begins selling the wafer fabrication output of AICL's new wafer foundry and with the Company's assumption from AICL in January 1998 of substantially all of the marketing rights for the Japanese market. In the event the ability of AICL to supply the Company were disrupted for any reason, the Company's facilities in the Philippines would be able to fill only a small portion of the resulting shortfall in capacity. In addition, there are currently no significant third party suppliers of packaging and test services from which the Company could fill its orders. As a result, the Company's business, financial condition and operating results will continue to be significantly dependent on the ability of AICL to effectively provide contracted services on a cost-efficient and timely basis. The Company expects that the businesses of the Company and AICL will continue to remain highly interdependent by virtue of their supply relationship, family ties between their respective shareholders and management, financial relationships, coordination of product and operation plans, joint research and development activities and shared intellectual property rights. The termination of the Company's relationship with AICL for any reason, or any material adverse change in AICL's business resulting from underutilization of its capacity, the level of its debt and its guarantees of affiliate debt, labor disruptions, fluctuations in foreign exchange rates, changes in governmental policies, economic or political conditions in Korea or any other change, could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company has recently entered into the Supply Agreements with AICL. Under the Supply Agreements, AICL has granted to the Company a first right to substantially all of the packaging and test services of AICL and the exclusive right to all of the wafer output of its new wafer foundry. The Company expects to continue to purchase substantially all of AICL's packaging and test services, and to purchase all of AICL's wafer output, under the Supply Agreements. Under the Supply Agreements, pricing arrangements relating to packaging and test services provided by AICL to the Company are subject to quarterly review and adjustment, and such arrangements relating to the wafer output provided by AICL to the Company are subject to annual review and adjustment, in each case on the basis of factors such as changes in the semiconductor market, forecasted demand, product mix and capacity utilization and fluctuations in exchange rates, as well as the mutual long-term strategic interests of the Company and AICL. There can be no assurance that any new pricing arrangements resulting from such review and adjustment will be favorable to the Company. Pursuant to long-standing arrangements between AICL and the Company's operating subsidiaries, sales from AICL to the Company will continue to be made through AUSA, a wholly-owned financing subsidiary of AICL. Under the Supply Agreements, the Company will continue to reimburse AUSA for the financing costs incurred by it in connection with trade financing provided to the Company. The Supply Agreements also provide that Amkor-Anam, Inc., a subsidiary of the Company, will continue to provide raw material procurement and related services to AICL on a fee basis. The Supply Agreements have a five-year term, and may be terminated by any party thereto upon five years' written notice at any time after the expiration of such initial five-year term. There can be no assurance that AICL will not terminate either Supply Agreement upon the expiration of such initial term or that if it does terminate a Supply Agreement, that the Company will be able to obtain a new agreement with AICL on terms that are favorable to the Company or at all.

     AICL's ability to continue to provide services to the Company will depend on AICL's financial condition and performance. AICL currently has a significant amount of debt relative to its equity, which debt the Company expects will continue to increase in the foreseeable future. The Company is advised that AICL, as a public company in Korea, has published its most recent consolidated financial statements as of and for the year ended December 31, 1996, and that AICL has prepared preliminary consolidated financial statements as of and for the year ended December 31, 1997. These consolidated financial statements are prepared on the basis of Korean GAAP, which differs significantly from U.S. GAAP. U.S. GAAP financial statements are not available.

     The following is a summary of 1996 and 1997 consolidated financial information pertaining to AICL prepared in accordance with Korean GAAP which differs from U.S. GAAP. See Note 6 of Notes to Combined Financial Statements.

                                                             1996             1997
                                                          -----------    --------------
                                                                  (IN MILLIONS)
SUMMARY INCOME STATEMENT DATA:
  Sales.................................................   W1,338,718      W1,786,457
  Gross profit..........................................      242,601         279,186
  Operating income......................................      164,846         176,028
  Net foreign exchange loss.............................       29,372         216,697
  Net loss..............................................       (9,385)       (305,414)
SUMMARY BALANCE SHEET DATA:
  Cash and bank deposits................................   W  324,139      W  215,024
  Accounts and notes receivable, net....................      368,975         393,261
  Inventory.............................................      214,494         260,302
  Other current assets..................................      145,301         490,544
                                                          -----------     -----------
     Total current assets...............................    1,052,909       1,359,131
                                                          -----------     -----------
  Property, plant and equipment, net....................      994,931       2,159,466
  Investments...........................................       83,715         122,366
  Other long-term assets................................       93,733         295,554
                                                          -----------     -----------
     Total long-term assets.............................    1,172,379       2,577,386
                                                          -----------     -----------
          Total assets..................................   W2,225,288      W3,936,517
                                                          ===========     ===========
  Short-term borrowings.................................      935,463       1,591,280
  Current maturities of long-term debt..................       85,252         120,913
  Other current liabilities.............................      305,931         412,289
                                                          -----------     -----------
     Total current liabilities..........................    1,326,646       2,124,482
                                                          -----------     -----------
  Long-term debt, net of current maturities.............      475,045         736,784
  Long-term capital lease obligations...................      106,068         861,813
  Other long-term liabilities and minority interest.....       89,272         138,305
                                                          -----------     -----------
          Total long-term liabilities...................      670,385       1,736,902
                                                          -----------     -----------
          Total liabilities.............................    1,997,031       3,861,384
                                                          -----------     -----------
  Stockholders' equity..................................      228,257          75,133
                                                          -----------     -----------
          Total liabilities and stockholders' equity....   W2,225,288      W3,936,517
                                                          ===========     ===========

     A significant amount of the current and long-term liabilities of AICL are denominated in U.S. dollars and other foreign currencies. At December 31, 1997, the amount of U.S. dollar and other foreign currency denominated short-term borrowings, current maturities of long-term debt, long-term debt (net of current maturities) and long-term capital lease obligations were W1,092 billion, W59 billion, W159 billion and W834 billion, respectively. Due in part to the significant depreciation of the won (for example, from a Market Average Exchange Rate of W884 to $1.00 on December 31, 1996 to W1,415 to $1.00 on December 31, 1997 and W1,415 to $1.00 on March 24, 1998) resulting from the recent economic crisis in Korea, AICL's liabilities in won terms and its leverage calculated in won have significantly increased in 1997. The effect of this depreciation on AICL, however, has been mitigated by the fact that substantial amounts of AICL's revenues are denominated in U.S. dollars. The increase in AICL's liabilities was also attributable in part to additional financing obtained in connection with the constitution of its new wafer foundry. See "-- Risks Associated with New Wafer Fabrication Business" and Note 6 of Notes to Combined Financial Statements.

     The recent economic crisis in Korea has also led to sharply higher domestic interest rates in Korea and reduced opportunities for refinancing or refunding maturing debts as financial institutions in Korea, which are experiencing financial difficulties, are increasingly looking to limit their lending, particularly to highly leveraged companies, and to increase their reserves and provisions for non-performing assets. These developments will result in higher interest rates on loans to AICL and have otherwise made it more difficult for AICL to obtain new financing. Therefore, there can be no assurance that AICL will be able to refinance its existing loans or obtain new loans, or continue to make required interest and principal payments on such loans or otherwise comply with the terms of its loan agreements. Any inability of AICL to obtain financing or generate cash flow from operations sufficient to fund its capital expenditure, debt service and repayment and other working capital and liquidity requirements could have a material adverse effect on AICL's ability to continue to provide services and otherwise fulfill its obligations to the Company. See "Risk Factors -- Risks Associated With Leverage" and " -- Dependence On International Operations and Sales; Concentration of Operations in the Philippines and Korea."

     As of December 31, 1997, AICL and its consolidated subsidiaries were contingently liable under guarantees in respect of debt of AICL's non-consolidated subsidiaries and affiliates in the Anam Group in the aggregate amount of approximately W857 billion. As of such date, AICL had provided guarantees for all of AUSA's debt of $319 million, the Non-Compliant Loans of $176 million and the Company's obligations under a receivables sales arrangement. The Company has met a significant portion of its financing needs through financing arrangements obtained by AUSA for the benefit of the Company, based on guarantees provided by AICL. There can be no assurance that AUSA will be able to obtain additional guarantees, if necessary, from AICL. Further, a deterioration in AICL's financial condition could trigger defaults under AICL's guarantees, causing acceleration of such loans. In addition, as an overseas subsidiary of AICL, AUSA was formed with the approval of the Bank of Korea. If the Bank of Korea were to withdraw such approval, or if AUSA otherwise ceased operations for any reason, the Company and AICL would be required to meet their financing needs through alternative arrangements. Although the Company believes that after the Offerings alternative financing arrangements will be available, there can be no assurance that the Company or AICL will be able to obtain alternative financing on acceptable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and Note 11 of Notes to Combined Fianacial Statements. In addition, if any relevant subsidiaries or affiliates of AICL, certain of which may have greater exposure to domestic Korean economic conditions than AICL, were to fail to make interest or principal payments or otherwise default under their debt obligations guaranteed by AICL, AICL could be required under its guarantees to repay such debt, which event could have a material adverse effect on its financial condition and results of operations.

     Historically, AICL has undertaken capacity expansion programs and other capital expenditures primarily on the basis of forecasts of the Company and business plans prepared jointly with the Company. The Supply Agreements generally provide for continued capital investment by AICL based on the Company's forecasts and operational plans prepared jointly by the Company and AICL reflecting such forecasts. However, as a result of the recent deterioration of the Korean economy, there can be no assurance that AICL will be able to fund future capacity expansions and other capital investments required to supply the Company with necessary packaging and test services and wafer output on a timely and cost-efficient basis.

     The Company and AICL have historically cooperated on the development of new package designs and packaging and testing processes and technologies. The Supply Agreements generally provide for continued cooperation between the Company and AICL in research and development, as well as the cross-licensing of intellectual property rights between the Company and AICL. If the Company's relationship with AICL were terminated for any reason, the Company's research and development capabilities and intellectual property position could be materially and adversely affected.

     After the Offerings, the Company will continue to be controlled to a significant degree by James Kim and members of his family, and Mr. Kim and other members of his family will continue to exercise significant influence over the management of AICL and its affiliates. In addition, the Company and AICL will continue to have certain contractual and other business relationships, including under the Supply Agreements, and may engage in transactions from time to time that are material to the Company. Although any such material agreements and transactions would require approval of the Company's Board of Directors, such transactions generally will not require approval of the disinterested members of the Board of Directors and conflicts of interest may arise in certain circumstances. There can be no assurance that such conflicts will not from time to time be resolved against the interests of the Company. The Company currently has four directors, two of whom are disinterested. Under Delaware corporate law, each director owes a duty of loyalty and care to the Company, which if breached can result in personal liability for the directors. In addition, the Company may agree to certain changes in its contractual and other business relationships with AICL, including pricing, manufacturing allocation, capacity utilization and capacity expansion, among others, which in the judgment of the Company's management will result in reduced short-term profitability for the Company in favor of potential long-term benefits to the Company and AICL. There can be no assurance that the Company's business, financial condition or results of operations will not be adversely affected by any such decision.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 30,000,000 shares of Common Stock and the $150,000,000 principal amount of the Convertible Notes offered by the Company hereby are estimated to be approximately $449,950,000 (approximately $525,452,500 if the Underwriters' over-allotment options are exercised in full), assuming an initial public offering price of $11.00 per share of Common Stock and after deducting the estimated underwriting discounts and estimated offering expenses. The Company will not receive any proceeds from the sale of the shares of Common Stock offered hereby by the Selling Stockholders.

     Approximately $154 million of the net proceeds to the Company from the Offerings will be used to repay the Non-Compliant Loans, which, following planned repayments of portions thereof prior to the Offerings, will have outstanding balances of $43 million, $50 million and $61 million. These loans are due May 1998, October 2000 and April 2001, respectively, and accrue interest annually at rates equal to 7.16%, 6.78% and 6.68%, respectively, at December 31, 1997, which rates represent LIBOR plus a spread. The $43 million loan was incurred in August 1997 in order to redeem $40 million of Floating Rate Notes issued by AAP and to repay certain short-term debt. The Company is not in compliance with certain covenants under the above-described loans and, as a result, the Company's obligation to repay these loans may be accelerated by the lenders at any time. These loan covenants include restrictions on the ability of one of the Company's subsidiaries to enter into transactions with affiliates, requirements that the subsidiary maintain certain debt-to-equity ratios and requirements that the subsidiary comply with certain notice requirements. As a result of such non-compliance, these loans have been classified as current liabilities in the Company's financial statements included herein, and the report of the Company's independent public accountants with respect to such financial statements contains a paragraph stating that there is substantial doubt as to the ability of the Company to continue as a going concern. Repayment of such loans from the proceeds of the Offerings will eliminate these events of non-compliance.

     Approximately $63 million of the net proceeds to the Company from the Offerings will be used to repay numerous short-term bank loans incurred primarily to finance capital expenditures for the Company's P1 factory in the Philippines and for working capital. All of these loans are due within 12 months of December 31, 1997 and bear interest at rates ranging from 8.0% to 12.2%. In addition, approximately $8 million of the net proceeds will be used to repay two term loans of approximately $3 million and $5 million. These loans are due September 1999 and January 2001, respectively, and accrue interest annually at rates equal to 9.09% and 11.88%, respectively, at December 31, 1997, which rates represent LIBOR plus a spread.

     An additional approximately $34 million of the net proceeds to the Company will be used to purchase AICL's 40% interest in AAP. Approximately $106 million of the net proceeds will be used to repay all of the amounts that will remain due to AUSA following planned repayments of portions thereof prior to the Offerings. The remaining $85 million of such net proceeds ($160 million if the Underwriters' over-allotment options are exercised in full) will be used for capital expenditures and working capital. Pending such uses, the net proceeds to the Company of the Offerings will be invested in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

     The Company currently anticipates that, following the completion of the Offerings, all future earnings will be retained for use in the Company's business and that the Company will not pay any cash dividends on its Common Stock in the foreseeable future. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements, the general financial condition of the Company and general business conditions. As an S Corporation, AEI made substantial cash distributions to its stockholders to pay income taxes on their allocable portions of AEI's net income. The Company plans to make additional distributions to such stockholders prior to the Termination Date. See "Reorganization."

                                 CAPITALIZATION

     The following table sets forth as of December 31, 1997 (i) the actual capitalization of the Company derived from the Combined Financial Statements after giving effect to the Reorganization, (ii) the pro forma capitalization of the Company reflecting the termination of AEI's S Corporation status which will occur in connection with the Reorganization, and (iii) the pro forma capitalization of the Company as adjusted principally to reflect the sale by the Company, pursuant to the Offerings, of 30,000,000 shares of Common Stock at an assumed initial public offering price of $11.00 per share and $150.0 million of the Convertible Notes, and the receipt and application by the Company of the estimated net proceeds to it therefrom (after deducting the estimated underwriting discounts and estimated offering expenses), as well as planned debt repayments by the Company after December 31, 1997 and prior to the Offerings. The capitalization information set forth in the table below is qualified by the more detailed Combined Financial Statements and Notes thereto included elsewhere in this Prospectus and should be read in conjunction with such Combined Financial Statements and the Notes thereto.

                                                            DECEMBER 31, 1997
                                                ------------------------------------------
                                                                              PRO FORMA
                                                 ACTUAL     PRO FORMA(1)    AS ADJUSTED(2)
                                                --------    ------------    --------------
                                                              (IN THOUSANDS)
Short term borrowings and current portion of
  long-term debt..............................  $325,968      $325,968         $ 53,668
Long-term debt:
     % Convertible Subordinated Notes due
     2003.....................................        --            --          150,000
  Due to AUSA (non-current)(3)................   149,776       149,776               --
  Other long-term debt........................    38,283        38,283           35,283
                                                --------      --------         --------
     Total long-term debt.....................   188,059       188,059          185,283
                                                --------      --------         --------
Stockholders' equity:
  Common Stock, $.001 par value; 500,000,000
     shares authorized; 82,610,000 shares
     issued and outstanding, actual and pro
     forma; 112,610,000 shares issued and
     outstanding, pro forma as adjusted(4)....        46            46               76
  Additional paid-in capital..................    20,871        20,871          327,604
  Retained earnings...........................    70,621        40,821           40,821
  Cumulative translation adjustment...........      (663)         (663)            (663)
                                                --------      --------         --------
     Total stockholders' equity...............    90,875        61,075          367,838
                                                --------      --------         --------
          Total capitalization................  $278,934      $249,134         $553,121
                                                ========      ========         ========

---------------
(1) Pro forma balance sheet data reflects (i) the termination of AEI's S Corporation status which resulted in the recording of a deferred tax liability of $2.1 million and (ii) a distribution by the Company of undistributed earnings of AEI through December 31, 1997 of $27.7 million to stockholders of AEI prior to the Reorganization. The amount actually distributed by the Company to such stockholders of AEI will increase to reflect any undistributed net income earned by AEI following December 31, 1997 and prior to the Reorganization. See "Reorganization -- Termination of S Corporation Status and Distributions" and Notes 1, 16 and 17 of Notes to Combined Financial Statements.

(2) As adjusted to give effect to the application of the estimated net proceeds to the Company of the Offerings based on an assumed initial public offering price of $11.00 per share of Common Stock, including the purchase from AICL of its 40% interest in AAP for approximately $34 million and the related elimination of minority interest and recording of goodwill. The acquisition of the minority interest will result in additional amortization of approximately $2.5 million per year. Also reflects repayments made after December 31, 1997 and prior to the Offerings of $50.3 million of short-term borrowings and current portion of long-term debt and $30 million of amounts due to AUSA (non-current), as well as the assumption by an affiliate of the Company of $13.9 million of amounts due to AUSA (non-current) in

    February 1998. See "Reorganization," "Use of Proceeds" and Notes 1, 6 and 16 of Notes to Combined Financial Statements.

(3) See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

(4) Excludes 2,730,000 shares of Common Stock issuable upon exercise of options to be granted immediately prior to the Offerings under the Company's 1998 Stock Plan and 1998 Director Option Plan. Also excludes an aggregate of shares reserved for issuance upon conversion of the Convertible Notes and an additional 3,570,000 shares reserved for issuance under the Company's 1998 Stock Plan, 1998 Director Option Plan and 1998 Employee Stock Purchase Plan. See "Management" and "Description of Capital Stock" and Notes 1 and 16 of Notes to Combined Financial Statements.

                                    DILUTION

     The pro forma net tangible book value of the Company as of December 31, 1997 was approximately $58 million or $.71 per share of Common Stock, after giving effect to the distribution of accumulated previously taxed earnings of $27.7 million, the recording of deferred tax liabilities of $2.1 million and the Reorganization. Pro forma net tangible book value per share represents the Company's total pro forma tangible assets less total liabilities as reflected in the Combined Financial Statements, divided by the number of outstanding shares of Common Stock. After giving effect to the sale by the Company of 30,000,000 shares of Common Stock and $150.0 million of Convertible Notes offered hereby (assuming no exercise of the Underwriters' over-allotment options) at an assumed initial public offering price of $11.00 per share of Common Stock and the use by the Company of the estimated net proceeds therefrom (after deducting the estimated underwriting discounts and offering expenses payable by the Company), as described in "Use of Proceeds," the Company's net tangible book value at December 31, 1997 would have been $341 million or $3.03 per share of Common Stock. This represents an immediate increase in net tangible book value of $2.32 per share to existing stockholders and an immediate dilution in net tangible book value of $7.97 per share to new public stockholders. The following table illustrates this per share dilution:

Assumed initial public offering price per share........              $  11.00
                                                                     --------
     Net tangible book value per share before the
       Offerings.......................................  $    .71
                                                         --------
     Increase in net tangible book value per share
       attributable to new public stockholders.........      2.32
                                                         --------
Net tangible book value per share after the
  Offerings............................................                  3.03
                                                                     --------
Dilution per share to new public stockholders..........              $   7.97
                                                                     ========

     The following table summarizes, as of December 31, 1997 (after giving effect to the Reorganization), the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by new public stockholders purchasing shares in the Offerings (at an assumed initial public offering price of $11.00 per share and before deducting the estimated underwriting discounts and offering expenses payable by the Company).

                                      SHARES PURCHASED         TOTAL CONSIDERATION         AVERAGE
                                   ----------------------    -----------------------        PRICE
                                     NUMBER       PERCENT       AMOUNT       PERCENT      PER SHARE
                                   -----------    -------    ------------    -------    -------------
Existing stockholders(1).........   82,610,000      73.4%    $ 20,917,000       6.0%      $    .25
New public stockholders(1).......   30,000,000      26.6      330,000,000      94.0       $  11.00
                                   -----------     -----     ------------     -----
          Total..................  112,610,000     100.0%    $350,917,000     100.0%
                                   ===========     =====     ============     =====

---------------

(1) Sales by the Selling Stockholders will reduce the number of shares of Common Stock held by existing stockholders to 77,610,000 shares or 68.9% of the total number of shares of Common Stock outstanding after the Offerings (65.8% assuming the Underwriters' over-allotment options are exercised in full), and will increase the number of shares of Common Stock held by new public stockholders to 35,000,000 shares or 31.1% of the total number of shares of Common Stock outstanding after the Offerings (40,250,000 shares or 34.2% assuming the Underwriters' over-allotment options are exercised in full). See "Principal and Selling Stockholders."

                        SELECTED COMBINED FINANCIAL DATA

     The selected combined financial data presented below for, and as of the end of, each of the years in the five-year period ended December 31, 1997 are derived from the combined financial statements of Amkor. The combined financial statements as of December 31, 1995, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 have been audited by Arthur Andersen LLP, independent public accountants, and their report thereon, together with such combined financial statements, are included elsewhere in this Prospectus. Reference is made to said report which includes an explanatory paragraph with respect to the ability of the Company to continue as a going concern as discussed in Note 1 of the Notes to the Combined Financial Statements. Reference is made to said reports which include an explanatory paragraph with respect to the ability of the Company to continue as a going concern as discussed in Note 1 of Notes to the Combined Financial Statements. The selected combined financial data presented below as of and for the year ended December 31, 1994 are derived from audited financial statements which are not presented herein. The selected combined financial data presented below as of and for the year ended December 31, 1993 are derived from unaudited combined financial statements. In the opinion of management, the unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements and contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's results of operations for such period and financial condition at such date. The selected combined financial data set forth below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements and Notes thereto.

                                                                                 YEAR ENDED DECEMBER 31,
                                                              -------------------------------------------------------------
                                                                1993        1994        1995         1996          1997
                                                              ---------   ---------   ---------   -----------   -----------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
INCOME STATEMENT DATA:
  Net revenues..............................................  $ 442,101   $ 572,918   $ 932,382   $ 1,171,001   $ 1,455,761
  Cost of revenues..........................................    371,323     514,648     783,335     1,022,078     1,242,669
                                                              ---------   ---------   ---------   -----------   -----------
         Gross profit.......................................     70,778      58,270     149,047       148,923       213,092
                                                              ---------   ---------   ---------   -----------   -----------
  Operating expenses:
    Selling, general and administrative.....................     42,649      41,337      55,459        66,625       103,726
    Research and development................................      1,755       3,090       8,733        10,930         8,525
                                                              ---------   ---------   ---------   -----------   -----------
         Total operating expenses...........................     44,404      44,427      64,192        77,555       112,251
                                                              ---------   ---------   ---------   -----------   -----------
  Operating income..........................................     26,374      13,843      84,855        71,368       100,841
                                                              ---------   ---------   ---------   -----------   -----------
  Other (income) expense:
    Interest expense, net...................................      5,116       5,752       9,797        22,245        32,241
    Foreign currency (gain) loss............................      2,809      (4,865)      1,512         2,961          (835)
    Other (income) expense, net.............................     (1,725)       (877)      6,523         3,150         8,429
                                                              ---------   ---------   ---------   -----------   -----------
         Total other expense................................      6,200          10      17,832        28,356        39,835
                                                              ---------   ---------   ---------   -----------   -----------
  Income before income taxes, equity in income (loss) of
    AICL and minority interest..............................     20,174      13,833      67,023        43,012        61,006
  Provision for income taxes................................      2,445       2,977       6,384         7,876         7,078
  Equity in income (loss) of AICL...........................      1,776       1,762       2,808        (1,266)      (17,291)
  Minority interest.........................................      2,269       1,044       1,515           948        (6,644)
                                                              ---------   ---------   ---------   -----------   -----------
  Net income................................................  $  17,236   $  11,574   $  61,932   $    32,922   $    43,281
                                                              =========   =========   =========   ===========   ===========
PRO FORMA DATA (UNAUDITED):
  Historical income before income taxes, equity in income
    (loss) of AICL and minority interest....................  $  20,174   $  13,833   $  67,023   $    43,012   $    61,006
  Pro forma provision for income taxes(1)...................      5,345       3,177      16,784        10,776        10,691
                                                              ---------   ---------   ---------   -----------   -----------
  Pro forma income before equity in income (loss) of AICL
    and minority interest(1)................................     14,829      10,656      50,239        32,236        50,315
  Historical equity in income (loss) of AICL................      1,776       1,762       2,808        (1,266)      (17,291)
  Historical minority interest..............................      2,269       1,044       1,515           948        (6,644)
                                                              ---------   ---------   ---------   -----------   -----------
  Pro forma net income (1)..................................  $  14,336   $  11,374   $  51,532   $    30,022   $    39,668
                                                              =========   =========   =========   ===========   ===========
  Basic and diluted pro forma net income per common
    share(1)................................................  $     .17   $     .14   $     .62   $       .36   $       .48
                                                              =========   =========   =========   ===========   ===========
  Shares used in computing pro forma net income per common
    share...................................................     82,610      82,610      82,610        82,610        82,610
                                                              =========   =========   =========   ===========   ===========
OTHER DATA:
  EBITDA(2).................................................  $  37,437   $  34,197   $ 103,434   $   123,082   $   175,111
                                                              =========   =========   =========   ===========   ===========
  Ratio of earnings to fixed charges(3):
    Actual..................................................       3.7x        2.0x        4.6x          2.4x          2.5x
    Supplemental pro forma..................................                                                           3.1x

---------------
(1) Prior to the Reorganization, AEI, a predecessor of the Company, elected to be taxed as an S Corporation under the Internal Revenue Code of 1986 and comparable state tax laws. Accordingly, AEI did not recognize any provision for federal income tax expense during the periods presented. The pro forma provision for income taxes reflects the additional U.S. federal income taxes which would have been recorded if AEI had not been an S Corporation during these periods. See "Reorganization" and Note 1 of Notes to Combined Financial Statements.

(2) EBITDA is defined as earnings before interest income, interest expense, taxes on income, depreciation and amortization. EBITDA is presented here to provide additional information about the Company's ability to meet its future debt service, capital expenditure, and working capital requirements and should not be construed as a substitute for or a better indicator of results of operations or liquidity than net income or cash flow from operating activities computed in accordance with generally accepted accounting principles.

(3) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes less undistributed earnings in less than 50%-owned subsidiaries, plus fixed charges. Fixed charges consist of interest expense incurred and one-third of rental expense which amount is deemed by the Company to be representative of the interest factor of rental payments under operating leases. The supplemental pro forma ratio of earnings to fixed charges reflects the effect on the ratio of earnings to fixed charges if the Offerings had been completed and the estimated net proceeds to the Company applied as described in "Use of Proceeds" at the beginning of the period presented.

                                           DECEMBER 31,                             DECEMBER 31, 1997
                              ---------------------------------------   -----------------------------------------
                                1993       1994      1995      1996      ACTUAL     PRO FORMA(1)   AS ADJUSTED(2)
                              --------   --------   -------   -------   ---------   ------------   --------------
                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...  $  8,929   $114,930   $91,151   $49,664   $  90,917    $  63,217        $ 68,191
Working capital (deficit)...   (13,073)   134,798   111,192    36,785    (196,870)    (224,570)         52,704
Total assets................   191,754    426,522   626,379   804,864     855,592      827,892         864,197
Short-term borrowings and
  current portion of
  long-term debt............    76,051     52,526    85,120   191,813     325,968      325,968          53,668
   % Convertible
  Subordinated Notes due
    2003....................        --         --        --        --          --           --         150,000
Due to AUSA (non-current)...    18,823    211,693   219,037   234,894     149,776      149,776              --
Other long-term debt........    29,917     62,215   107,385   167,444      38,283       38,283          35,283
Stockholders' equity........     8,070      9,617    45,289    45,812      90,875       61,075         367,838

---------------
(1) Pro forma balance sheet data reflects (i) the termination of AEI's S Corporation status which resulted in the recording of a deferred tax liability of $2.1 million and (ii) a distribution by the Company of undistributed earnings of AEI through December 31, 1997 of $27.7 million to stockholders of AEI prior to the Reorganization. The amount actually distributed by the Company to such stockholders of AEI will increase to reflect any undistributed net income earned by AEI following December 31, 1997 and prior to the Reorganization. See "Reorganization -- Termination of S Corporation Status and Distributions" and Notes 1, 16 and 17 of Notes to Combined Financial Statements.

(2) As adjusted to give effect to the application of the estimated net proceeds to the Company of the Offerings based on an assumed initial public offering price of $11.00 per share of common stock, including the purchase from AICL of its 40% interest in AAP for approximately $34 million and the related elimination of minority interest and recording of goodwill. The acquisition of the minority interest will result in additional amortization of approximately $2.5 million per year. Also reflects repayments made after December 31, 1997 and prior to the Offerings of $50.3 million of short-term borrowings and current portion of long-term debt and $30 million of amounts due to AUSA (non-current), as well as the assumption by an affiliate of the Company of $13.9 million of amounts due to AUSA (non-current) in February 1998. See "Reorganization," "Use of Proceeds" and Notes 1, 6 and 16 of Notes to Combined Financial Statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the anticipated growth in the market for the Company's products, the Company's anticipated capital expenditures and financing needs, the Company's expected capacity utilization rates, the belief of the Company as to its future operating performance and other statements that are not historical facts. Because such statements include risks and uncertainties, actual results may differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the following discussion as well as in "Risk Factors" and "Business." The following discussion provides information and analysis of the Company's results of operations from 1995 through 1997 and its liquidity and capital resources and should be read in conjunction with the Combined Financial Statements and Notes thereto and the selected combined financial data included elsewhere in this Prospectus. The operating results for interim periods are not necessarily indicative of results for any subsequent period.

OVERVIEW

     Background. The Company is the world's largest independent provider of semiconductor packaging and test services. The Company believes that it is also one of the leading developers of advanced semiconductor packaging and test technology in the industry. The Company offers a complete and integrated set of packaging and test services including IC package design, leadframe and substrate design, IC package assembly, final testing, burn-in, reliability testing, and thermal and electrical characterization. The Company recently began offering wafer fabrication services. The Company provides packaging and test services through its three factories in the Philippines (P1, P2 and P3) as well as the four factories of AICL in Korea, and wafer fabrication services through AICL's new wafer foundry, pursuant to the Supply Agreements between the Company and AICL. As of December 31, 1997, the Company had in excess of 150 customers, including many of the largest semiconductor companies in the world.

     The Company was formed in September 1997 to consolidate the operations of the Amkor Companies, including AEI which was incorporated in 1970. These companies were under common management and in the same business prior to the Company's formation. As a result of the Reorganization, the financial statements included in this Prospectus are presented on a combined basis. See "Reorganization" and "Certain Transactions" and Notes 1 and 16 of Notes to Combined Financial Statements. Prior to the Reorganization, AEI elected to be taxed as an S Corporation under the Internal Revenue Code of 1986 and comparable state tax laws. Accordingly, AEI did not recognize any provision for federal income tax expense during the periods presented in the Combined Financial Statements. The Combined Financial Statements include a pro forma provision for income taxes which reflects the U.S. federal income taxes which would have been recorded by the Company if AEI had not been an S Corporation during these periods. See Notes 1, 10 and 17 of Notes to Combined Financial Statements.

     General. From 1995 to 1997, the Company's revenues increased from approximately $932.4 million to $1.456 billion. This increase occurred primarily as a result of increases in unit volumes, together with the shift in the Company's product mix from traditional leadframe products to advanced leadframe and laminate products, which were offset in part by decreasing average selling prices. See "Business -- Products." In order to meet customer demand, the Company has invested significant resources to expand its capacity in the Philippines. In 1996 and the first six months of 1997, the Company incurred and expensed $15.5 million and $16.6 million, respectively, of pre-operating and start-up costs and initial operating losses in connection with its newest factory, P3, in the Philippines. This facility operated at substantially less than full capacity during these periods while customers were completing qualification procedures for BGA packages to be produced at the facility. The Company significantly increased utilization of P3 during the last six months of 1997 and expects to operate the facility with positive gross margins during 1998. See "Risk Factors -- Expansion of Manufacturing Capacity; Profitability Affected by Capacity Utilization Rates" and "Business -- Facilities and Manufacturing."

     The Company's results of operations are generally affected by the capital-intensive nature of its business. In 1995, 1996 and 1997, the Company invested $123.6 million, $185.1 million and $179.0 million, respectively, in property, plant and equipment. Increases or decreases in capacity utilization rates can have a significant effect on gross margins since the unit cost of packaging and test services generally decrease as fixed charges, such as depreciation expense for the equipment, are allocated over a larger number of units produced. In addition, the Company's gross margin is significantly affected by fluctuations in service charges paid to AICL pursuant to the Supply Agreements. Pricing arrangements relating to packaging and test services provided by AICL to the Company are subject to quarterly review and adjustment, and pricing arrangements relating to wafer fabrication services provided by AICL are subject to annual review and adjustment, in each case on the basis of factors such as changes in the semiconductor market, forecasted demand, product mix and capacity utilization and fluctuations in exchange rates, as well as the mutual long-term strategic interest of the Company and AICL. The Company's results of operations are also affected by declines over time in the average selling prices for particular products. At times in the past the Company has been able to offset, at least in part, the effect of such decline on its margins by successfully developing and marketing new products with higher margins, such as advanced leadframe and laminate products, and by taking advantage of economies of scale and higher productivity resulting from volume production. However, there can be no assurance that the Company will be successful at offsetting any such declines in the future. See "Risk Factors -- Expansion of Manufacturing Capacity; Profitability Affected by Capacity Utilization Rates" and "-- Competition."

     Due to the concentration of market share in the semiconductor industry, the Company has been largely dependent upon a small group of customers for a substantial portion of its business. In 1995, 1996 and 1997, 34.1%, 39.2% and 40.1%, respectively, of the Company's net revenues were derived from sales to the Company's top five customers, with 13.3%, 23.5% and 23.4%, respectively, derived from sales to Intel. See "Risk Factors -- Customer Concentration; Absence of Backlog."

     Relationship with AICL. In 1996 and 1997, approximately 72% and 68%, respectively, of the Company's revenues were derived from sales of services performed for the Company by AICL. In addition, substantially all of the revenues of AICL in 1996 and 1997 were derived from services sold by the Company. Historically, AICL has directly sold packaging and test services in Japan and Korea. The Company assumed substantially all of the marketing rights for services in Japan in January 1998. Also, the Company recently began offering wafer fabrication services through AICL's new deep submicron CMOS foundry which is capable of producing up to 15,000 8" wafers per month. See "Risk
Factors -- Risks Associated with New Wafer Fabrication Business." The Company expects the proportion of its net revenues derived from sales of services performed for the Company by AICL and the percentage of AICL's revenues from services sold by the Company to increase as the Company begins selling the wafer fabrication output of AICL's new wafer foundry and with the Company's assumption from AICL of substantially all of the marketing rights for Japan. The Company has a first right to substantially all of the packaging and test service capacity of AICL and the exclusive right to all of the wafer output of AICL's new wafer foundry.

     The Supply Agreements between the Company and AICL generally provide, among other things, for periodic price reviews and adjustments and coordination of research and development efforts regarding package design and packaging and testing processes and technologies. The Supply Agreements have a five year initial term and thereafter may be terminated upon five years' notice. There can be no assurance that AICL will not terminate either Supply Agreement upon the expiration of such initial term, or that if it does terminate a Supply Agreement, that the Company will be able to enter into a new agreement with AICL on terms favorable to the Company or at all. See "Relationship with Anam Industrial Co., Ltd."

     The Company expects that the businesses of the Company and AICL will continue to remain highly interdependent by virtue of their supply relationship, overlaps and family ties between their respective shareholders and management, financial relationships, coordination of product and operation plans, joint research and development activities and shared intellectual property rights. As a result, the Company's business, financial condition and operating results will continue to be significantly dependent on AICL, including without limitation AICL's ability to effectively provide the contracted services on a cost-efficient and timely basis as well as AICL's financial condition and results of operations. The Company will continue to be controlled to a significant degree by James Kim and members of his family, and Mr. Kim and other members of his family will also continue to exercise significant influence over the management of AICL and its affiliates. In addition, the Company and AICL will continue to have certain contractual and other business relationships and may engage in transactions from time to time that are material to the Company. Although any such material agreements and transactions would require approval of the Company's Board of Directors, such transactions will generally not require approval of the disinterested members of the Board of Directors and conflicts of interest may arise in certain circumstances. There can be no assurance that such conflicts will not from time to time be resolved against the interests of the Company. The Company currently has four directors, two of whom are disinterested. Under Delaware corporate law, each director owes a duty of loyalty and care to the Company, which if breached can result in personal liability for the directors. In addition, the Company may agree to certain changes in its contractual and other business relationships with AICL, including pricing, manufacturing allocation, capacity utilization and capacity expansion, among others, which in the judgment of the Company's management will result in reduced short-term profitability for the Company in favor of potential long-term benefits to the Company and AICL. There can be no assurance that the Company's business, financial condition or results of operations will not be adversely affected by any such decision. See "-- Liquidity and Capital Resources" and "Risk Factors -- Dependence on Relationship with AICL; Potential Conflicts of Interest."

RESULTS OF OPERATIONS

     The following table sets forth certain operating data as a percentage of net revenues for the periods indicated:

                                                      YEAR ENDED DECEMBER 31,
                                                      -----------------------
                                                      1995     1996     1997
                                                      -----    -----    -----
Net revenues........................................  100.0%   100.0%   100.0%
Cost of revenues....................................   84.0     87.3     85.4
                                                      -----    -----    -----
  Gross profit......................................   16.0     12.7     14.6
Operating expenses:
  Selling, general and administrative ..............    6.0      5.7      7.1
  Research and development..........................    0.9      0.9      0.6
                                                      -----    -----    -----
     Total operating expenses.......................    6.9      6.6      7.7
                                                      -----    -----    -----
Operating income....................................    9.1      6.1      6.9
                                                      -----    -----    -----
Other (income) expense:
  Interest expense, net.............................    1.0      1.9      2.2
  Foreign currency (gain) loss......................    0.2      0.2     (0.1)
  Other expense, net................................    0.7      0.3      0.6
                                                      -----    -----    -----
     Total other expense............................    1.9      2.4      2.7
                                                      -----    -----    -----
Income before income taxes, equity in income (loss)
  of AICL and minority interest.....................    7.2      3.7      4.2
Provision for income taxes..........................    0.7      0.7      0.5
Equity in income (loss) of AICL.....................    0.3     (0.1)    (1.2)
Minority interest...................................    0.2      0.1     (0.5)
                                                      -----    -----    -----
Net income..........................................    6.6      2.8      3.0
Pro forma provision for income taxes ...............    1.1      0.2      0.3
                                                      -----    -----    -----
Pro forma net income................................    5.5%     2.6%     2.7%
                                                      =====    =====    =====

     YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Net Revenues. The Company's net revenues consist of fees for the packaging and testing of ICs which are consigned by customers to the Company's or AICL's factories. Net revenues for 1997 increased 24.3% to $1,455.8 million from $1,171.0 million for 1996 primarily due to an increase in unit volumes of semiconductors packaged and tested by the Company, offset in part by declines in average selling prices for many of the

Company's leadframe products. In addition, the opening of P3, the Company's newest factory, and K4, AICL's newest factory, in September 1996 enabled the Company to begin to expand sales of BGA packages in 1997.

     Gross Profit. Gross profit increased 43.1% to $213.1 million in 1997 from $148.9 million in 1996, resulting in a gross margin of 14.6% for 1997 as compared to 12.7% for 1996. Cost of revenues consists principally of packaging and test service charges from AICL, costs of direct material for both the Philippine factories and AICL and labor and other costs at the Philippine factories. Gross margin increased primarily due to improved operating results at P1 and P2 during the second half of 1997, which more than offset initial operating losses and start-up costs incurred in connection with P3 during the first half of 1997. Product mix changes toward more profitable product lines and decreased labor costs from the devaluation of the Philippine peso were the primary factors resulting in improved margins at the P1 and P2 factories.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 55.7% to $103.7 million, or 7.1% of net revenues, in 1997 from $66.6 million, or 5.7% of net revenues, in 1996 primarily due to increases in personnel in marketing and support to sustain the Company's growth. The number of employees in the Company's marketing and sales support groups increased during 1997 by approximately 21% over 1996. Such increase resulted in an overall increase in personnel-related costs including salaries, benefits and payroll taxes. The Company also incurred increased costs for office rental, depreciation and other occupancy-related expenses. The Company does not expect this level of growth in employees to continue in 1998. In addition to the increased costs from its marketing and sales support groups, the Company incurred approximately $8.0 million and $3.6 million in general and administrative expenses in connection with its P3 operations and wafer fabrication services group, respectively, during 1997. No similar costs were incurred in 1996 as these groups represented start-up operations in 1997.

     Research and Development Expenses. Research and development expenses decreased 22.0% to $8.5 million, or 0.6% of net revenues, in 1997, from $10.9 million, or 0.9% of net revenues, in 1996. The decrease in research and development costs principally reflected the termination in late 1996 of the Company's efforts to develop its own laminate substrate manufacturing capability.

     Other (Income) Expense. Other (income) expense consists of interest expense, net, foreign currency (gain) loss and other (income) expense, net. Other expense increased 40.5% to $39.8 million in 1997 from $28.4 million in 1996 primarily as a result of increased interest expense and increased other expenses. Interest expense for 1997 increased to $38.6 million from $27.7 million in 1996 as the Company significantly increased its borrowing to finance capacity expansion. See "-- Liquidity and Capital Resources." Interest expense in each of the periods was offset in part by interest income of $6.4 million and $5.5 million, respectively. Other expenses increased primarily due to $2.4 million in costs relating to the Company's trade receivables securitization transactions. See "-- Liquidity and Capital Resources" and Note 2 of Notes to Combined Financial Statements.

     Income Taxes. The Company's effective tax rate (after giving effect to the pro forma adjustment for income taxes) for 1997 was 18% as compared to 25% for 1996. The decrease in the Company's effective tax rate in 1997 compared to 1996 was primarily attributable to income not taxed due to a tax holiday and foreign exchange effects described below. The Company's subsidiary that owns P3 operates under a tax holiday from Philippine income taxes until the end of 2002. To the extent P3 is profitable, the Company's effective tax rate related to its Philippine operations during the tax holiday will be less than the Philippine statutory rate of 35%. Additionally, the Company recognized deferred tax benefits for unrealized foreign exchange losses in 1997 which are recognized in the Philippines for tax reporting purposes and relate to unrecognized net foreign exchange losses on U.S. dollar denominated monetary assets and liabilities. See Note 10 of Notes to Combined Financial Statements. These losses are not recognized for financial reporting purposes as the U.S. dollar is the functional currency. These losses will be realized for Philippine tax reporting purposes upon settlement of the related asset or liability. The benefit derived from unrealized foreign exchange losses was partially offset by an increase in the valuation allowance as the Company concluded that it was more likely than not that their tax benefits could be realized in the Philippines within the three year loss carryforward period. The Company has structured its global operations to take advantage of lower tax rates in certain countries and tax incentives extended to encourage investment. The recorded provisions for income taxes are subject to changes upon examination of the Company's tax returns by tax authorities in the United States, the Philippines and elsewhere. Changes in the mix of income from the Company's foreign subsidiaries, expiration of tax holidays and changes in tax laws and regulations could result in increased effective tax rates for the Company.

     Equity in Income (Loss) of AICL. Equity in income (loss) of AICL represents the Company's ownership interest in AICL during the periods presented. In 1997, the Company recognized a loss of $17.3 million resulting principally from the impairment of value in its investment in AICL. In February 1998, the Company disposed of its investment in AICL's common stock. See "Certain Transactions" and Note 6 of Notes to Combined Financial Statements.

     Minority Interest. Minority interest represents AICL's ownership interest in the consolidated net income of AAP. During 1997, as a result of a settlement of an intercompany loan, which otherwise had no effect on the combined pretax income of the Company, AAP reported a net loss as a separate entity. Accordingly, the Company recorded a minority interest benefit in its combined financial statements relating to the minority interest in the net loss. Following the Offerings, the Company intends to purchase AICL's 40% interest in AAP and, as a result, the Company will own substantially all of the common stock of AAP. See "Use of Proceeds." The acquisition of the minority interest will result in the elimination of the minority interest liability and additional amortization of approximately $2.5 million per year.

     YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Net Revenues. Net revenues in 1996 increased 25.6% to $1.17 billion from $932.4 million in 1995. The increase was primarily due to an increase in units sold together with an increase in sales of newer products, such as advanced leadframe and laminate packages. This increase in sales of newer products offset declines in average selling prices for many of the Company's other products.

     Gross Profit. Gross profit in 1996 and 1995 was approximately $149 million representing a decrease in gross margin to 12.7% in 1996 from 16.0% in 1995. The decrease in gross margin was primarily attributable to increases in cost of revenues due to $15.5 million in pre-operating and start-up costs associated with P3, as well as increased packaging and test service charges paid to AICL.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 20.1% to $66.6 million, or 5.7% of net revenues, in 1996 from $55.5 million, or 6.0% of net revenues, in 1995 as a result of the addition of personnel and infrastructure to service increases in customer demand. In addition, the Company continued its investments in new information systems in order to enhance operating efficiencies and improve customer service and support.

     Research and Development Expenses. Research and development expenses increased 25.2% to $10.9 million, or 0.9% of net revenues, in 1996 from $8.7 million, or 0.9% of net revenues, in 1995 as a result of increased staffing and funding for the Company's efforts to develop laminate substrate manufacturing capabilities, prior to termination of such efforts in late 1996.

     Other (Income) Expense. Other expense increased 59.0% to $28.4 million in 1996 from $17.8 million in 1995 primarily as a result of increases in interest expense, net, offset in part by a decrease in other expense, net. Interest expense, net in 1996 increased to $22.2 million from $9.8 million in 1995 as the Company significantly increased its borrowing to finance capacity expansion. See "-- Liquidity and Capital Resources." As a result of this increase in debt, the Company's interest expense increased to $27.7 million in 1996 from $17.3 million in 1995.

     Income Taxes. The Company's effective tax rate (after giving effect to the pro forma provision for income taxes) for 1996 and 1995 was 25%. These rates were different from the United States statutory rate primarily due to the impact of lower tax rates, including tax holidays, in certain of the countries in which the Company's subsidiaries are located. See Note 10 of Notes to Combined Financial Statements.

QUARTERLY RESULTS

     The following table sets forth certain unaudited combined financial information, including as a percentage of net revenues, for the eight fiscal quarters ended December 31, 1997. The Company disposed of its investment in AICL common stock in February 1998. Also, the Company has entered into an agreement with AICL pursuant to which the Company will purchase, immediately following the Offerings, AICL's 40% interest in AAP. After the Offerings, there will be no equity in income (loss) of AICL and minority interest related to AAP. Consequently, this information is not presented below. The amounts of equity in income (loss) of AICL and minority interest have historically varied significantly by quarter depending on the income (loss) of AICL and AAP. See "Reorganization" and Note 6 of Notes to Combined Financial Statements. The Company believes that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the selected quarterly information when read in conjunction with the Combined Financial Statements and the Notes thereto included elsewhere herein. The Company's results of operations have varied and may continue to vary significantly from quarter to quarter and are not necessarily indicative of the results of any future period. In addition, in light of the Company's recent growth, the Company believes that period-to-period comparisons should not be relied upon as an indication of future performance.

                                                                             QUARTER ENDED
                                        ---------------------------------------------------------------------------------------
                                        MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                          1996       1996       1996        1996       1997       1997       1997        1997
                                        --------   --------   ---------   --------   --------   --------   ---------   --------
                                                                            (IN THOUSANDS)
Net revenues..........................  $270,327   $272,262   $285,784    $342,628   $313,019   $350,471   $380,130    $412,141
Cost of revenues......................   230,387    231,959    250,898     308,834    287,449    299,093    314,246     341,881
                                        --------   --------   --------    --------   --------   --------   --------    --------
  Gross profit........................    39,940     40,303     34,886      33,794     25,570     51,378     65,884      70,260
Operating expenses:
  Selling, general and
    administrative....................    13,752     15,948     16,716      20,209     20,608     26,657     26,829      29,632
  Research and development............     2,100      2,757      3,071       3,002      1,485      2,030      2,236       2,774
                                        --------   --------   --------    --------   --------   --------   --------    --------
    Total operating expenses..........    15,852     18,705     19,787      23,211     22,093     28,687     29,065      32,406
                                        --------   --------   --------    --------   --------   --------   --------    --------
Operating income......................    24,088     21,598     15,099      10,583      3,477     22,691     36,819      37,854
Total other expense, net..............     3,316      6,052      9,853       9,135      8,165      9,577     11,242      10,851
                                        --------   --------   --------    --------   --------   --------   --------    --------
Income before income taxes, equity in
  income (loss) of AICL and minority
  interest............................    20,772     15,546      5,246       1,448     (4,688)    13,114     25,577      27,003
Provision for income taxes............     3,803      2,847        961         265     (1,497)     4,186        842       3,547
                                        --------   --------   --------    --------   --------   --------   --------    --------
Income before equity in income (loss)
  of AICL and minority interest.......  $ 16,969   $ 12,699   $  4,285    $  1,183   $ (3,191)  $  8,928   $ 24,735    $ 23,456
                                        ========   ========   ========    ========   ========   ========   ========    ========

                                                                       QUARTER ENDED
                                        ----------------------------------------------------------------------------
                                         MAR. 31,     JUNE 30,     SEPT. 30,     DEC. 31,     MAR. 31,     JUNE 30,
                                           1996         1996         1996          1996         1997         1997
                                        ----------   ----------   -----------   ----------   ----------   ----------
Net revenues..........................    100.0%       100.0%        100.0%       100.0%       100.0%       100.0%
Cost of revenues......................     85.2         85.2          87.8         90.1         91.8         85.3
                                          -----        -----         -----        -----        -----        -----
  Gross profit........................     14.8         14.8          12.2          9.9          8.2         14.7
                                          -----        -----         -----        -----        -----        -----
Operating expenses:
  Selling, general and
    administrative....................      5.1          5.9           5.8          5.9          6.6          7.6
  Research and development............      0.8          1.0           1.1          0.9          0.5          0.6
                                          -----        -----         -----        -----        -----        -----
    Total operating expenses..........      5.9          6.9           6.9          6.8          7.1          8.2
                                          -----        -----         -----        -----        -----        -----
Operating income......................      8.9          7.9           5.3          3.1          1.1          6.5
Total other expense, net..............      1.2          2.2           3.5          2.7          2.6          2.8
                                          -----        -----         -----        -----        -----        -----
Income before income taxes, equity in
  income (loss) of AICL and minority
  interest............................      7.7          5.7           1.8          0.4         (1.5)         3.7
Provision for income taxes............      1.4          1.0           0.3          0.1         (0.5)         1.2
                                          -----        -----         -----        -----        -----        -----
Income before equity in income (loss)
  of AICL and minority interest.......      6.3%         4.7%          1.5%         0.3%        (1.0)%        2.5%
                                          =====        =====         =====        =====        =====        =====

                                             QUARTER ENDED
                                        ------------------------
                                         SEPT. 30,     DEC. 31,
                                           1997          1997
                                        -----------   ----------
Net revenues..........................     100.0%       100.0%
Cost of revenues......................      82.7         83.0
                                           -----        -----
  Gross profit........................      17.3         17.0
                                           -----        -----
Operating expenses:
  Selling, general and
    administrative....................       7.1          7.2
  Research and development............       0.5          0.6
                                           -----        -----
    Total operating expenses..........       7.6          7.8
                                           -----        -----
Operating income......................       9.7          9.2
Total other expense, net..............       3.0          2.6
                                           -----        -----
Income before income taxes, equity in
  income (loss) of AICL and minority
  interest............................       6.7          6.6
Provision for income taxes............       0.2          0.9
                                           -----        -----
Income before equity in income (loss)
  of AICL and minority interest.......       6.5%         5.7%
                                           =====        =====

     The Company's revenues, gross profit and operating profit are generally lower in the first quarter of the year as compared to the fourth quarter of the preceding year primarily due to the combined effect of holidays in the United States, the Philippines and Korea. Semiconductor companies in the United States generally reduce their production during the holidays at the end of December which results in a significant decrease in orders for packaging and testing services during the first two weeks of January. In addition, the Company typically closes its factories in the Philippines for holidays in January, and AICL closes its factories in Korea for holidays in February. As a result of these factors, the Company's net revenues are significantly reduced during the months of January and February. The Company currently anticipates that its operating results for the first quarter of 1998 will follow its historical seasonality, with revenues, gross profit and operating profit declining as compared to the fourth quarter of 1997.

     Beginning in the third quarter of 1996, intense competition in the semiconductor industry worldwide led to decreases in the average selling prices of many of the Company's leadframe packages. These decreases were partially offset by increases in sales of advanced leadframe and laminate packages, which carry higher prices and gross margins. In addition, the Company's cost of revenues as a percentage of revenues increased significantly during the three quarters ended March 31, 1997 primarily as a result of initial operating losses and start-up costs associated with P3. Cost of revenues was also affected in the two quarters ended June 30, 1997, as the Company recognized a $2.2 million write-off for custom laminate raw materials which were purchased to meet customer orders which were subsequently cancelled. The combined effect of these factors was to decrease the levels of profitability in the third and fourth quarters of 1996 and the first quarter of 1997.

     Selling, general and administrative expenses increased during the second, third and fourth quarters of 1997 primarily due to increased staffing levels at the Company's marketing and sales support groups, as well as at its P3 factory and wafer fabrication services group, which resulted in increased employee-related costs. See "-- Results of Operations -- Year Ended December 31, 1997 Compared to Year Ended December 31, 1996 -- Selling, General and Administrative Expenses."

     Income tax rates in the third quarter of 1997 were lower compared to prior periods as the Company recognized deferred tax benefits for unrealized foreign exchange losses during the quarter, which are recognized for Philippine tax reporting purposes but are not recognized for financial reporting purposes since the U.S. dollar is the functional currency. Although similar circumstances during the fourth quarter of 1997 resulted in the recognition of additional deferred tax assets, their effect on the overall tax rates were mitigated by a valuation allowance also recorded during the fourth quarter of approximately $22 million. See "-- Results of Operations -- Year End December 31, 1997 Compared to Year Ended December 31, 1996 -- Income Taxes." As the majority of these tax assets relate to fluctuations in the value of the Philippine peso, management is unable to determine the impact to the effective tax rates which may occur as a result of future exchange rate fluctuations.

     The Company's quarterly operating results may vary significantly due to a variety of factors including, among others, the cyclical nature of both the semiconductor industry and the markets addressed by end-users of semiconductors, the short-term nature of its customers' commitments, timing and volume of orders relative to the Company's production capacity, changes in capacity utilization, evolutions in the life cycles of customers' products, rescheduling and cancellation of large orders, rapid erosion of packaging selling prices, availability of manufacturing capacity, allocation of production capacity between the Company's facilities and AICL's facilities, fluctuations in packaging and test service charges paid to AICL, changes in costs, availability and delivery times of labor, raw materials and components, effectiveness in managing production processes, fluctuations in manufacturing yields, changes in product mix, product obsolescence, timing of expenditures in anticipation of future orders, availability of financing for expansion, changes in interest expense, the ability to develop and implement new technologies, competitive factors, changes in effective tax rates, the loss of key personnel or the shortage of available skilled workers, international political or economic events, currency and interest rate fluctuations, environmental events, and intellectual property transactions and disputes. Unfavorable changes in any of the above factors may adversely affect the Company's business, financial condition and results of operations. In addition, the Company increases its level of operating expenses and investment in manufacturing capacity in anticipation of future growth in revenues. To the extent the Company's revenues do not grow as anticipated, the Company's financial condition and operating results may be materially adversely affected. See "Risk Factors -- Fluctuations in Operating Results; Declines in Average Selling Price."

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1997, the Company had cash and cash equivalents of $90.9 million and a working capital deficit of $196.9 million ($63.2 and $224.6 million, respectively, on a pro forma basis, after giving effect to the termination of AEI's S Corporation status and the distribution of undistributed earnings through December 31, 1997). The Company's working capital deficit resulted primarily from the significant amount of its short-term debt, primarily incurred in connection with the expansion of its Philippine operations, together with approximately $105 million of term loans which have been reclassified as current liabilities as a result of the non-compliance by the Company with certain covenants thereunder. The Company's non-compliance with certain covenants with respect to the Non-Compliant Loans, the aggregate outstanding amount of which was $176 million as of December 31, 1997, triggered cross-defaults with respect to an additional $10 million of the Company's loans. These loan covenants include restrictions on the ability of one of the Company's subsidiaries to enter into transactions with affiliates, requirements that the subsidiary maintain certain debt-to-equity ratios and requirements that the subsidiary comply with certain notice requirements. The Company's obligation to repay these loans (including the cross-defaulted loans) may be accelerated by the lenders at any time. As a result of such non-compliance, the report of the Company's independent public accountants with respect to the Company's financial statements included herein contains a paragraph stating that there is substantial doubt as to the ability of the Company to continue as a going concern. The Company will eliminate such non-compliance and cross-defaults by repaying such loans using part of the net proceeds to the Company from the Offerings as well as working capital. See "Use of Proceeds" and "Risk
Factors -- Risks Associated with Leverage."

     The Company will use the net proceeds received from the Offerings primarily to repay an aggregate of approximately $331 million of short-term and long-term debt, including the Non-Compliant Loans (which, following planned repayments of portions thereof prior to the Offerings, will have an aggregate outstanding balance of $154 million), $63 million of short-term loans, $8 million of term loans and $106 million of amounts due to AUSA. In addition, the Company will use approximately $34 million of such net proceeds to repurchase AICL's 40% interest in AAP. See "Use of Proceeds." Following the expected application of the estimated net proceeds of the Offerings to the Company together with planned repayments of debt prior to the Offerings, the Company will have $54 million of short-term borrowing and current portion of long-term debt, $185 million of long-term debt and no amounts then due to AUSA. In addition, the remaining $85 million of such net proceeds will be available for capital expenditures and working capital.

     The Company has been investing significant amounts of capital to increase its packaging and test services capacity, including the construction of P3, the addition of capacity in the Company's other Philippine facilities and the construction of a new manufacturing facility in the United States. Advanced packaging processes are being developed at the U.S. facility and full scale operations are expected to begin in 1999. In 1995, 1996, and 1997, the Company made capital expenditures of $123.6 million, $185.1 million and $179.0 million, respectively. Because the Company and AICL have added a significant amount of packaging and test capacity in recent years, the Company intends to decrease its level of capital expenditures in 1998. The Company currently intends to spend approximately $60 million in capital expenditures in 1998, including for the new factory in the U.S. and moderate capacity expansion at the Company's existing facilities in the Philippines to meet expected demand. The Company believes that expenditure levels could increase substantially in 1999 to provide the Company with adequate capacity.

     The Company believes that following the application of the net proceeds from the Offerings, its existing cash balances, cash flow from operations, available equipment lease financing, bank borrowings and financing obtained through AUSA will be sufficient to meet its anticipated cash requirements including working capital and capital expenditures, for at least the next 12 months. In addition, the Company intends to seek out strategic long-term financing arrangements to fund part of its capital expansion plans in 1998. There can be no assurance, however, that lower than expected revenues, increased expenses, increased costs associated with the purchase or maintenance of capital equipment, decisions to increase planned capacity or other events will not cause the Company to seek more capital, or to seek capital sooner than currently expected. The timing and amount of the Company's actual capital requirements cannot be precisely determined and will depend on a number of factors, including demand for the Company's services, availability of capital equipment, fluctua-tions in foreign currency exchange rates, changes in semiconductor industry conditions and competitive factors. There can be no assurance that such additional financing will be available when needed or, if available, will be available on satisfactory terms. Failure to obtain any such financing could have a material adverse effect on the Company. In addition, if the Company obtains such financing by selling equity securities of the Company, the Company's stockholders may experience significant dilution.

     The Company historically has met a significant portion of its cash requirements for working capital and capital expenditures from a combination of cash from operating activities, short-term and long-term bank loans and financing obtained for the benefit of the Company by AUSA, a wholly-owned financing subsidiary of AICL, as well as financing from a trade receivables securitization agreement. Cash provided by operating activities in 1995, 1996 and 1997 was $53.3 million, $8.6 million, and $250.1 million, respectively. Cash provided (used) by financing activities was $71.2 million, $148.0 million and $(16.0) million for 1995, 1996 and 1997, respectively.

     At December 31, 1997, the Company's debt consisted of $326.0 million of borrowings classified as current liabilities, $38.3 million of long-term debt and capital lease obligations and $149.8 million of amounts due to AUSA. The Company plans to repay prior to the Offerings approximately $50.3 million of its short-term debt and $30 million of amounts due to AUSA. In addition, $13.9 million of amounts due to AUSA was assumed by AK Investments, Inc., an affiliate of the Company, in February 1998. As of December 31, 1997, the Company had extended guarantees in respect of bank debt of affiliates in the amount of $31 million and in respect of vendor obligations of an affiliate in the amount of $24.7 million, which amount may vary over time. At December 31, 1997, the Company had $223.9 million in borrowing facilities with a number of domestic and foreign banks, of which $36.2 million remained unused. Certain of these agreements require compliance with certain financial covenants and restrictions, and are collateralized by assets of the Company. These facilities are typically revolving lines of credit and working capital facilities for one-year renewable periods and generally bear interest at rates ranging from 7.2% to 13%. Long-term debt and capital lease obligations outstanding at December 31, 1997 have various expiration dates through April 2004, and accrue interest at rates ranging from 6.7% to 12.5%. See Note 11 of Notes to Combined Financial Statements.

     The Company has met a significant portion of its financing needs through financing arrangements obtained by AUSA, AICL's wholly-owned financing subsidiary. A majority of the amount due to AUSA represents outstanding amounts under financing obtained by AUSA for the benefit of the Company, with the balance representing payables to AUSA for packaging and service charges paid to AICL. Based on guarantees provided by AICL, AUSA obtains for the benefit of the Company a continuous series of short-term financing arrangements which generally are less than six months in duration, and typically are less than two months in duration. Because of the short term nature of these loans, the flows of cash to and from AUSA under this arrangement are significant. At December 31, 1997, the Company had fully utilized $149.8 million of the credit facilities available to the Company through AUSA. These credit facilities are with U.S. branches of a number of banks located in Korea and have interest rates ranging from approximately 6.9% to prime plus 8.5% (17% at December 31, 1997). Because of the recent deterioration of the Korean economy, Korean banks have begun to raise interest rates applicable to their lending. See "Risk Factors -- Dependence on International Operations and Sales; Concentration of Operations in the Philippines and Korea -- Korea." As its credit lines have been renewed, AUSA has experienced a significant increase in interest rates, and there can be no assurance that such increases will not continue. The Company reimburses AUSA for certain of the interest charges incurred by AUSA under these credit facilities. As an overseas subsidiary of AICL, AUSA was formed with the approval of the Bank of Korea. If the Bank of Korea were to withdraw such approval, or if AUSA otherwise ceased operations for any reason, the Company and AICL would be required to meet their financing needs through alternative arrangements. Although the Company believes that after the Offerings alternative financing arrangements will be available, there can be no assurance that the Company or AICL will be able to obtain alternative financing on acceptable terms or at all. AUSA has received commitments from its banks indicating that they intend to renew the facilities when they expire through at least April 1, 1999. AUSA has extended similar terms to the Company with respect to amounts due to AUSA by the Company. Accordingly, amounts due to AUSA are classified as non-current liabilities on the Company's balance sheet at December 31, 1997. See Notes 2 and 6 of Notes to Combined Financial Statements.

     At December 31, 1997, all of AUSA's debt of $319 million, the Non-Compliant Loans of $176 million and the Company's obligations under the Receivables Sale (as defined below) were guaranteed by AICL. AICL currently has a significant amount of debt relative to its equity and is contingently liable under guarantees in respect of debt of its subsidiaries and affiliates, including AUSA. As of December 31, 1997, AICL and its consolidated subsidiaries had guarantees outstanding in respect of debt of its non-consolidated subsidiaries and affiliates in the Anam Group in the aggregate amount of approximately W857 billion, including the guarantees of the Company's loans. As a result of its relationship with AICL, the Company's business, financial condition and operating results are significantly dependent on AICL. There can be no assurance that AUSA will be able to obtain additional guarantees, if necessary, from AICL. In addition, a deterioration in AICL's financial condition could trigger defaults under AICL's guarantees, causing acceleration of such loans. See
"-- Overview -- Relationship with AICL," "Risk Factors -- Dependence on Relationship with AICL; Potential Conflicts of Interest" and "Relationship with Anam Industrial Co., Ltd."

     In July 1997, the Company entered into a trade receivables securitization agreement with a commercial financial institution. Under the terms of the agreement, the financial institution has committed to purchase, with limited recourse, all right, title and interest in eligible receivables, as defined in the agreement, up to $100 million (the "Receivables Sale"). Funds received pursuant to the agreement reflect a discount of LIBOR plus 0.375% from accounts receivable sold. The Company applied approximately $83.4 million of the initial Receivables Sale proceeds together with approximately $17 million of working capital to reduce the Company's indebtedness to AUSA, which amounts were advanced by AUSA to entities controlled by members of James Kim's family. See
Note 2 of Notes to Combined Financial Statements.

     Prior to the consummation of the Reorganization, AEI was treated for U.S. federal and certain state tax purposes as an S Corporation under the Internal Revenue Code of 1986 and comparable state tax laws. As a result, AEI did not recognize U.S. federal corporate income taxes. Instead, up until the Termination Date, Mr. and Mrs. Kim and the Kim Family Trusts have been obligated to pay U.S. federal and certain state income taxes on their allocable portion of the income of AEI. The Company, Mr. and Mrs. Kim and the Kim Family Trusts will enter into tax indemnification agreements providing that the Company will be indemnified by such stockholders, with respect to their proportionate share of any U.S. federal or state corporate income taxes attributable to the failure of AEI to qualify as an S Corporation for any period or in any jurisdiction for which S Corporation status was claimed through the Termination Date. The tax indemnification agreements will also provide that the Company will indemnify Mr. and Mrs. Kim and the Kim Family Trusts if such stockholders are required to pay additional taxes or other amounts attributable to taxable years on or before the Termination Date as to which AEI filed or files tax returns claiming status as an S Corporation. AEI has made various distributions to Mr. and Mrs. Kim and the Kim Family Trusts which have enabled them to pay their income taxes on their allocable portions of the income of AEI. Such distributions totaled approximately $19.8 million, $13.0 million and $5.0 million in 1995, 1996 and 1997, respectively. The Company expects to make additional distributions to such stockholders prior to the consummation of the Reorganization, which distributions will represent AEI's cumulative net income in all periods prior to the Termination Date less the aggregate amount of distributions previously made to such stockholders. These final distributions are intended to provide such stockholders with the balance of AEI's net income for which they have already recognized income taxes. Through December 31, 1997, the amount of such undistributed net earnings was $27.7 million. See "Reorganization" and Notes 1, 10 and 17 of Notes to Combined Financial Statements.

FOREIGN CURRENCY TRANSLATION GAINS AND LOSSES

     The Company's subsidiaries in the Philippines maintain their accounting records in U.S. dollars. This is due to the fact that all sales, the majority of all bank debt and all significant material and fixed asset purchases of such subsidiaries are denominated in U.S. dollars. As a result, the Philippine subsidiaries' exposure to changes in the Philippine peso/U.S. dollar exchange rate relates primarily to certain receivables and advances and other assets offset by payroll, pension and local liabilities. To minimize its foreign exchange risk, the Company selectively hedges its net foreign currency exposure through short-term (generally not more than 30 to 60 days) forward exchange contracts. To date, the Company's hedging activity has been immaterial.

                                    BUSINESS

     The following discussion contains forward-looking statements within the meaning of the U.S. federal securities laws, including statements regarding the anticipated growth in the market for the Company's products, the Company's anticipated capital expenditures and financing needs, the Company's expected capacity utilization rates, the belief of the Company as to its future operating performance and other statements that are not historical facts. Because such statements include risks and uncertainties, actual results may differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth herein, in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Amkor is the world's largest independent provider of semiconductor packaging and test services. The Company believes that it is also one of the leading developers of advanced semiconductor packaging and test technology in the industry. The Company offers a complete and integrated set of packaging and test services including IC package design, leadframe and substrate design, IC package assembly, final testing, burn-in, reliability testing, and thermal and electrical characterization. As of December 31, 1997, the Company had in excess of 150 customers, including many of the largest semiconductor companies in the world. Such customers include, among others, Advanced Micro Devices, Inc., International Business Machines Corp., Intel, Lucent Technologies, Inc., Motorola, Inc., National Semiconductor Corp., Philips Electronics N.V., SGS-THOMSON Microelectronics N.V., Siemens AG and TI.

     The Company recently began offering wafer fabrication services through AICL's new deep submicron CMOS foundry. This foundry is currently capable of producing up to 15,000 8" wafers per month. Through a strategic relationship with TI, the Company and AICL have qualified .25 micron CMOS process technology, and TI has agreed to provide to AICL .18 micron CMOS process technology during 1998. This foundry will primarily manufacture digital signal processors ("DSPs"), application specific integrated circuits ("ASICs") and other logic devices. By leveraging the Company's leading position in semiconductor packaging and test services, the new wafer fabrication services have enabled the Company to become one of the first providers of a fully integrated, turnkey semiconductor fabrication, packaging and test service solution.

     The Company provides packaging and test services through its three factories in the Philippines as well as the four factories of AICL in Korea pursuant to a Supply Agreement between the Company and AICL, under which AICL provides packaging and test services to the Company. In 1996 and 1997, AICL provided packaging and test services representing approximately 72% and 68%, respectively, of the Company's net revenues.

INDUSTRY BACKGROUND

  Manufacturing Process

     The production of a semiconductor is a complex process that requires increasingly sophisticated engineering and manufacturing expertise. The production process can be broadly divided into three primary stages: (i) wafer fabrication, (ii) assembly of die into finished devices (referred to as "packaging") and (iii) testing of finished devices and other back-end processes.

                             [ORGANIZATIONAL CHART]

     The wafer fabrication process begins with the generation of a mask that defines the circuit patterns for the transistors and interconnect layers that will be formed on the raw silicon wafer. The transistors and other circuit elements are formed by repeating a series of process steps wherein a photosensitive material is first deposited on the wafer, the material is exposed to light through the mask in a photolithography process, and finally, the unwanted material is etched away, leaving only the desired circuit pattern on the wafer. By stacking up the various patterns, the individual elements of the semiconductor are defined. The final step in the wafer fabrication process is to electrically test each individual chip in a wafer probe process in order to identify the good chip for packaging.

     The fabricated wafers are then transferred to packaging facilities. Semiconductor packaging serves to protect the chip, facilitate integration into electronic systems, and enable the dissipation of heat from the devices. In the packaging process, the wafer is diced into its individual die which are then separated from the wafer and attached to a substrate via an epoxy adhesive. Leads on the substrate are then connected by extremely fine gold wires to the input/output ("I/O") terminals on the chips through the use of automated machines known as "wire bonders". Each die is then encapsulated in a plastic molding compound, thus forming the package, which then goes through several additional finishing steps to prepare it for testing.

     Following packaging, each packaged device is then tested utilizing a sophisticated test platform and program which tests the many different operating specifications of the IC, including functionality, voltage, current and timing. The completed devices are either shipped back to the customer or shipped directly to their final destination.

  Trends Toward Outsourcing

     Historically, semiconductor companies manufactured semiconductors primarily in their own factories. Independent packagers of semiconductors were used solely to handle the overflow volume requirements of semiconductor companies. Outsourcing of final testing and wafer fabrication was virtually non-existent in the early days of the industry. Over the past fifteen years, however, the need for independent semiconductor packaging and test services has grown dramatically for several reasons.

     First, semiconductor companies are facing ever-increasing demands for miniaturization, higher lead counts and improved thermal and electrical performance in IC packages. As a result of this trend, semiconductor packaging is now viewed as an enabling technology requiring sophisticated expertise and technological innovation. Independent providers of packaging and test services have developed substantial expertise in packaging and test technology and new package innovation. Semiconductor companies, having found it difficult to keep pace using their internal resources, have come to rely increasingly on the independent packaging and test services providers as a key source for new technology development and innovation.

     Second, semiconductor companies are increasingly seeking to shorten their time to market for new products. Having the right packaging technology and capacity in place is a critical factor in reducing time to market. As packaging solutions are identified for a specific product, semiconductor companies frequently do not have the equipment or expertise to implement such solutions in the volumes required, nor sufficient time to develop these capabilities before introducing a new product into the market. For this reason, semiconductor companies are increasingly leveraging the resources and capabilities of independent packaging and test companies to deliver their new products to market more quickly.

     Third, the packaging and testing of ICs has evolved into an increasingly complex process that requires substantial investment in specialized equipment and facilities. For example, the investment in facilities and equipment necessary for a processing line capable of packaging 100 million ball grid array ("BGA") packages per year can be as much as $200 million. As a result of the substantial cost of this manufacturing equipment, the equipment must be utilized at a high capacity level for an extended period of time in order to be cost effective. With semiconductor companies facing increasingly shorter product life cycles, faster new product introductions and the need to continuously update or replace packaging equipment to accommodate new products, it has become increasingly difficult for semiconductor companies to sustain such high levels of capacity utilization. Independent providers of packaging and test services, on the other hand, can use existing equipment at high utilization levels over a longer period of time for a broad range of customers, effectively extending the life of the equipment.

     Fourth, as the cost to build a new wafer fabrication facility has increased to over $1 billion, semiconductor companies have been forced to concentrate their capital resources on core wafer manufacturing activities. As a result, semiconductor companies are increasingly seeking to use independent packaging and test providers who have the ability to invest the capital to develop new packaging and test capacity. The Company believes that as the cost to construct new wafer fabrication facilities continues to increase, semiconductor manufacturers will increasingly seek to outsource packaging and test services.

     Fifth, there has been a recent growth of "fabless" semiconductor companies whose core competency and focus is entirely on the semiconductor design process. According to industry estimates, sales by fabless semiconductor companies have grown from $3.2 billion in 1993 to $6.8 billion in 1996, representing 3.7% and 4.8%, respectively, of the worldwide market for semiconductors. The significant growth in the number of fabless semiconductor companies has been driven in large part by the ability of such companies to effectively outsource virtually every significant step of the semiconductor manufacturing process. This development has allowed fabless semiconductor companies to introduce new semiconductors very quickly without committing significant amounts of capital and other resources. The Company believes that increases in the number of fabless semiconductor companies will continue to be a significant driver of growth in the independent semiconductor manufacturing industry.

     These trends, combined with the growth in the number of ICs being produced and sold, are driving increasing demand for independent packaging and test services. According to industry estimates, independent packaging revenues are expected to grow at a compound annual rate of approximately 16% over a period of five years from $5.6 billion in 1997 to $11.6 billion in 2002. Today, nearly all of the world's major semiconductor companies use independent packaging and test service providers for at least a portion, if not all, of their packaging and test needs.

     Many of the same forces that have driven the growth of independent packaging and test have also been driving increasing demand for independent wafer fabrication services. Moreover, because the cost of new wafer fabrication facilities has been rising steadily, many semiconductor companies are seeking to leverage their capital resources by outsourcing some or all of their wafer fabrication needs. This is particularly true for newer, smaller geometry technologies that are necessary for producing the newest, leading edge ICs, because they cannot be produced in many semiconductor companies' existing wafer fabrication facilities. As the demand for ICs with smaller geometries increases, the Company believes semiconductor companies will increasingly utilize independent wafer manufacturers.

  The Need for Turnkey Solutions

     The growing demand for independent wafer fabrication, packaging, and test services has generally been served by separate wafer fabrication, packaging or test companies. This creates inefficiencies for semiconductor companies which must manage the delays, complex logistics and uncertainty inherent in utilizing a different service provider for each step of the semiconductor manufacturing process. Only a very few, if any, independent service providers have the capability of providing a combination of wafer fabrication, packaging and test services.

THE AMKOR SOLUTION

     Amkor is the largest independent provider of semiconductor packaging and test services in the world. With its leading edge process technology and package design expertise, the Company is able to provide its customers with a broad range of new packaging solutions that enable faster, smaller and more powerful ICs. Due to its size and industry-leading position, the Company is capable of implementing and utilizing the capital equipment necessary for both new and mature packages, thereby affording its customers an attractive alternative in their capital allocation decisions. In addition, with AICL's new wafer fabrication capabilities, the Company is able to offer a fully integrated, turnkey semiconductor manufacturing solution.

STRATEGY

     Principal elements of the Company's strategy include:

     Maintain Product Technology Leadership. The Company believes that it is one of the world's leading designers and developers of new semiconductor packaging technology. The Company has designed and developed such leading edge leadframe and laminate products as its PowerQuad(R), SuperBGA(R), fleXBGA(TM) and ChipArray(TM) BGA packages. The Company is focusing additional design and development efforts on new generations of the BGA packaging format and on "flip chip" die attach technologies where the I/O pads on the chip are attached directly to the package's substrate rather than with wire-bonded connections. The Company employs a staff of leading semiconductor packaging technologists and undertakes significant research and development activities in its Chandler, Arizona and Philippines locations, as well as through joint development activities with AICL's development staff in Korea. The Company intends to continue to maintain its leading packaging technology position.

     Maintain Advanced Manufacturing Capabilities. The Company believes that its tradition of manufacturing excellence has been a key factor in its success in attracting and retaining customers, and it is committed to maintaining that high level of excellence. Key to this effort is the Company's commitment to continuous advancement of its process technology. The Company's development teams work with its customers, suppliers, and others to develop new processing technologies as well as pursue continuous improvements in the Company's existing processing capabilities. These efforts have directly resulted in reduced time to market, increased quality, and lower manufacturing costs.

     Leverage Scale and Scope of the Company's Packaging and Test
Capabilities. The Company believes that its scale of operations and its breadth of product offerings provide it with several competitive advantages. First, the Company believes that its size and position in the industry allow it certain advantages in procuring key materials and manufacturing equipment. Second, the Company is able to capitalize on the substantial economies of scale that result from high utilization rates of its capital equipment, thereby lowering the

Company's per unit manufacturing costs and facilitating cost-effective solutions for its customers. The Company's scale also allows it to offer an industry-leading breadth of product offerings and to be a single source for many of its customers' packaging requirements. The Company offers over 450 different package formats and sizes with a variety of processing and materials options. The Company added 175 and 139 new packaging options, respectively, in 1996 and 1997. The Company is committed to continued expansion of both its size of operations and its scope of product and service offerings.

     Establish Industry Packaging Standards. The Company believes that by bringing new package designs to market early, its designs are more likely to become industry standards, which in turn will allow the Company to obtain higher margins than its competitors for such new designs. The Company also seeks to capture substantial market share and to spur the industry-wide adoption of its new packages by investing aggressively in expanding its manufacturing capacity for these packages. As a result, it is one of the leading providers of advanced packaging solutions such as thin package formats and BGA packages. The Company believes these package types will comprise some of the highest growth and more profitable segments of the packaging market in coming years.

     Enhance Customer and Supplier Relationships. As the world's largest independent provider of semiconductor packaging and test services, the Company has developed long-standing strategic relationships with leading semiconductor and electronics companies, its suppliers, and other developers of new semiconductor technologies. The Company believes that these relationships have allowed it to stay ahead of the constantly advancing demand curve for independent packaging services. The Company has repeatedly developed leading-edge packaging technologies that have met the requirements of newer IC devices and that have been quickly accepted in the marketplace. The Company's alliances with certain of its key equipment and material suppliers have enabled the Company to achieve packaging and manufacturing process innovation and cost reduction. Developing and maintaining these relationships within the industry will continue to be an integral part of the Company's overall strategic direction.

     Focus on Customer Service and Support. The Company believes that its focus on customer service and support has been crucial in attracting and retaining leading semiconductor companies as its customers. The Company has a firmly established customer-oriented culture. To provide a dedicated customer support infrastructure and to stay abreast of customers' expectations, the Company has strategically established technical and sales teams near major customer facilities and in acknowledged technology centers. In addition, the Company has implemented direct electronic links with its customers to enhance communication and facilitate real-time engineering data and order information flow.

     Provide an Integrated, Turnkey Solution. The Company seeks to provide a complete turnkey solution comprising wafer fabrication, packaging and test services. The Company recently began providing wafer fabrication services through AICL's new deep submicron CMOS foundry. With the addition of wafer fabrication, the Company is able to provide all stages of IC production for its customers from the fabrication of wafers through the shipment of finished ICs. The Company believes this integration will enable customers to improve the cost and performance of their ICs and achieve faster time to market for both new product introductions and production lead times.

PRODUCTS

  Packaging

     The Company offers a broad range of package formats designed to provide customers with a full array of packaging solutions for both commodity and advanced products. The Company's products are divided into three product families: traditional leadframe, advanced leadframe, and laminate products as shown in the following tables.


--------------------------------------------------------------------------------------------------

TRADITIONAL LEADFRAME PRODUCTS
--------------------------------------------------------------------------------------------------
------------------------------------------
PACKAGE TYPE                               NUMBER OF LEADS  APPLICATIONS
------------------------------------------ ---------------  --------------------------------------
PDIP (Plastic Dual In-line Packages)            8-48        General purpose plastic IC package for
SPDIP (Shrink DIP)                              28-64       consumer electronic products such as
                                                            games, telephones, TV, audio equipment
                                                            and computer peripherals.
--------------------------------------------------------------------------------------------------
Hermetic                                       Custom       A line of mature, ceramic predominant
                                                            packages used especially for
                                                            high-reliability applications
                                                            (military, space and commercial
                                                            aviation).
--------------------------------------------------------------------------------------------------
PLCC (Plastic Leaded Chip Carrier)              20-84       Used for logic, gate arrays, DAC,
                                                            processors and chip sets used in
                                                            larger form-factor items (copiers,
                                                            printers, scanners, desktop PCs,
                                                            electronic games and monitors).
--------------------------------------------------------------------------------------------------
SOIC (Small Outline Integrated Circuit)         8-44        Designed for needs of lower lead
                                                            devices. End uses include consumer
                                                            audio/video and entertainment
                                                            products, pagers, cordless telephones,
                                                            fax machines, copiers, printers, PC
                                                            peripherals and automotive parts.
--------------------------------------------------------------------------------------------------
MQFP (Metric Quad Flat Package)                44-304       Adapted to meet the increasing
                                                            challenges of advanced
                                                            processors/controllers, DSPs, ASICs,
                                                            video-DAC, PC chip sets, gate arrays,
                                                            logic devices, multimedia and other
                                                            technologies for consumer, commercial,
                                                            office, automotive, PC and industrial
                                                            products.
--------------------------------------------------------------------------------------------------
PowerQuad(R)                                   100-304      Higher performance thermally enhanced
                                                            QFP package. Used for DSPs,
                                                            programmable logic devices,
                                                            microprocessors and micro-controllers,
                                                            high-speed and field programmable gate
                                                            array logic devices, ASIC and other
                                                            technologies requiring more thermal
                                                            performance than offered by standard
                                                            QFP packages.
--------------------------------------------------------------------------------------------------
PowerSOP(TM)                                    8-36        Higher performance thermally enhanced
                                                            SOIC package. Used for wireless RF
                                                            telecom devices, automotive,
                                                            industrial, disk drive, pagers, and
                                                            other technologies requiring more
                                                            thermal performance than offered by
                                                            standard SOIC packages.

================================================================================

------------------------------------------
ADVANCED LEADFRAME PRODUCTS
--------------------------------------------------------------------------------------------------
------------------------------------------
PACKAGE TYPE                               NUMBER OF LEADS  APPLICATIONS
------------------------------------------ ---------------  --------------------------------------
TQFP (Thin Quad Flat Package)                  32-256       Designed for lightweight, portable
                                                            electronics requiring broad
                                                            performance characteristics, including
                                                            notebook computers, desktop PCs,
                                                            audio/video and telecommunications
                                                            products, cordless/RF devices, office
                                                            equipment, disk drives and
                                                            communication boards (e.g., Ethernet
                                                            and ISDN).
--------------------------------------------------------------------------------------------------
TSOP (Thin Small Outline Package)               32-48       Primary application is for SRAM, DRAM,
                                                            FLASH and FSRAM memory devices. End
                                                            uses include PC cards, PCMCIA
                                                            form-factor products, cameras
                                                            (still/video) and notebook computers.
--------------------------------------------------------------------------------------------------
TSSOP (Thin Shrink Small Outline Package)       8-80        Designed for gate drivers,
                                                            controllers, logic, analog, memory
                                                            (SRAM, DRAM, EPROM, E2PROM),
                                                            comparators and optoelectronics.
--------------------------------------------------------------------------------------------------
SSOP (Shrink Small Outline Package)             8-64        Designed to enable end-products such
                                                            as pagers, portable audio/video
                                                            products, disk drives, and wireless
                                                            applications to be reduced in size and
                                                            weight.
--------------------------------------------------------------------------------------------------

------------------------------------------
LAMINATE PRODUCTS
--------------------------------------------------------------------------------------------------
------------------------------------------
PACKAGE TYPE                               NUMBER OF BALLS  APPLICATIONS
------------------------------------------ ---------------  --------------------------------------
PBGA (Plastic Ball Grid Array)                 119-544      Semiconductors for end users which
                                                            require the enhanced performance
                                                            provided by the integrated design of
                                                            PBGA, including microprocessors/
                                                            controllers, ASICs, gate arrays,
                                                            memory, DSPs and PC chip sets.
                                                            Designed for applications where
                                                            improved portability, form-factor and
                                                            high-performance are necessary,
                                                            including wireless products, cellular,
                                                            GPS, notebook computers, video cameras
                                                            and disk drives.
--------------------------------------------------------------------------------------------------
SuperBGA(R)                                    64-600       Designed for high-speed, high-power
                                                            semiconductors such as ASICs,
                                                            microprocessors, gate arrays, and
                                                            DSPs. Applications include wireless
                                                            products, notebook computers, PDAs,
                                                            video GUI and CPU/BUS boards.
--------------------------------------------------------------------------------------------------
fleXBGA(TM)                                    133-412      Higher performance, lower profile
                                                            package than PBGA due to size
                                                            reduction made possible by denser
                                                            substrate. Ideal for high performance
                                                            disk drives, cellular phones, pagers,
                                                            wireless communications, DSPs and
                                                            micro-controller applications.
--------------------------------------------------------------------------------------------------
MicroBGA(TM)                                    8-200       Especially suited for memory devices
                                                            such as FLASH, SRAM, DRAM and FSRAM
                                                            technologies, microprocessors/
                                                            controllers and high value ASICs
                                                            requiring a low height, weight and
                                                            size packaging. End uses include
                                                            cellular and other telecommunications
                                                            products, disk drives,
                                                            notebooks/sub-notebooks, PDAs,
                                                            wireless and consumer systems and
                                                            memory boards.
--------------------------------------------------------------------------------------------------
ChipArray(TM)                                  36-128       Designed for semiconductors such as
                                                            memory, analog, ASICs and PLDs
                                                            requiring a smaller package than
                                                            conventional PBGAs. Applications
                                                            include cellular and other
                                                            telecommunications, notebooks/sub-
                                                            notebooks, PDAs, wireless systems and
                                                            GPS.
--------------------------------------------------------------------------------------------------
FlipChip                                         N/A        An enabling interconnect technology
                                                            which can be utilized in advanced IC
                                                            packages such as PBGA, chip scale and
                                                            flex circuit solutions to support
                                                            improved electrical requirements and
                                                            very high semiconductor density in
                                                            very small systems.

================================================================================

     Traditional Leadframe Products. Traditional leadframe products are the most widely recognized package types and are characterized by a chip encapsulated in a plastic mold compound with metal leads surrounding the perimeter. This package type has evolved from packages designed to be plugged into the circuit board by inserting the leads into holes on the circuit board to the more modern surface-mount design, in which the leads are soldered to the surface of the circuit board. Specific package customization and evolutionary improvements are continually being engineered to enable improved electrical performance and multi-chip capability, as well as smaller printed circuit board footprints. The Company offers a wide range of lead counts and body sizes within this product group to satisfy customer die size variations. In addition, the Company offers power versions of the SOP, PLCC, and MQFP package types which are specially designed to handle today's high power ICs that need with enhanced heat dissipation characteristics.

     Advanced Leadframe Products. The Company's customers are seeking increasingly thinner packages, which has led the Company to develop newer, more advanced leadframe products. The Company's advanced leadframe products are similar in design to its traditional leadframe products. However, the advanced leadframe products generally are thinner and smaller, have more leads, and have advanced thermal and electrical characteristics which are necessary for many of today's more advanced semiconductor applications. The TSOP, TSSOP and SSOP packages are significantly smaller than the Company's traditional SOIC products, while the TQFP package is a smaller version of the MQFP package. The Company also offers power versions of these package types. The Company plans to continue to develop increasingly smaller versions of these products to keep pace with continually shrinking die sizes and increasing demands for miniaturization.

     Laminate Products. The laminate product family represents the newest and fastest growth area for the Company and consists of products employing the BGA format which utilize a laminate (plastic or tape) substrate rather than a leadframe substrate. BGA technology was first introduced in the industry as a solution to problems associated with the increasingly high lead counts required for advanced semiconductors. As the number of leads surrounding the IC increased, packagers attempted to maintain the size of the package by increasing the proximity of the leads to one another. As a result, however, these high lead count packages experienced significant electrical shorting problems and required the development of increasingly sophisticated and expensive techniques for producing circuit boards to accommodate the density of the leads. The BGA methodology solved this problem by effectively creating leads on the bottom of the package in the form of small bumps or balls. These balls can be evenly distributed across the entire bottom surface of the package, allowing greater distance between the individual leads. The Company's first product in this family was the plastic BGA. The Company has subsequently designed additional BGA type packages which include features that enable low cost, high volume manufacturing methods as well as higher performance packages. These new laminate products include: SuperBGA(R), which includes a copper heat-sink for heat dissipation and is designed for very low profile, high power applications; ChipArray(TM), which allows the package to be as small as 1.5 mm larger than the chip itself; and MicroBGA(TM), which is designed to be approximately the same size as the chip and uses a tape substrate rather than a plastic laminate. The Company is currently designing newer versions of BGA packages to enable further significant reductions in package size.

  Test and Related Services

     The Company also provides its customers with semiconductor test services. The Company has the capability to test digital logic, analog and mixed signal products. The combination of the Company's test operations together with AICL's Korean test operations comprises one of the largest independent test operations in the world. Providing test services requires a high level of communication and integration between the Company and its customers. In order to enable semiconductor companies to improve their time to market and to reduce costs, there has been an increasing trend to put packaging and test operations in the same location. The Company has capitalized on this trend by supplying its own testers or by supplementing customer-supplied testers with handlers and other related equipment.

     Although test services accounted for only 3.5% of the Company's total 1997 revenue and 13% of the total units shipped, the Company expects test services to grow significantly during the next several years as customers seek to reduce the time to market for their products by using contractors with test services at the packaging site. In addition to final test services, the Company provides a full range of other related services, such as burn-in test services, "dry pack" services, "tape and reel" packing, and wafer "probing" or "sorting."

     The following table sets forth, for the periods indicated, the amount of the Company's net revenues and the percentage of total net revenues by product type:

                                            1994               1995               1996               1997
                                      ----------------   ----------------   ----------------   -----------------
                                      REVENUES     %     REVENUES     %     REVENUES     %     REVENUES      %
                                      --------   -----   --------   -----   --------   -----   --------    -----
                                                                (DOLLARS IN MILLIONS)
Traditional Leadframe..............   $   487     85.1%  $   699     75.0%  $   792     67.6%  $   801      55.0%
Advanced Leadframe.................        53      9.2       157     16.8       220     18.8       312      21.5
Laminate...........................         3      0.5        15      1.6        90      7.7       248      17.0
Testing and Other..................        30      5.2        61      6.6        69      5.9        95       6.5
                                      -------    -----   -------    -----   -------    -----   -------     -----
    Total..........................   $   573    100.0%  $   932    100.0%  $ 1,171    100.0%  $ 1,456     100.0%
                                      =======    =====   =======    =====   =======    =====   =======     =====

  Wafer Fabrication

     The Company recently began offering wafer fabrication services through AICL's new deep submicron CMOS foundry. This foundry is currently capable of producing up to 15,000 8" wafers per month. Through a strategic relationship with TI, the Company and AICL have qualified .25 micron CMOS process technology, and TI has agreed to provide to AICL .18 micron CMOS process technology during 1998. The Company's right to the supply of wafers from the foundry is subject to the TI Manufacturing and Purchasing Agreement, pursuant to which TI has agreed to purchase at least 40% of the capacity of the foundry and under certain circumstances has the right to purchase 70% of the capacity of the foundry. Although the Company has received forecasts from TI which indicate that TI will meet its minimum purchase obligation during the second half of 1998, during the first quarter of 1998 TI's orders were below such minimum purchase commitment due to market conditions and issues encountered by TI in the transition of its products to .18 micron technology. There can be no assurance that TI will place orders representing at least 40% of the capacity of this foundry during this period or in the future. A failure by TI to comply with its minimum purchase obligations or the cancellation of a significant wafer fabrication order by TI or any other customer could have a material adverse effect on AICL's and the Company's business, financial condition and results of operations. See "Risk Factors -- Risks Associated with New Wafer Fabrication Business" and
" -- Intellectual Property."

     The new foundry's capability is targeted to meet the needs of customers for DSPs, ASICs and other logic devices. As technological capability and the needs for CMOS designs in this area change, the Company anticipates the need to add embedded memory and special analog functionality to its core CMOS technology. The Company plans to continue to focus its semiconductor technology development efforts to serve the needs of the high performance digital logic market.

     With the addition of the wafer fabrication capability, the Company is able to offer fully integrated turnkey semiconductor manufacturing services to its customers. This complete turnkey solution will enable the Company to work with its customers' IC designers to optimize the integration of IC design with wafer fabrication, package design, and packaging and test processes. The Company believes this integration will enable customers to improve the cost and performance of their ICs and achieve faster time to market in terms of both new product introductions and production lead times.

CUSTOMERS

     The Company currently has more than 150 customers, including many of the largest semiconductor companies in the world. Set forth below is a list of the Company's top 50 customers in 1997:

Actel Corporation                Integrated Circuit Systems, Inc.    Plessey Semiconductors
Altera Corporation               Integrated Device Technology, Inc.  Philips Electronics N.V.
Adaptec, Inc.                    Intel Corporation                   Robert Bosch GmbH
Advanced Micro Devices, Inc.     Lattice Semiconductor               Rockwell Corp.
Alcatel Mietec                     Corporation                       S3 Incorporated
American Micro Systems, Inc.     Level One Communications, Inc.      SGS-THOMSON
Analog Devices, Inc.             LSI Logic Corporation               Microelectronics N.V.
Atmel Corporation                Lucent Technologies Inc.            Siemens AG
Cirrus Logic                     Macronix International Co., Ltd.    SMC Corporation
Cypress Semiconductor Corp.      Matra Harris Semiconductors         Silicon Storage
Dallas Semiconductor             Maxim Integrated Circuits           Technology, Inc.
Delco Electronics Corporation    Microchip Technology Inc.           Symbios Logic
Digital Equipment Corp.          Microlinear                         TEMIC Semiconductors
Harris Corporation               Motorola, Inc.                      Texas Instruments
Hewlett-Packard Company          National Semiconductor                Incorporated
International Business Machines    Corporation                       VLSI Technology, Inc.
  Corporation                    NeoMagic Corporation                VTC Inc.
IC Works Inc.                    Northern Telecom                    Waferscale Integration, Inc.
                                                                     Xilinx, Inc.

The Company's five largest customers collectively accounted for approximately 34.1%, 39.2%, and 40.1% of the Company's total revenues in 1995, 1996 and 1997, respectively. The Company anticipates that this customer concentration will continue at least for the foreseeable future. See "Risk Factors -- Customer Concentration; Absence of Backlog."

MARKETING AND SALES

     The Company sells to and supports its customers through an international network of offices located in close proximity to its largest customers and concentration of customers, including offices in the United States (Austin, Texas; Boise, Idaho; Chandler, Arizona; Dallas, Texas; Santa Clara, California and West Chester, Pennsylvania), France, Singapore, Taiwan, and the Philippines. A substantial majority of the Company's sales have historically been derived from U.S.-based customers. See Note 15 of Notes to Combined Financial Statements. The Company assigns each of its customers a sales and customer support team consisting of an account manager, a technical program manager, and one or more customer support representatives. The largest multinational customers are typically supported from multiple offices. The Company's worldwide force of account managers, customer service representatives and technical product managers exceeds 200 personnel. In addition, an extended staff of product management, process and reliability engineering, marketing and advertising, information systems, and factory personnel supports the direct account teams. Together, these direct and extended teams deliver an array of services to the Company's customers including providing information and expert advice on packaging solutions and trends, managing the start-up of specific packaging and test programs, providing a continuous flow of information to the customers regarding products and programs in process, and researching and helping to resolve technical and logistical issues.

FACILITIES AND MANUFACTURING

  Facilities

     The Company provides packaging and test services through its factories in the Philippines as well as its test facility in the U.S. A new packaging factory is currently being equipped at the Company's Chandler, Arizona site with expected start-up in 1999. In addition, the Company provides packaging and test services through AICL's four factories in Korea, which provide such services to the Company pursuant to a Supply Agreement. In 1996 and 1997, AICL provided packaging and test services which accounted for approximately 72% and 68%, respectively, of the Company's revenues. In addition to providing world-class manufacturing services, these factories provide purchasing, engineering, and customer service support. The Company recently began offering wafer fabrication services through AICL's new state-of-the-art .25 micron wafer foundry in Korea pursuant to a Supply Agreement. The size, location, and manufacturing services provided by each of the Company's and AICL's primary facilities is set forth in the table below. See "Risk Factors -- Dependence on Relationship With AICL; Potential Conflicts of Interest," "-- Expansion of Manufacturing Capacity; Profitability Affected by Capacity Utilization Rates," "-- Risks Associated with New Wafer Fabrication Business" and "-- Inability to Obtain Packaging and Test Equipment in a Timely Fashion."

                                                           APPROXIMATE
                                                           PLANT SIZE
      FACILITY                      LOCATION              (SQUARE FEET)           MANUFACTURING SERVICES
      --------                      --------              -------------           ----------------------
Company Facilities
P1                     Muntilupa, Philippines                579,000      Packaging and test services; packaging
                                                                          and process development
P2                     Muntilupa, Philippines                115,000      Packaging services
P3                     Province of Laguna, Philippines       249,000      Packaging and test services
AATS                   Santa Clara, California                 3,000      Final testing services; test program
                                                                          development; central shipping and
                                                                          logistics
A1 (1999)              Chandler, Arizona                     106,000      Packaging services for laminate
                                                                          products; package and process
                                                                          development

AICL Facilities
K1                     Seoul, Korea                          646,000      Packaging services, package and
                                                                          process development
K2                     Buchon, Korea                         264,000      Packaging services
K3                     Bupyung, Korea                        404,000      Packaging and test services
K4                     Kwangju, Korea                        597,000      Packaging services

Wafer Foundry          Buchon, Korea                         480,000      Wafer fabrication services

     The Company's operational headquarters is located in Chandler, Arizona while its administrative headquarters is located in West Chester, Pennsylvania. In addition to an executive staff, the Chandler, Arizona campus houses sales and customer service for the southwest region, product management, a technical design center, planning, marketing and research and development. The West Chester location houses finance and accounting, legal, personnel administration, information systems, and serves as a satellite sales office for the Company's eastern sales region.

  Raw Materials and Equipment

     The Company's packaging operations depend upon obtaining adequate supplies of raw materials on a timely basis. The principal raw materials used in the Company's packaging process are leadframes or laminate substrates, along with gold wire and molding compound. The Company purchases raw materials based on the stated demand requirements of its customers and its customers are generally responsible for any unused materials that result from an overstatement of demand. The Company works closely with its primary raw material suppliers to insure the availability and timeliness of raw material supplies. In addition, the Company negotiates worldwide pricing agreements with its major suppliers to take advantage of the scale of its operations. The Company is not dependent on any one supplier for a substantial portion of its raw material requirements.

     The Company's packaging operations and expansion plans also depend on obtaining adequate supplies of manufacturing equipment on a timely basis. To that end, the Company works closely with its major equipment suppliers to insure that equipment deliveries are on time and the equipment meets the Company's stringent performance specifications. In addition, an affiliate of AICL manufactures semiconductor packaging equipment exclusively for the Company and AICL at locations in close proximity to the Company's and AICL's packaging facilities in the Philippines and Korea, respectively. See "Risk Factors -- Dependence on Raw Materials Suppliers and Subcontractors."

  Total Quality Management

     The Company believes that total quality management is a vital component of its manufacturing strategy. To that end, the Company has established a comprehensive Quality Operating System designed to promote continuous improvement and maximize manufacturing yields at high volume production while maintaining the highest quality standards. Each of the Company's and AICL's factories is ISO9002 and QS-9000 certified. ISO9002 is a worldwide manufacturing quality certification program administered by an independent standards organization. QS9000 is similarly an independently administered manufacturing quality certification used by United States automotive manufacturers. The Company believes that many of its customers prefer to purchase from suppliers who are ISO9002 and QS9000 certified.

COMPETITION

     The independent semiconductor packaging and test industry is very competitive, being comprised of approximately 50 companies, with about 15 of those companies having sales of $100 million per year or more. The Company faces substantial competition from established packaging companies primarily located in Asia, such as Advanced Semiconductor Engineering, Inc. (Taiwan), ASE Test Limited (Taiwan and Malaysia), ASAT Ltd. (Hong Kong), Hana Microelectronics Public Co. Ltd. (Hong Kong and Thailand), Astra International (Indonesia), Carsem Bhd. (Malaysia), ChipPAC Incorporated (Korea), Siliconware Precision Industries Co., Ltd. (Taiwan), and Shinko Electric Industries Co., Ltd. (Japan). Each of these companies has significant manufacturing capacity, financial resources, research and development operations, marketing and other capabilities, and have been operating for some time. Such companies have also established relationships with many large semiconductor companies which are current or potential customers of the Company. The principal elements of competition in the independent semiconductor packaging market include time to market, breadth of package offering, technical competence, design services, quality, production yields, customer service, and price. The Company believes it generally competes favorably with respect to these factors. On a larger scale, the Company also competes with the internal manufacturing capabilities of many of its largest customers.

     The independent wafer fabrication business is also highly competitive. The Company expects its wafer fabrication services to compete primarily with independent wafer foundries such as Chartered Semiconductor Manufacturing, Ltd., Taiwan Semiconductor Manufacturing Company, Ltd. and United Microelectronics Corporation, as well as with device manufacturers such as LG Semicon Co., Ltd., Hitachi, Ltd., Toshiba Corp. and Winbond Electronics Corporation, which provide foundry services for other semiconductor companies. Each of these companies has significant manufacturing capacity, financial resources, research and development operations, marketing and other capabilities and have been operating for some time. Many of these companies have also established relationships with many large semiconductor companies which are current or potential customers of the Company. The principal elements of competition in the wafer foundry market include technology, delivery cycle times, price, product performance, quality, production yield, responsiveness and flexibility, reliability and the ability to design and incorporate product improvements. See "Risk Factors -- Competition."

RESEARCH AND DEVELOPMENT

     The Company's research and development efforts are focused on developing new package designs and process capabilities, and on improving the efficiency and capabilities of its existing production processes and materials. The Company believes that technology development is one of the key success factors in the packaging market and believes that it has a distinct advantage in this area. In addition to its internal development work, and its co-development work with AICL, the Company also works closely with its packaging equipment and raw material suppliers in developing advanced processing capabilities and materials for use in the Company's production process. Currently, the Company is focusing on development programs that extend the capability and applicability of the BGA packaging format. These include high performance

BGAs for microprocessors and other high-end devices, and a chip size package for memory. In addition, the Company is aggressively developing a flip-chip die attach and connect process for its laminate packages that has the potential to reduce packaging size and cost and improve package performance significantly. The flip-chip packaging process involves attaching the die I/O terminals directly to the lead circuits on the substrate without the use of gold wires. In addition to providing a smaller package size, this process is expected to result in significant improvements in packaging yields by eliminating the delicate wire bonds from the package.

     As of December 31, 1997, the Company employed approximately 95 persons in research and development activities. In addition, other management and operational personnel are involved in research and development activities. In 1995, 1996 and 1997, the Company's research and development expenses were approximately $8.7 million, $10.9 million and $8.5 million, respectively. The Company expects to continue to invest significant resources in research and development.

INTELLECTUAL PROPERTY

     The Company currently holds 24 U.S. patents, five of which are jointly held with AICL, related to various IC packaging technologies, in addition to other pending patents. These patents will expire at various dates from 2012 through 2016. With respect to development work undertaken jointly with AICL, the Company and AICL share intellectual property rights under the terms of the Supply Agreements between the Company and AICL. The Supply Agreements also provide for the cross-licensing of intellectual property rights between the Company and AICL. In addition, the Company enters into agreements with other developers of packaging technology to license or otherwise obtain certain process or packaging technologies.

     The Company expects to continue to file patent applications when appropriate to protect its proprietary technologies; however, the Company believes that its continued success depends primarily on factors such as the technological skills and innovation of its personnel rather than on its patents. The process of seeking patent protection can be expensive and time consuming. There can be no assurance that patents will be issued from pending or future applications or that, if patents are issued, they will not be challenged, invalidated or circumvented, or that rights granted thereunder will provide meaningful protection or other commercial advantage to the Company. Moreover, there can be no assurance that any patent rights will be upheld in the future or that the Company will be able to preserve any of its other intellectual property rights.

     Although the Company is not currently a party to any material litigation, the semiconductor industry is characterized by frequent claims regarding patent and other intellectual property rights. As is typical in the semiconductor industry, the Company may receive communications from third parties asserting patents on certain of the Company's technologies. In the event any third party were to make a valid claim against the Company or AICL, the Company or AICL could be required to discontinue the use of certain processes or cease the manufacture, use, import and sale of infringing products to pay substantial damages and to develop non-infringing technologies or to acquire licenses to the alleged infringed technology. The Company's business, financial condition and results of operations could be materially and adversely affected by such developments. Litigation, which could result in substantial cost to and diversion of resources of the Company, may also be necessary to enforce patents or other intellectual property rights of the Company or to defend the Company against claimed infringement of the rights of others. The failure to obtain necessary licenses or the occurrence of litigation relating to patent infringement or other intellectual property matters could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, AICL has obtained intellectual property for wafer manufacturing primarily from TI. The licenses granted to AICL by TI under the TI Technology Agreements are very limited. Although TI has granted to AICL a license under TI's trade secret rights to use TI's technology in connection with AICL's provision of wafer fabrication services, TI has not granted AICL a license under its patents, copyrights and mask works to manufacture semiconductors for third parties. Although TI has agreed that TI will not assert a claim for patent, copyright or mask work right infringement against AICL or the Company in connection with AICL's manufacture of semiconductor products for third parties, TI has reserved the right to bring such infringement claims against AICL's or the Company's customers with respect to semiconductor products purchased from AICL or the Company. As a result, AICL's and the Company's customers could be subject to patent litigation by TI and others, and AICL and the Company could in turn be subject to litigation by such customers and others, in connection with the sale of wafers produced by AICL. Any such litigation could materially and adversely affect AICL's ability to continue to manufacture wafers and AICL's and the Company's business, financial condition and results of operations.

ENVIRONMENTAL MATTERS

     The semiconductor packaging process involves a significant amount of chemicals and gases which are subject to extensive governmental regulations. For example, liquid waste is produced at the stage at which silicon wafers are diced into chips with the aid of diamond saws and cooled with running water. In addition, excess materials on leads and moldings are removed from packaged semiconductors in the trim and form process. The Company has installed equipment to collect certain solvents used in connection with its manufacturing process and has contracted with independent waste disposal companies to remove such hazardous material.

     Federal, state and local regulations in the United States, as well as environmental regulations in Korea and the Philippines, impose various controls on the storage, handling, discharge and disposal of chemicals used in the Company's and AICL's manufacturing processes and on the facilities occupied by the Company and AICL. The Company believes that its activities, as well as those of AICL, conform to present environmental and land use regulations applicable to their respective operations and current facilities. Increasing public attention has, however, been focused on the environmental impact of semiconductor manufacturing operations and the risk to neighbors of chemical releases from such operations. There can be no assurance that applicable land use and environmental regulations will not in the future impose the need for additional capital equipment or other process requirements upon the Company or AICL or restrict the Company's or AICL's ability to expand their respective operations. The adoption of new ordinances or similar measures or any failure by the Company or AICL to comply with applicable environment and land use regulations or to restrict the discharge of hazardous substances could subject the Company or AICL to future liability or cause their respective manufacturing operations to be curtailed or suspended.

EMPLOYEES

     As of December 31, 1997, the Company had approximately 9,100 full-time employees, 7,450 of whom were engaged in manufacturing, 1,150 in manufacturing support, 95 in research and development, 210 in marketing and sales, and 195 in finance, business management, and administration. The Company's employees are not represented by any collective bargaining agreement, and the Company has never experienced a work stoppage. The Company believes that its relations with its employees are good. See "Risk Factors -- Dependence on Key Personnel and Availability of Skilled Workforce."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company and their ages as of December 31, 1997 are as follows:

                   NAME                     AGE                         POSITION
                   ----                     ---                         --------
James J. Kim..............................  61    Chief Executive Officer and Chairman
John N. Boruch............................  55    President and Director
Frank J. Marcucci.........................  62    Chief Financial Officer
Eric R. Larson............................  42    Vice President
Michael D. O'Brien........................  65    Vice President
Thomas D. George(1)(2)....................  57    Director
Gregory K. Hinckley(1)(2).................  51    Director

---------------

(1) Member of Compensation Committee.

(2) Member of Audit Committee.

     James J. Kim. James Kim has served as the Company's Chief Executive Officer since September 1997. Mr. Kim founded AEI in 1968 and has served as its Chairman since 1970. He has also served as the Chairman of the Anam group of companies and a director of AICL since 1992. Mr. Kim is a director of CFM Technologies, Inc. Mr. Kim earned B.S. and M.A. degrees in Economics from the University of Pennsylvania. Mr. Kim is Chairman of The Electronics Boutique, Inc., an electronics retail chain, and Forte Systems, Inc., an information technology, consulting and outsourcing company.

     John N. Boruch. John Boruch has served as President and a director of the Company since September 1997. Mr. Boruch has served as President of AEI since February 1992. From 1991 to 1992 he served as AEI Corporate Vice President in charge of Sales. Mr. Boruch earned a B.A. in Economics from Cornell University. Mr. Boruch joined the Company in 1984.

     Frank J. Marcucci. Frank Marcucci has served as the Chief Financial Officer of the Company since September 1997. Mr. Marcucci has served as the Chief Financial Officer of AEI since joining AEI in 1980. Mr. Marcucci earned a B.S. in Business Administration from Duquesne University and an MBA from the University of Pittsburgh. Mr. Marcucci is a Certified Public Accountant.

     Eric R. Larson. Eric Larson has served as Vice President of the Wafer Fabrication business of the Company since September 1997. Mr. Larson has served as President of Amkor/Anam Semiconductor, a division of AEI, since December 1996. From 1979 to 1996 he worked for the Hewlett-Packard Company ("HP") in various management capacities, most recently as Worldwide Marketing Manager for disk products. In addition, Mr. Larson was the worldwide Manager of Sales and Marketing of the IC Business Division of HP from July 1985 to May 1993. Mr. Larson earned a B.A. in Political Science from Colorado State University and an MBA from the University of Denver.

     Michael D. O'Brien. Michael O'Brien has served as the Vice President of Packaging and Testing Operations of the Company since September 1997. Mr. O'Brien has served as Corporate Vice President of AEI since 1990. Mr. O'Brien earned a B.S. from Texas A&M University. Mr. O'Brien joined the Company in 1988.

     Thomas D. George. Mr. George has been a director of the Company since November 1997. Mr. George was Executive Vice President, and President and General Manager, Semiconductor Products Sector ("SPS") of Motorola from April 1993 to May 1997. Prior to that, he held several positions with Motorola, including Executive Vice President and Assistant General Manager, SPS from November 1992 to April 1993 and Senior Vice President and Assistant General Manager, SPS from July 1986 to November 1992. Mr. George is currently retired.

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

     Gregory K. Hinckley. Mr. Hinckley has been a director of the Company since November 1997. Mr. Hinckley serves as Executive Vice President, Chief Operating Officer and Chief Financial Officer of Mentor Graphics Corporation since January 1997. From November 1995 until December 1996 he held the position of Senior Vice President with VLSI, a manufacturer of complex ASICs. From August 1992 until December 1996, Mr. Hinckley held the position of Vice President, Finance and Chief Financial Officer with VLSI. From December 1991 until August 1992, he was an independent consultant. Mr. Hinckley is a director of OEC Medical Systems, Inc., a manufacturer of medical imaging equipment.

DIRECTOR COMPENSATION

     Directors who are also employees or officers of the Company do not receive compensation for their services as directors. Non-employee directors are eligible to receive an annual retainer of $15,000 plus per meeting fees of $1,000 per board meeting and $1,000 per committee meeting attended. Directors are reimbursed for travel and related expenses incurred by them in attending board and committee meetings.

     1998 Director Option Plan. The Company's 1998 Director Option Plan (the "Director Plan") was adopted by the Board of Directors in January 1998 and is expected to be approved by the Company's stockholders immediately following the Reorganization. The Director Plan will become effective immediately prior to the Offerings. A total of 300,000 shares of Common Stock have been reserved for issuance under the Director Plan. The option grants under the Director Plan are automatic and non-discretionary. The Director Plan provides for an initial grant of options to purchase 15,000 shares of Common Stock to each new nonemployee director of the Company (an "Outside Director") upon the later of the effective date of the Director Plan or the date which such individual first becomes an Outside Director. In addition, each Outside Director will automatically be granted subsequent options to purchase 5,000 shares of Common Stock on each date on which such Outside Director is re-elected by the stockholders of the Company, provided that as of such date such Outside Director has served on the Board of Directors for at least six months. The exercise price of the options is 100% of the fair market value of the Common Stock on the grant date, except that with respect to initial grants to directors on the effective date of the Director Plan the exercise price will be equal 94% of the initial public offering price per share of Common Stock in the Offerings. The term of each option is ten years. Each option granted to an Outside Director vests as to 33 1/3% of the optioned stock one year after the date of grant, and as to an additional 33 1/3% of the optioned stock on each anniversary of the date of grant, provided that the optionee continues to serve as an Outside Director on such date so that 100% of the optioned stock may be exercisable three years after the date of grant. In the event of the sale of all or substantially all the Company's assets or the merger of the company with or into another corporation, all outstanding options under the Director Plan may either be assumed or an equivalent option may be substituted by the surviving entity. Following such assumption or substitution, if the director is terminated other than upon a voluntary resignation, such assumed or substituted options will vest and become exercisable in full. If no assumption or substitution occurs, each such option will vest and become exercisable in full. The Director Plan will terminate in January 2008 unless sooner terminated by the Board of Directors.

BOARD COMMITTEES

     The Board of Directors has a Compensation Committee and an Audit Committee. The Compensation Committee is comprised of Messrs. George and Hinckley. The functions of the Compensation Committee are to review and approve annual salaries, bonuses, and grants of stock options pursuant to the Company's 1998 Stock Plan and to review and approve the terms and conditions of all employee benefit plans or changes thereto. The Audit Committee is comprised of Messrs. George and Hinckley. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent auditors of the Company, discuss and review in advance the scope and the fees of the annual audit and review the results thereof with the independent auditors, review and approve non-audit services of the independent auditors, review compliance with existing major accounting and financial reporting policies of the Company, review the adequacy of the financial organization of the Company, and review management's procedures and policies relating to the adequacy of the Company's internal accounting controls and compliance with applicable laws relating to accounting practices.

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

EXECUTIVE COMPENSATION

     Summary Compensation. The following table sets forth compensation earned during the fiscal year ended December 31, 1997, by the Company's Chief Executive Officer and the four other most highly compensated executive officers whose total salary and bonus during such year exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                           ANNUAL COMPENSATION(1)
                                                           ----------------------     ALL OTHER
             NAME AND PRINCIPAL POSITIONS                   SALARY        BONUS      COMPENSATION
             ----------------------------                  ---------    ---------    ------------
James J. Kim, Chief Executive Officer and
  Chairman(2)..........................................    $500,000     $     --       $  6,000
John N. Boruch, President(3)...........................     415,000      375,000          6,000
Frank J. Marcucci, Chief Financial Officer(4)..........     254,000      100,000        245,000
Eric R. Larson, Vice President.........................     220,000           --             --
Michael D. O'Brien, Vice President.....................     249,000      100,000             --

---------------

(1) At the time of the Offerings, Messrs. Boruch, Marcucci, Larson and O'Brien will receive option grants of 300,000 shares, 100,000 shares, 85,000 shares and 85,000 shares, respectively, of Common Stock under the Company's 1998 Stock Plan, in each case with an exercise price per share equal to the initial public offering price per share.

(2) All other compensation for Mr. Kim represents the amount of insurance premium paid by the Company on Mr. Kim's behalf for a life insurance policy. Effective January 1, 1998, Mr. Kim is compensated at an annual salary of $750,000 and he may earn an annual bonus of up to $500,000 if the Company achieves its annual operating plan, as approved by the Company's Board of Directors.

(3) All other compensation for Mr. Boruch represents the amount of insurance premium paid by the Company on Mr. Boruch's behalf for a life insurance policy.

(4) All other compensation for Mr. Marcucci represents the amount of insurance premium paid by the Company on Mr. Marcucci's behalf for a life insurance policy together with a bonus paid to Mr. Marcucci to cover the income taxes owed by Mr. Marcucci as a result of the payment of such insurance premium.

STOCK PLANS

     1998 Stock Plan. The Company's 1998 Stock Plan (the "1998 Plan") provides for the grant to employees of incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986 (the "Code"), and for the grant to employees, directors and consultants of nonstatutory stock options and stock purchase rights. The 1998 Plan was adopted by the Board of Directors in January 1998 and is expected to be approved by the Company's stockholders immediately following the Reorganization. Unless terminated sooner, the 1998 Plan will terminate automatically in January 2008. The maximum aggregate number of shares which may be optioned and sold under the 1998 Plan is 5,000,000, plus an annual increase to be added on each anniversary date of the adoption of the 1998 Plan equal to the lesser of (i) the number of shares of Common Stock needed to restore the maximum aggregate number of shares of Common Stock which may be optioned and sold under the 1998 to 5,000,000, or (ii) a lesser amount determined by the Board of Directors.

     The 1998 Plan may be administered by the Board of Directors or a committee appointed by the Board of Directors (the "Committee"), which Committee shall, in the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The Board of Directors or the Committee, as applicable, has the power to determine the terms of options granted, including the exercise price and the fair market value, to reduce the exercise price of any option to the then current fair market price if the fair market value of the Common Stock covered by such option shall have declined since the date the option was granted, the number of shares subject to the option or stock purchase right, and the exercisability thereof and the form of consideration payable upon such exercise. In addition, the Board of Directors has the authority to amend, suspend or terminate the 1998 Plan, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the 1998 Plan.

     Unless determined otherwise by the administrators, options and stock purchase rights granted under the 1998 Plan are not transferable by the optionee, and each option and stock purchase right is generally exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1998 Plan must generally be exercised within three months following termination of an optionee's status as an employee, director or consultant of the Company, within twelve months after an optionee's termination by disability, and within twelve months after an optionee's termination by death, but in no event later than the expiration of the option. In the case of stock purchase rights, unless the administrator determines otherwise, a restricted stock purchase agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to a restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the administrator. The exercise price of all incentive stock options granted under the 1998 Plan must be at least equal to the fair market value of the shares on the date of grant. The exercise price of nonstatutory stock options granted under the 1998 Plan is determined by the Committee, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must be at least equal to the fair market value of the Common Stock on the date of grant. With respect to any employee who owns stock possessing more than ten percent of the voting power of all classes of the Company's, or any parent or subsidiary of the Company's outstanding capital stock, the exercise price of any incentive stock option granted to such person must equal at least 110% of the fair market value of the Common Stock on the date of grant and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1998 Plan may not exceed ten years.

     The 1998 Plan provides that in the event of a merger of the Company with or into another corporation, or a sale of substantially all of the Company's assets, each outstanding option and stock purchase right will be assumed or substituted for by the successor corporation. In the event the successor corporation refuses to assume or substitute for the option or stock purchase right, the optionee shall have the right to exercise all of the optioned stock, including shares as to which it would not otherwise be exercisable.

     1998 Employee Stock Purchase Plan. The Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in January 1998 and is expected to be approved by the stockholders immediately following the Reorganization. The Company does not intend to implement the Purchase Plan until after the Offerings. A total of 1,000,000 shares of Common Stock have been made available for sale under the Purchase Plan and an annual increase is to be added on each anniversary date of the adoption of the Purchase Plan equal to the lesser of (i) the number of shares needed to restore the maximum aggregate number of shares available for sale under the Purchase Plan to 1,000,000, or (ii) a lesser amount determined by the Board of Directors. The Purchase Plan, which is intended to qualify under Section 423 of the Code is administered by the Board of Directors or by a committee appointed by the Board. Employees (including officers and employee directors of the Company but excluding 5% or greater stockholders) are eligible to participate if they are customarily employed for at least 20 hours per week and for more than five months in any calendar year. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 15% of the compensation an employee receives on each pay day. The Purchase Plan will be implemented by consecutive six-month offering periods. The initial offering period and the date of subsequent offering periods under the Purchase Plan will be determined by the Board of Directors after the effective date of the Offerings. Each participant will be granted an option on the first day of an offering period, and shares of Common Stock will be automatically purchased on the last date of each purchase period within the offering period. If the fair market value of the Common Stock on any purchase date (other than the final purchase date of the offering period) is lower than such fair market value on the start date of that offering period, then all participants in that offering period will be automatically withdrawn from such offering period and re-enrolled in the immediately following offering period. The purchase price of the Common Stock under the Purchase Plan will be equal to 85% of the lesser of the fair market value per share of Common Stock on the start date of the offering period or on the purchase date. Employees may end their participation in an offering period at any time, and participation ends automatically on termination of employment with the Company. In the event of a proposed dissolution or liquidation of the Company, the offering periods then in progress will be shortened by setting a new exercise date that is before the dissolution or liquidation, and will terminate immediately prior to the consummation of the proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the Company's assets or the merger of the Company with or into another corporation, each outstanding option will be assumed or substituted for by the successor corporation. In the event the successor corporation refuses to assume or substitute for the options, the offering periods then in progress will be shortened by setting a new exercise date that is before the sale or merger and the offering periods then in progress will end on the new exercise date. Each participant will be notified at least ten business days prior to the new exercise date, and unless such participant ends his or her participation, the option will be exercised automatically on the new exercise date. The Purchase Plan will terminate in January 2008, unless sooner terminated by the Board of Directors.

401(k) PLAN

     The Company participates in a tax-qualified employee savings and retirement plan (the "401(k) Plan") which covers certain of the Company's employees who are at least 21 years of age. Pursuant to the 401(k) Plan, employees may elect to reduce their current eligible compensation by up to 13% of eligible compensation or the statutorily prescribed annual limit, whichever is lower, and have the amount of such reduction contributed to the 401(k) Plan. After an eligible employee completes one year of service and has attained age 21, he or she will become eligible for the Company matching contributions effective as of the quarterly entry date after meeting these service and age requirements. The matching contribution amount is a discretionary amount as determined from time to time by the Company. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in any of a number of designated investment options.

PHILIPPINE PENSION PLANS

     The Company adopted a retirement plan for its eligible Philippine employees and those eligible employees of designated affiliated companies and subsidiaries of the Company, the Amkor/Anam Pilipinas, Incorporated Employees' Retirement Benefit Plan (the "Phillipine Plan"), originally effective January 1, 1988, and most recently amended on January 1, 1997. Eligible employees are employees with regular and permanent status that have been employed continuously for one (1) year by a participating company. Currently, the companies participating in the Phillipine Plan are AMI, AAAP, and Anam Amkor Precision Machine Company (Phils.), Incorporated. At normal retirement age (age 60), death, or upon total and permanent disability, a participant will receive a lump sum benefit payment based on a percentage of his or her final base monthly salary, as determined by his or her years of credited service. A participant who retires at age 50 with at least ten (10) years of service will receive a reduced payment based on the same formula. Company contributions to the Phillipine Plan are held in trust. The Phillipine Plan is presently underfunded by $3.8 million. The amount by which the Phillipine Plan is underfunded decreased from $7.2 million at September 30, 1997 primarily as a result of payments made by the Company as required under the plan and the effect of the recent devaluation of the Phillipine peso to the U.S. dollar. See Note 9 of Notes to Combined Financial Statements.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

     The Company has adopted provisions in its Certificate of Incorporation that eliminate to the fullest extent permissible under Delaware law the liability of its directors to the Company for monetary damages. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Bylaws provide that the Company shall indemnify its directors and officers, and may indemnify its other employees and agents, to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     There is no currently pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted.

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

                              CERTAIN TRANSACTIONS

     AICL was founded in 1956 by Mr. H. S. Kim, who currently serves as the honorary Chairman and a Representative Director of AICL. AICL is a member of the Anam Group of companies, consisting principally of companies in Korea in the electronics industries. The management of AICL and the other companies in the Anam Group are influenced to a significant degree by the family of H. S. Kim, which, together with the Company, collectively owned approximately 40.7% of the outstanding common stock of AICL as of December 31, 1997. A significant portion of the shares owned by the Kim family are leveraged and as a result of this, or for other reasons, the family's ownership could be substantially reduced. James Kim, the founder of the Company and currently its Chairman and Chief Executive Officer, is the eldest son of H. S. Kim. Since January 1992, in addition to his other responsibilities, James Kim has been serving as acting Chairman of the Anam Group and a director of AICL. Mr. In-Kil Hwang, the President and a Representative Director of AICL, is the brother-in-law of James Kim. In addition, four other members of Mr. Kim's family are on the 13-member Board of Directors of AICL. In connection with the Reorganization, Mr. James Kim and members of his family will exchange their interests in the Amkor Companies in return for shares of Common Stock. After the Offerings, James Kim and members of his family will beneficially own approximately 68.9% of the outstanding Common Stock, and Mr. Kim and other members of his family will continue to exercise significant control over the Company. The Company and AICL have had a long-standing relationship. In 1996 and 1997, approximately 72% and 68%, respectively, of the Company's revenues were derived from sales of services performed for the Company by AICL. In addition, substantially all of the revenues of AICL in 1996 and 1997 were derived from services sold by the Company. The Company expects that the businesses of the Company and AICL will continue to remain highly interdependent by virtue of their supply relationship, overlaps and family ties between their respective shareholders and management, financial relationships, coordination of product and operation plans, joint research and development activities and shared intellectual property rights. See "Relationship with Anam Industrial Co., Ltd." and "Reorganization."

     The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance to them expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     In connection with the Reorganization, the Company proposes to enter into tax indemnification agreements with Mr. and Mrs. Kim and the Kim Family Trusts pursuant to which the Company will be indemnified by such stockholders with respect to their proportionate share of any U.S. federal or state corporate income taxes attributable to the failure of AEI to qualify as an S Corporation for any period or in any jurisdiction for which S Corporation status was claimed through the Termination Date. The tax indemnification agreements will also provide that the Company will indemnify Mr. and Mrs. Kim and the Kim Family Trusts if such stockholders are required to pay additional taxes or other amounts attributable to taxable years on or before the Termination Date as to which AEI filed or files tax returns claiming status as an S Corporation. AEI has made various distributions to such stockholders which have enabled them to pay their income taxes on their allocable portions of the income of AEI. Such distributions totaled approximately $13.0 million and $5.0 million in 1996 and 1997, respectively. The Company expects to make additional distributions to such stockholders prior to the consummation of the Reorganization, which distributions will represent AEI's cumulative net income in all periods prior to the Termination Date less the aggregate amount of distributions previously made to such stockholders. These final distributions are intended to provide such stockholders with the balance of AEI's net income for which they have already recognized income taxes. Through December 31, 1997, the amount of such undistributed net earnings was $27.7 million. See "Reorganization" and Notes 1, 10 and 17 of Notes to Combined Financial Statements.

     In February 1998 the Company sold its investment in AICL common stock to AK Investments, Inc. ("AK Investments"), a company owned by Mr. Kim, for $13.9 million, the market value determined by the closing price of AICL shares on the Korea Stock Exchange on the date of the sale. In exchange for such

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

shares, AK Investments assumed $13.9 million of the Company's long-term borrowing from AUSA. See Note 6 of Notes to Combined Financial Statements.

     Mr. Kim has executed certain guarantees to lenders in connection with certain debt instruments of the Amkor Companies that remain outstanding. The total contingent liability under such guarantees equalled approximately $87.0 million as of December 31, 1997. See Note 11 of Notes to Combined Financial Statements.

     The Company and Mr. Kim currently are parties to a loan agreement under which Mr. Kim may borrow funds from the Company, subject to the Company's consent. Mr. Kim has recognized compensation in 1996 and 1997 in the amount of $101,716 and $3,000, respectively of imputed interest for loans under this agreement. Since the beginning of the 1996 fiscal year, the maximum amount outstanding under such agreement has been $6.5 million. All amounts due from Mr. Kim have been repaid in full subsequent to December 31, 1997.

     In 1996, Mr. Kim sold his interest in Amkor Anam Test Services, Inc., representing half of its outstanding capital stock, to AEI for $910,350. See
Note 14 of Notes to Combined Financial Statements.

     AK Investments purchased certain securities held by AEI for $49.7 million, which consideration was paid by assuming from AEI certain non-current payables from AUSA. Subsequent to the sale of investments to AK Investments, AEI loaned AK Investments an additional $12.8 million. The amount outstanding on this loan as of December 31, 1997 was $4.4 million. See Notes 6 and 11 of Notes to Combined Financial Statements. AK Investments repaid such amount in full during March 1998.

     In 1996, the Kim Family Trusts borrowed $5.3 million at market interest rates from AEI to purchase the real estate and develop the facilities that comprise the Company's Chandler, Arizona plant and offices. In 1997, the Kim Family Trusts, after making improvements, sold the real estate and facilities back to AEI for $5.7 million which was used to repay the original loan from AEI. See Note 11 of Notes to Combined Financial Statements.

     Members of the Kim family own all the outstanding shares of Forte Systems, Inc. ("Forte"). The Company and Forte currently are parties to a loan agreement under which Forte may borrow funds at market interest rates from the Company, subject to the Company's consent. Since the beginning of the 1996 fiscal year, the maximum amount outstanding under such agreement has been $3.8 million. See
Note 11 of Notes to Combined Financial Statements.

     Members of the Kim family own all the outstanding shares of The Electronics Boutique, Inc. (the "Electronics Boutique"). The Company and the Electronics Boutique currently are parties to a loan agreement under which the Electronics Boutique may borrow funds at market rates from the Company, subject to the Company's consent. Since the beginning of the 1996 fiscal year, the maximum amount outstanding under such agreement in the ordinary course of business of the Electronics Boutique's business has been $3.0 million. In addition, in 1996, the Electronics Boutique borrowed $50 million from AEI in connection with a contemplated acquisition. However, this acquisition was abandoned by the Electronics Boutique and the $50 million was repaid to AEI within eleven working days of the date it was borrowed. Finally, the Company has guaranteed certain vendor obligations and a line of credit of the Electronics Boutique, which total approximately $24.7 million and $14.3 million, respectively as of December 31, 1997. See Note 11 of Notes to Combined Financial Statements.

     In addition, in each of the last three years, various Electronics Boutique expenses were paid by the Company on behalf of Electronics Boutique and various Company expenses were paid by Electronics Boutique on behalf of the Company. These expenses include insurance premiums, employee medical claims, interest, rent and other miscellaneous expenses. In 1995, 1996 and 1997, the Company made net advancements on behalf of Electronics Boutique of $604,000, $128,000 and $147,000. In 1997, Electronics Boutique repaid to the Company $2.4 million of current and prior year advancements.

     The Company has executed a surety and guarantee agreement on behalf of Electronics Boutique. The Company has unconditionally guaranteed Electronics Boutique's obligation under a $17 million line of credit and a $9 million term loan note. As of December 31, 1997, there was $750,000 outstanding under the line of credit and $9 million outstanding under the term loan note. The Company has also unconditionally guaranteed obligations of EB Canada, a subsidiary of Electronics Boutique, under a $4 million term loan agreement and a $1 million line of credit. As of December 31, 1997, there was $3.8 million outstanding under the term loan and no amounts outstanding under the line of credit.

     The Company leases office space in West Chester, Pennsylvania from the Kim Family Trusts. The lease expires in 2006. The Company has the option to extend the lease for an additional 10 years. The monthly rent pursuant to such lease is $92,000. The Company sub-leases a portion of this office space to Forte for which the monthly rent is $43,000. See Note 11 of Notes to Combined Financial Statements.

     At December 31, 1996 and 1997, the Company had advances and notes receivable from affiliates other than AICL and AUSA of $23.0 million and $36.5 million, respectively. See Note 11 of Notes to Combined Financial Statements.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock outstanding as of the date of this Prospectus, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by
(i) each person or entity who is known by the Company to own beneficially 5% or more of the outstanding Common Stock; (ii) each director of the Company; (iii) each of the Named Executive Officers; and (iv) all directors and executive officers of the Company as a group.

                                               BENEFICIAL OWNERSHIP               BENEFICIAL OWNERSHIP
                                                PRIOR TO OFFERING     NUMBER OF    AFTER OFFERING(1)
                                               --------------------    SHARES     --------------------
              NAME AND ADDRESS                   NUMBER     PERCENT    OFFERED      NUMBER     PERCENT
              ----------------                 ----------   -------   ---------   ----------   -------
James J. and Agnes C. Kim(2)(3)..............  29,075,000    35.2%    3,500,000   25,575,000    22.7%
  1345 Enterprise Drive
  West Chester, PA 19380
David D. Kim Trust of December 31,
  1987(3)(4).................................  13,750,000    16.6       500,000   13,250,000    11.8
  1500 E. Lancaster Avenue
  Paoli, PA 19301
John T. Kim Trust of December 31,
  1987(3)(4).................................  13,750,000    16.6       500,000   13,250,000    11.8
  1500 E. Lancaster Avenue
  Paoli, PA 19301
Susan Y. Kim Trust of December 31,
  1987(3)(4)(5)..............................  13,750,000    16.6       500,000   13,250,000    11.8
  1500 E. Lancaster Avenue
  Paoli, PA 19301
Thomas D. George.............................          --      --            --           --      --
Gregory K. Hinckley..........................          --      --            --           --      --
John N. Boruch...............................          --      --            --           --      --
Eric R. Larson...............................          --      --            --           --      --
Frank J. Marcucci............................          --      --            --           --      --
Michael D. O'Brien...........................          --      --            --           --      --
All directors and executive officers as a
  group (7 persons)..........................  29,075,000    35.2     3,500,000   25,575,000    22.7

---------------
(1) Assumes no exercise of the Underwriters' over-allotment options. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any share as to which the individual or entity has voting power or investment power. Unless otherwise indicated, each person or entity has sole voting and investment power with respect to shares shown as beneficially owned.

(2) James J. and Agnes C. Kim are husband and wife. Accordingly, each may be deemed to beneficially own shares of Common Stock held in the name of the other.

(3) David D. Kim, John T. Kim and Susan Y. Kim are children of James J. and Agnes C. Kim. Each of the David D. Kim Trust of December 31, 1987, John T. Kim Trust of December 31, 1987 and Susan Y. Kim Trust of December 31, 1987 has in common Susan Y. Kim and John F.A. Earley as co-trustees, in addition to a third trustee (John T. Kim in the case of the Susan Y. Kim Trust and the John T. Kim Trust and David D. Kim in the case of the David D. Kim Trust) (the trustees of each trust may be deemed to be the beneficial owners of the shares held by such trust). In addition, the trust agreement for each of these trusts encourages the trustees of the trusts to vote the shares of Common Stock held by them, in their discretion, in concert with James Kim's family. Accordingly, the trusts, together with their respective trustees and James J. and Agnes C. Kim, may be considered a "group" under Section 13(d) of the Exchange Act. This group may be deemed to have beneficial ownership of 65,325,000 shares or 58.0% of the outstanding shares of Common Stock after the Offerings.

(4) These three trusts together with the trusts described in note (5) below comprise the Kim Family Trusts.

(5) Includes 8,200,000 shares held by a trust established for the benefit of Susan Y. Kim's children.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Upon the closing of the Offerings, the Company will be authorized to issue 500,000,000 shares of Common Stock, $.001 par value, and 10,000,000 shares of Preferred Stock, $.001 par value. Immediately after the closing of the Offerings and assuming no exercise of the Underwriters' over-allotment options, the Company estimates there will be an aggregate of 112,610,000 shares of Common Stock outstanding, 2,730,000 shares of Common Stock will be issuable upon exercise of outstanding options, 3,570,000 shares of Common Stock will be reserved for issuance under the Company's 1998 Stock Plan, 1998 Director Option
Plan and 1998 Employee Stock Purchase Plan and           shares of Common Stock
will be reserved for issuance upon conversion of the Convertible Notes.

     The following description of the Company's capital stock does not purport to be complete and is subject to and qualified in its entirety by the Certificate of Incorporation and the Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part, and by the provisions of applicable Delaware law.

     The Certificate of Incorporation and the Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring, or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board of Directors.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Common Stock do not have cumulative voting rights, and, therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors. See "Risk Factors -- Benefits of the Offerings to Existing Stockholders; Continued Control by Existing Stockholders."

     Holders of the Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the terms of any existing or future agreements between the Company and its debtholders. The Company has never declared or paid cash dividends on its capital stock, expects to retain future earnings, if any, for use in the operation and expansion of its business, and does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding.

PREFERRED STOCK

     The Company's Board of Directors is authorized to issue 10,000,000 shares of Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by the Company's stockholders. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or making more difficult a change in control of the Company and may adversely affect the market price of, and the voting and other rights of, the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. The Company has no current plans to issue any additional shares of Preferred Stock. See "Risk Factors -- Anti-Takeover Effects of Delaware Law and Certain Charter Provisions."

EFFECT OF DELAWARE ANTI-TAKEOVER STATUTE

     The Company is subject to Section 203 of the Delaware General Corporation Law (the "Anti-Takeover Law"), which regulates corporate acquisitions. The Anti-Takeover Law prevents certain Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, from engaging, under certain circumstances in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of the Anti-Takeover Law, a "business combination" includes, among other things, a merger or consolidation involving the Company and the interested shareholder and the sale of more than 10% of the Company's assets. In general, the Anti-Takeover Law defines an "interested stockholder" as any entity or person beneficially owning 15% or more the outstanding voting stock of the Company and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the Company's outstanding voting shares. The Company has not "opted out" of the provisions of the Anti-Takeover Law. See "Risk
Factors -- Anti-Takeover Effects of Delaware Law and Certain Charter
Provisions."

TRANSFER AGENT

     The Transfer Agent and Registrar for the Common Stock is First Chicago Trust Company of New York Shareholder Services, 525 Washington Boulevard, Jersey City, NJ 07310; telephone (201) 324-0014.

                        DESCRIPTION OF CONVERTIBLE NOTES

     The Convertible Notes will be issued under an indenture to be dated as of
            , 1998 (the "Indenture") between the Company and State Street Bank and Trust Company, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The terms of the Convertible Notes will include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"), as in effect on the date of the Indenture. The Convertible Notes will be subject to all such terms, and holders of the Convertible Notes are referred to the Indenture and the TIA for a statement of such terms. The following is a summary of important terms of the Convertible Notes and does not purport to be complete. Reference should be made to all provisions of the Indenture, including the definitions therein of certain terms and all terms made a part of the Indenture by reference to the TIA. Certain definitions of terms used in the following summary are set forth under "-- Certain Definitions" below. As used in this section, the "Company" means Amkor Technology, Inc., but not any of its Subsidiaries, unless the context requires otherwise.

GENERAL

     The Convertible Notes will be general unsecured subordinated obligations of
the Company, will mature on             , 2003 (the "Maturity Date"), and will
be limited to an aggregate principal amount of $150,000,000 ($172,500,000 if the Underwriters' over-allotment option is exercised). The Convertible Notes will be issued in denominations of $1,000 and integral multiples of $1,000 in fully registered form. The Convertible Notes are exchangeable and transfers thereof will be registrable without charge therefor, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith.

     The Convertible Notes will accrue interest at a rate of     % per annum
from             , 1998, or from the most recent interest payment date to which interest has been paid or duly provided for, and accrued and unpaid interest
will be payable semi-annually in arrears on           and           of each year
beginning             , 1998. Interest will be paid to the person in whose name
a Convertible Note is registered at the close of business on the           or
          immediately preceding the relevant interest payment date (other than with respect to a Convertible Note or portion thereof called for redemption on a redemption date, or repurchased in connection with a Designated Event on a repurchase date, during the period from a record date to (but excluding) the next succeeding interest payment date (in which case accrued interest shall be payable (unless such Convertible Note of portion thereof is converted) to the holder of the Convertible Note or portion thereof redeemed or repurchased)). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal of, premium, if any, and interest on the Convertible Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Convertible Notes at their respective addresses set forth in the register of holders of Convertible Notes. Until otherwise designated by the Company, the Company's office or agency maintained for such purpose will be the principal corporate trust office of the Trustee.

CONVERSION

     The holders of Convertible Notes will be entitled at any time on or before the close of business on the last trading day prior to the Maturity Date of the Convertible Notes, subject to prior redemption or repurchase, to convert any Convertible Notes or portions thereof (in denominations of $1,000 or multiples thereof) into Common Stock of the Company, at the conversion price of
$          per share of Common Stock, subject to adjustment as described below
(the "Conversion Price"). Except as described below, no adjustment will be made on conversion of any Convertible Notes for interest accrued thereon or for dividends on any Common Stock issued. If Convertible Notes not called for redemption are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, such Convertible Notes must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. The Company is not required to issue fractional shares of Common Stock upon conversion of Convertible Notes and, in lieu thereof, will pay a cash adjustment based upon the market price of the Common Stock on the last trading day prior to the date of conversion. In the case of Convertible Notes called for redemption, conversion rights will expire at the close of business on the trading day preceding the date fixed for redemption, unless the Company defaults in payment of the redemption price, in which case the conversion right will terminate at the close of business on the date such default is cured. In the event any holder exercises its right to require the Company to repurchase Notes upon a Designated Event, such holder's conversion right will terminate on the close of business on the Designated Event Offer Termination Date (as defined) unless the Company defaults in the payment due upon repurchase or the holder elects to withdraw the submission of election to repurchase. See "-- Repurchase at Option of Holders Upon a Designated Event."

     The right of conversion attaching to any Convertible Note may be exercised by the holder by delivering the Convertible Note at the specified office of a conversion agent, accompanied by a duly signed and completed notice of conversion, together with any funds that may be required as described in the preceding paragraph. Such notice of conversion can be obtained from the Trustee. Beneficial owners of interests in a Global Note (as defined) may exercise their right of conversion by delivering to The Depository Trust Company ("DTC") the appropriate instruction form for conversion pursuant to DTC's conversion program. The conversion date shall be the date on which the Convertible Note, the duly signed and completed notice of conversion, and any funds that may be required as described in the preceding paragraph shall have been so delivered. A holder delivering a Convertible Note for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of Common Stock on conversion, but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than the holder of the Convertible Note. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

     The Conversion Price is subject to adjustment (under formulae set forth in the Indenture) in certain events, including: (i) the issuance of Common Stock as a dividend or distribution on Common Stock; (ii) certain subdivisions and combinations of the Common Stock; (iii) the issuance to all or substantially all holders of Common Stock of certain rights or warrants to purchase Common Stock at a price per share less than the Current Market Price (as defined); (iv) the dividend or other distribution to all holders of Common Stock of shares of capital stock of the Company (other than Common Stock) or evidences of indebtedness of the Company or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid exclusively in cash); (v) dividends or other distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (iv)) to all holders of Common Stock to the extent such distributions, combined together with (A) all such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made plus (B) any cash and the fair market value of other consideration payable in respect of any tender offers by the Company or any of its Subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 15% of the Company's market capitalization (being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date for such distribution; and
(vi) the purchase of Common Stock pursuant to a tender offer made by the Company or any of its subsidiaries to the extent that the aggregate consideration, together with (X) any cash and the fair market value of any other consideration payable in any other tender offer expiring within 12 months preceding such tender offer in respect of which no adjustment has been made plus (Y) the aggregate amount of any such all-cash distributions referred to in clause (v) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 15% of the Company's market capitalization on the expiration of such tender offer.

     In the case of (i) any reclassification or change of the Common Stock or
(ii) a consolidation, merger or combination involving the Company or a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Convertible Notes then outstanding will be entitled thereafter to convert such Convertible Notes into the kind and amount of shares of stock, other securities or other property or assets, which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Convertible Notes been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance (assuming, in a case in which the Company's stockholders may exercise rights of election, that a holder of Convertible Notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith and received per share the kind and amount received per share by a plurality of non-electing shares). Certain of the foregoing events may also constitute or result in a Designated Event requiring the Company to offer to repurchase the Convertible Notes. See "-- Repurchase at Option of Holders Upon a Designated Event."

     In the event of a taxable distribution to holders of Common Stock (or other transaction) that results in any adjustment of the Conversion Price, the holders of Convertible Notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain Federal Income Tax Consequences to Holders of Common Stock and Convertible Notes."

     The Company from time to time may, to the extent permitted by law, reduce the Conversion Price of the Convertible Notes by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such decrease, if the Board of Directors has made a determination that such decrease would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the Conversion Price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Consequences to Holders of Common Stock and Convertible Notes."

     No adjustment in the Conversion Price will be required unless such adjustment would require a change of at least 1% of the Conversion Price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the Conversion Price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

SUBORDINATION

     The payment of principal of, premium, if any, and interest on the Convertible Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or other payment satisfactory to the Senior Debt of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred. Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full in cash or other payment satisfactory to the Senior Debt of all Senior Debt of all obligations in respect of such Senior Debt before the holders of Convertible Notes will be entitled to receive any payment with respect to the Convertible Notes.

     In the event of any acceleration of the Convertible Notes because of an Event of Default, the holders of any Senior Debt then outstanding will be entitled to payment in full in cash or other payment satisfactory to the holders of such Senior Debt of all obligations in respect of such Senior Debt before the holders of the Convertible Notes are entitled to receive any payment or distribution in respect thereof. If payment of the Convertible Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Senior Debt or the trustee(s) for such Senior Debt of the acceleration. The Company may not pay the Convertible Notes until five business days after such holders or trustee(s) of Senior Debt receive notice of such acceleration and, thereafter, may pay the Convertible Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

     The Company also may not make any payment upon or in respect of the Convertible Notes if (i) a default in the payment of the principal of, premium, if any, interest, rent or other obligations in respect of Senior Debt occurs and is continuing beyond any applicable period of grace or (ii) a default, other than a payment default, occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or other person permitted to give such notice under the Indenture. Payments on the Convertible Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived or ceases to exist and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the applicable Payment Blockage Notice is received if the maturity of the Senior Debt has not been accelerated. No new period of payment blockage may be commenced unless and until 365 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

     By reason of the subordination provisions described above, in the event of the Company's liquidation or insolvency, holders of Senior Debt may receive more, ratably, and holders of the Convertible Notes may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrences of any Event of Default under the Indenture.

     The Convertible Notes are obligations exclusively of the Company. However, since the operations of the Company are primarily conducted through Subsidiaries, the cash flow and the consequent ability of the Company to service its debt, including the Convertible Notes, are primarily dependent upon the earnings of its Subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those Subsidiaries to, the Company. The payment of dividends and the making of loans and advances to the Company by its Subsidiaries may be subject to statutory or contractual restrictions, are dependent upon the earnings of those Subsidiaries and are subject to various business considerations.

     Any right of the Company to receive assets of any of its Subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Convertible Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company.

     As of December 31, 1997 (after giving effect to the Reorganization), the Company had approximately $32 million of outstanding indebtedness that would have constituted Senior Debt, and the indebtedness and other liabilities of the Company's subsidiaries (excluding intercompany liabilities and obligations of a type not required to be reflected on the balance sheet of such subsidiary in accordance with GAAP) that would effectively have been senior to the Convertible Notes were approximately $642 million. After giving effect to planned debt repayments by the Company prior to the Offerings and the application of the estimated net proceeds to the Company of the Offerings (assuming an initial public offering price of $11.00 per share of Common Stock), such amounts will be approximately $32 million and $217 million, respectively. The Indenture will not limit the amount of additional indebtedness, including Senior Debt, that the Company can create, incur, assume or guarantee, nor will the Indenture limit the amount of indebtedness and other liabilities that any Subsidiary can create, incur, assume or guarantee.

     In the event that, notwithstanding the foregoing, the Trustee or any holder of Convertible Notes receives any payment or distribution of assets of the Company of any kind in contravention of any of the terms of the Indenture, whether in cash, property or securities, including, without limitation by way of set-off or otherwise, in respect of the Convertible Notes before all Senior Debt is paid in full in cash or other payment satisfactory to the holders of Senior Debt, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Debt, and will be immediately paid over or delivered to the holders of Senior Debt or their representative or representatives to the extent necessary to make payment in full in cash or other payment satisfactory to such holders of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Debt.

OPTIONAL REDEMPTION

     The Convertible Notes may not be redeemed by the Company prior to
            , 2001. The Convertible Notes may be redeemed at the option of the Company, in whole or from time to time in part, on not less than 15 nor more than 60 days' prior written notice to the holders thereof by first class mail, at the following redemption prices (expressed as percentages of principal
amount) if redeemed during the 12-month period beginning           of each year
indicated (          with respect to 2001), plus accrued and unpaid interest to the date fixed for redemption, if the closing price of the Common Stock on the principal stock exchange or market on which the Common Stock is then quoted or admitted to trading equals or exceeds 125% of the Conversion Price for at least 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date the notice of redemption is first mailed to the holders of the Convertible Notes:

                                                    REDEMPTION
                      YEAR                            PRICE
                      ----                          ----------
2001............................................
2002............................................

     If less than all the Convertible Notes are to be redeemed at any time, selection of Convertible Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Convertible Notes are listed or, if the Convertible Notes are not so listed, on a pro rata basis by lot or by any other method that the Trustee considers fair and appropriate. The Trustee may select for redemption a portion of the principal of any Convertible Note that has a denomination larger than $1,000. Convertible Notes and portions thereof will be redeemed in the amount of $1,000 or integral multiples of $1,000. The Trustee will make the selection from Convertible Notes outstanding and not previously called for redemption; provided that if a portion of a holder's Convertible Notes are selected for partial redemption and such holder converts a portion of such Convertible Notes, such converted portion shall be deemed to be taken from the portion selected for redemption.

     Provisions of the Indenture that apply to the Convertible Notes called for redemption also apply to portions of the Convertible Notes called for redemption. If any Convertible Note is to be redeemed in part, the notice of redemption will state the portion of the principal amount to be redeemed. Upon surrender of a Convertible Note that is redeemed in part only, the Company will execute and the Trustee will authenticate and deliver to the holder a new Convertible Note equal in principal amount to the unredeemed portion of the Convertible Note surrendered.

     On and after the redemption date, unless the Company shall default in the payment of the redemption price, interest will cease to accrue on the principal amount of the Convertible Notes or portions thereof called for redemption and for which funds have been set apart for payment. In the case of Convertible Notes or portions thereof redeemed on a redemption date which is also a regularly scheduled interest payment date, the interest payment due on such date shall be paid to the person in whose name the Note is registered at the close of business on the relevant record date.

     The Convertible Notes are not entitled to any sinking fund.

REPURCHASE AT OPTION OF HOLDERS UPON A DESIGNATED EVENT

     Upon the occurrence of a Designated Event, each holder of Convertible Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Convertible Notes pursuant to the offer described below (the "Designated Event Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the "Designated Event Payment"). Within 20 days following any Designated Event, the Company will mail a notice to each holder describing the transaction or transactions that constitute the

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Designated Event and offering to repurchase Convertible Notes pursuant to the procedures required by the Indenture and described in such notice.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Convertible Notes as a result of a Designated Event. Rule 13e-4 under the Exchange Act requires, among other things, the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of the Convertible Notes. The Company will comply with this rule to the extent applicable at that time.

     On the date specified for termination of the Designated Event Offer, the Company will, to the extent lawful, (1) accept for payment all Convertible Notes or portions thereof properly tendered pursuant to the Designated Event Offer,
(2) deposit with the paying agent an amount equal to the Designated Event Payment in respect of all Convertible Notes or portions thereof so tendered and
(3) deliver or cause to be delivered to the Trustee the Convertible Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Convertible Notes or portions thereof being purchased by the Company. On the date specified for payment of the Designated Event Payment (the "Designated Event Payment Date"), the paying agent will promptly mail to each holder of Convertible Notes so accepted the Designated Event Payment for such Convertible Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Convertible Note equal in principal amount to any unpurchased portion of the Convertible Notes surrendered, if any; provided that each such new Convertible Note will be in a principal amount of $1,000 or an integral multiple thereof.

     The foregoing provisions would not necessarily afford holders of the Convertible Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect holders.

     The right to require the Company to repurchase Convertible Notes as a result of a Designated Event could have the effect of delaying, deferring or preventing a Change of Control or other attempts to acquire control of the Company unless arrangements have been made to enable the Company to repurchase all the Convertible Notes at the Designated Event Payment Date. Consequently, this right may render more difficult or discourage a merger, consolidation or tender offer (even if such transaction is supported by the Company's Board of Directors or is favorable to the stockholders), the assumption of control by a holder of a large block of the Company's shares and the removal of incumbent management.

     Except as described above with respect to a Designated Event, the Indenture does not contain provisions that permit the holders of the Convertible Notes to require that the Company repurchase or redeem the Convertible Notes in the event of a takeover, recapitalization or similar restructuring. Subject to the limitation on mergers and consolidations described below, the Company, its management or its Subsidiaries could in the future enter into certain transactions, including refinancings, certain recapitalizations, acquisitions, the sale of all or substantially all of its assets, the liquidation of the Company or similar transactions, that would not constitute a Designated Event under the Indenture, but that would increase the amount of Senior Debt (or any other indebtedness) outstanding at such time or substantially reduce or eliminate the Company's assets.

     The terms of the Company's existing or future credit or other agreements relating to indebtedness (including Senior Debt) may prohibit the Company from purchasing any Convertible Notes and may also provide that a Designated Event, as well as certain other change-of-control events with respect to the Company, would constitute an event of default thereunder. In the event a Designated Event occurs at a time when the Company is prohibited from purchasing Convertible Notes, the Company could seek the consent of its then-existing lenders to the purchase of Convertible Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing Convertible Notes. In such case, the Company's failure to purchase tendered Convertible Notes would constitute an Event of Default under the Indenture, which may, in turn, constitute a further default under the terms of other indebtedness that the Company has entered into or may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Convertible Notes.
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

     A "Designated Event" will be deemed to have occurred upon a Change of Control or a Termination of Trading.

     A "Change of Control" will be deemed to have occurred when: (i) any person has become an Acquiring Person, (ii) the Company consolidates with or merges into any other corporation, or conveys, transfers, or leases all or substantially all of its assets to any person, or any other corporation merges into the Company, and, in the case of any such transaction, the outstanding Common Stock of the Company is changed or exchanged as a result, unless the stockholders of the Company immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction, or (iii) any time the Continuing Directors do not constitute a majority of the Board of Directors of the Company (or, if applicable, a successor corporation to the Company); provided that a Change of Control shall not be deemed to have occurred if either (x) the last sale price of the Common Stock for any five trading days during the ten trading days immediately preceding the Change of Control is at least equal to 105% of the Conversion Price in effect on the date of such Change of Control or (y) at least 90% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the Change of Control consists of shares of common stock that are, or upon issuance will be, traded on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States.

     The definition of Change of Control includes a phrase relating to the lease, transfer or conveyance of "all or substantially all" of the assets of the Company. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Convertible Notes to require the Company to repurchase such Convertible Notes as a result of a lease, transfer or conveyance of less than all of the assets of the Company to another person or group may be uncertain.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     A "Termination of Trading" will be deemed to have occurred if the Common Stock (or other common stock into which the Convertible Notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

MERGER AND CONSOLIDATION

     The Indenture will provide that the Company may not, in a single transaction or a series of related transactions, consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another corporation, person or entity as an entirety or substantially as an entirety unless either (a)(i) the Company shall be the surviving or continuing corporation or (ii) the entity or person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company substantially as an entirety (x) is a corporation organized and validly existing under the laws of the United States, any State thereof or the District of Columbia and (y) assumes the due and punctual payment of the principal of, and premium, if any, and interest on all the Convertible Notes and the performance of every covenant of the Company under the Convertible Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (b) immediately after such transaction no Default or Event of Default exists; and
(c) the Company or such person shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture comply with the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

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

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, the capital stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     Upon any such consolidation, merger, sale, assignment, conveyance, lease, transfer or other disposition in accordance with the foregoing, the successor person formed by such consolidation or into which the Company is merged or to which such sale, assignment, conveyance, lease, transfer or other disposition is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company therein, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Convertible Notes.

EVENTS OF DEFAULT AND REMEDIES

     An Event of Default is defined in the Indenture as being (i) default in payment of the principal of, or premium, if any, on the Convertible Notes, whether or not such payment is prohibited by the subordination provisions of the Indenture; (ii) default for 30 days in payment of any installment of interest on the Convertible Notes, whether or not such payment is prohibited by the subordination provisions of the Indenture; (iii) default by the Company for 60 days after notice in the observance or performance of any other covenants in the Indenture; (iv) default in the payment of the Designated Event Payment in respect of the Convertible Notes on the date therefor, whether or not such payment is prohibited by the subordination provisions of the Indenture; (v) failure to provide timely notice of a Designated Event; (vi) failure of the Company or any Material Subsidiary to make any payment at maturity, including any applicable grace period, in respect of indebtedness for borrowed money of, or guaranteed or assumed by, the Company or any Material Subsidiary, which payment is in an amount in excess of $20,000,000, and continuance of such failure for 30 days after notice; (vii) default by the Company or any Material Subsidiary with respect to any such indebtedness, which default results in the acceleration of any such indebtedness of an amount in excess of $20,000,000 without such indebtedness having been paid or discharged or such acceleration having been cured, waived, rescinded or annulled for 30 days after notice; or
(viii) certain events involving bankruptcy, insolvency or reorganization of the Company or any Material Subsidiary.

     If an Event of Default (other than an Event of Default specified in clause
(viii) above with respect to the Company) occurs and is continuing, then and in every such case the Trustee, by written notice to the Company, or the holders of not less than 25% in aggregate principal amount of the then outstanding Convertible Notes, by written notice to the Company and the Trustee, may declare the unpaid principal of, premium, if any, and accrued and unpaid interest on all the Convertible Notes then outstanding to be due and payable. Upon such declaration, such principal amount, premium, if any, and accrued and unpaid interest will become immediately due and payable, notwithstanding anything contained in the Indenture or the Convertible Notes to the contrary, but subject to the provisions limiting payment described in "-- Subordination." If any Event of Default specified in clause (viii) above occurs with respect to the Company, all unpaid principal of, and premium, if any, and accrued and unpaid interest on the Convertible Notes then outstanding will automatically become due and payable, subject to the provisions described in "-- Subordination," without any declaration or other act on the part of the Trustee or any holder of Convertible Notes.

     Holders of the Convertible Notes may not enforce the Indenture or the Convertible Notes except as provided in the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to the Trustee a security or an indemnity satisfactory to it against any cost, expense or liability. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Convertible Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. If a Default or Event of Default occurs and
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

is continuing and is known to the Trustee, the Indenture requires the Trustee to mail a notice of Default or Event of Default to each holder within 60 days of the occurrence of such Default or Event of Default, provided, however, that the Trustee may withhold from the holders notice of any continuing Default or Event of Default (except a Default or Event of Default in the payment of principal of, premium, if any or interest on the Convertible Notes) if it determines in good faith that withholding notice is in their interest. The holders of a majority in aggregate principal amount of the Convertible Notes then outstanding by notice to the Trustee may rescind any acceleration of the Convertible Notes and its consequences if all existing Events of Default (other than the nonpayment of principal of, premium, if any, and interest on the Convertible Notes that has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree of any court of competent jurisdiction. No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Convertible Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Convertible Notes. If an Event of Default occurs prior to any date on which the Company is prohibited from redeeming the Convertible Notes by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Convertible Notes prior to such date, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Convertible Notes.

     The holders of a majority in aggregate principal amount of the Convertible Notes then outstanding may, on behalf of the holders of all the Convertible Notes, waive any past Default or Event of Default under the Indenture and its consequences, except Default in the payment of principal of, premium, if any, or interest on the Convertible Notes (other than the non-payment of principal of, premium, if any, and interest on the Convertible Notes that has become due solely by virtue of an acceleration that has been duly rescinded as provided above) or in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of all holders of Convertible Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

BOOK-ENTRY; DELIVERY AND FORM

     The Convertible Notes will be issued in the form of one or more global notes (the "Global Note") deposited with, or on behalf of, DTC and registered in the name of Cede & Co. as DTC's nominees, or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between DTC and the Trustee. Owners of beneficial interests in the Convertible Notes represented by the Global Note will hold such interests pursuant to the procedures and practices of DTC and must exercise any rights in respect of their interests (including any right to convert or require repurchase of their interests) in accordance with those procedures and practices. Such beneficial owners will not be holders for purposes of the Indenture, and will not be entitled to any rights under the Global Note or the Indenture, with respect to the Global Note, and the Company and the Trustee, and any of their respective agents, may treat DTC as the sole holder and owner of the Global Note for all purposes under the Indenture.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for its participants and facilitates the clearance and settlement of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

     Unless and until they are exchanged in whole or in part for certificated Convertible Notes in definitive form as set forth below, the Global Note may not be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to DTC or another nominee of DTC.

     The Convertible Notes represented by the Global Note will not be exchangeable for certificated Convertible Notes, provided that if DTC is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Convertible Notes in definitive form in exchange for the Global Note. In addition, the Company may at any time in its sole discretion determine not to have a Global Note, and, in such event, will issue individual Convertible Notes in definitive form in exchange for the Global Note previously representing all such Convertible Notes. In either instance, an owner of a beneficial interest in a Global Note will be entitled to physical delivery of Convertible Notes in definitive form equal in principal amount to such beneficial interest and to have such Convertible Notes registered in its name. Individual Convertible Notes so issued in definitive form will be issued in denominations of $1,000 and any larger amount that is an integral multiple of $1,000 and will be issued in registered form only, without coupons.

     The laws of some states require that certain persons take physical delivery in definite form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Convertible Notes evidenced by the Global Note will be limited to such extent.

     Payments of principal of and interest on the Convertible Notes will be made by the Company through the Trustee to DTC or its nominee, as the case may be, as the registered owner of the Global Note. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that DTC, upon receipt of any payment of principal or interest in respect of the Global Note, will credit the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of DTC. The Company also expects that payments by participants to owners of beneficial interests in the Global Note will be covered by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     So long as the Convertible Notes are represented by a Global Note, DTC or its nominee will be the only entity that can exercise a right to repayment pursuant to the holder's option to elect repayment of its Convertible Notes or the right of conversion of the Convertible Notes. Notice by participants or by owners of beneficial interests in a Global Note held through such participants of the exercise of the option to elect repayment, or the right of conversion, of beneficial interests in Convertible Notes represented by the Global Note must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to participants. In order to ensure that DTC's nominee will timely exercise a right to repayment, or the right of conversion, with respect to a particular Convertible Note, the beneficial owner of such Convertible Notes must instruct the broker or other participant through which it holds an interest in such Convertible Notes to notify DTC of its desire to exercise a right to repayment, or the right of conversion. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Convertible Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. The Company will not be liable for any delay in delivery of such notice to DTC.

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

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable. The Company will have no responsibility for the performance by DTC or its participants of their respective obligations as described hereunder or under the rules and procedures governing their respective operations.

     Neither the Company nor the Trustee shall be liable for any delay by DTC or any participant or indirect participant in DTC in identifying the beneficial owners of the Convertible Notes, and the Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Convertible Notes to be issued).

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the Convertible Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Convertible Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Convertible Notes), and any existing default or compliance with any provision of the Indenture or the Convertible Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Convertible Notes (including consents obtained in connection with a tender offer or exchange offer for Convertible Notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any Convertible Notes held by a non-consenting holder): (a) reduce the principal amount of Convertible Notes whose holders must consent to an amendment, supplement or waiver, (b) reduce the principal of or change the fixed maturity of any Convertible Note or, other than as set forth in the next paragraph, alter the provisions with respect to the redemption of the Convertible Notes, (c) reduce the rate of or change the time for payment of interest on any Convertible Notes, (d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Convertible Notes (except a rescission of acceleration of the Convertible Notes by the holders of at least a majority in aggregate principal amount of the Convertible Notes and a waiver of the payment default that resulted from such acceleration),
(e) make any Convertible Note payable in money other than that stated in the Indenture and the Convertible Notes, (f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Convertible Notes to receive payments of principal of, premium, if any, or interest on the Convertible Notes, (g) waive a redemption payment with respect to any Convertible Note, (h) except as permitted by the Indenture, increase the Conversion Price or, other than as set forth in the next paragraph, modify the provisions of the Indenture relating to conversion of the Convertible Notes in a manner adverse to the holders thereof or (i) make any change to the abilities of holders of Convertible Notes to enforce their rights under the Indenture or the provisions of clause (a) through (i) hereof. In addition, any amendment to the provisions of Article 11 of the Indenture (which relate to subordination) will require the consent of the holders of at least 75% in aggregate principal amount of the Convertible Notes then outstanding if such amendment would adversely affect the rights of holders of Convertible Notes.

     Notwithstanding the foregoing, without the consent of any holder of Convertible Notes, the Company and the Trustee may amend or supplement the Indenture or the Convertible Notes to (a) cure any ambiguity, defect or inconsistency or make any other changes in the provisions of the Indenture which the Company and the Trustee may deem necessary or desirable, provided such amendment does not materially and adversely affect the Convertible Notes, (b) provide for uncertificated Convertible Notes in addition to or in place of certificated Convertible Notes, (c) provide for the assumption of the Company's obligations to holders of Convertible Notes in the circumstances required under the Indenture as described under "-- Merger and Consolidation," (d) provide for conversion rights of holders of Convertible Notes in certain events such as a consolidation, merger or sale of all or substantially all of the assets of the Company, (e) reduce the Conversion Price, (f) make any change that would provide any additional rights or benefits to the holders of Convertible Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or (g) comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA.
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

SATISFACTION AND DISCHARGE

     The Company may discharge its obligations under the Indenture while Convertible Notes remain outstanding if (i) all outstanding Convertible Notes will become due and payable at their scheduled maturity within one year or (ii) all outstanding Convertible Notes are scheduled for redemption within one year, and, in either case, the Company has (a) deposited with the Trustee an amount sufficient to pay and discharge all outstanding Convertible Notes on the date of their scheduled maturity or the scheduled date of redemption and (b) paid all other sums then payable by the Company under the Indenture.

GOVERNING LAW

     The Indenture will provide that the Convertible Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange Convertible Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Convertible Note selected for redemption or repurchase. Also, the Company is not required to transfer or exchange any Convertible Note for a period of 15 days before a selection of Convertible Notes to be redeemed.

     The registered holder of a Convertible Note will be treated as the owner of it for all purposes.

THE TRUSTEE

     The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. In case an Event of Default shall occur (and shall not be cured) and holders of the Convertible Notes have notified the Trustee, the Trustee will be required to exercise its powers with the degree of care and skill of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of Convertible Notes, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

     The Indenture and the TIA will contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions, provided, however, that if it acquires any conflicting interest (as described in the TIA), it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

     "Acquiring Person" means any person (as defined in Section 13(d)(3) of the Exchange Act) who or which, together with all affiliates and associates (each as defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act and as further defined below) of shares of Common Stock or other voting securities of the Company having more than 50% of the total voting power of the Voting Stock of the Company; provided, however, that an Acquiring Person shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any Permitted Holder, (iv) an underwriter engaged in a firm commitment underwriting in connection with a public offering of the Voting Stock of the Company or (v) any current or future employee or director benefit plan of the Company or any Subsidiary of the Company or any entity holding Common Stock of the Company for or pursuant to the terms of any such plan. For purposes hereof, a person shall not be deemed to be the beneficial owner of (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person's affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (1) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (2) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act.

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

     "Capital Stock" of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, but excluding any debt securities convertible into such equity.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Debt" means any particular Senior Debt if the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Indebtedness shall be "Designated Senior Debt" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Debt to exercise the rights of Designated Senior Debt).

     "Event of Default" has the meaning set forth under "-- Events of Default and Remedies" herein.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

     "Indebtedness" means, with respect to any person, all obligations, whether or not contingent, of such person (i) (a) for borrowed money (including, but not limited to, any indebtedness secured by a security interest, mortgage or other lien on the assets of the Company that is (1) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or (2) existing on property at the time of acquisition thereof), (b) evidenced by a note, debenture, bond or other written instrument,
(c) under a lease required to be capitalized on the balance sheet of the lessee under GAAP or under any lease or related document (including a purchase agreement) that provides that the Company is contractually obligated to purchase or cause a third party to purchase and thereby guarantee a minimum residual value of the lease property to the lessor and the obligations of the Company under such lease or related document to purchase or to cause a third party to purchase such leased property, (d) in respect of letters of credit, bank guarantees or bankers' acceptances (including reimbursement obligations with respect to any of the foregoing), (e) with respect to Indebtedness secured by a mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance to which the property or assets of such person are subject, whether or not the obligation secured thereby shall have been assumed by or shall otherwise be such person's legal liability, (f) in respect of the balance of deferred and unpaid purchase price of any property or assets, (g) under interest rate or currency swap agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements;
(ii) with respect to any obligation of others of the type described in the preceding clause (i) or under clause (iii) below assumed by or guaranteed in any manner by such person or in effect guaranteed by such person through an agreement to purchase (including, without limitation, "take or pay" and similar arrangements), contingent or otherwise (and the obligations of such person under any such assumptions, guarantees or other such arrangements); and (iii) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any of the foregoing.

     "Issue Date" means the date on which the Convertible Notes are first issued and authenticated under the Indenture.

     "Material Subsidiary" means any Subsidiary of the Company which at the date of determination is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act.

     "Maturity Date" means             , 2003.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Holders" means James Kim and his estates, spouses, ancestors and lineal descendants (and spouses thereof), the legal representatives of any of the foregoing, and the trustee of any bona fide trust of which one or more of the foregoing are the sole beneficiaries or the grantors, or any person of which any of the

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

foregoing, individually or collectively, beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) voting securities representing at least a majority of the total voting power of all classes of Capital Stock of such person (exclusive of any matters as to which class voting rights exist).

     "Person" means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization, limited liability company or government or any agency or political subdivision thereof.

     "Senior Debt" means the principal of, premium, if any, and interest on, rent under, and any other amounts payable on or in or in respect of any Indebtedness of the Company (including, without limitation, any Obligations in respect of such Indebtedness and, in the case of Designated Senior Debt, any interest accruing after the filing of a petition by or against the Company under any bankruptcy law, whether or not allowed as a claim after such filing in any proceeding under such bankruptcy law), whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to the foregoing); provided, however, that Senior Debt does not include (v) Indebtedness evidenced by the Convertible Notes, (w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) Indebtedness of the Company to any Subsidiary of the Company except to the extent such Indebtedness is of a type described in clause (ii) of the definition of Indebtedness, (y) trade payables of the Company for goods, services or materials purchased in the ordinary course of business (other than, to the extent they may otherwise constitute such trade payables, any obligations of the type described in clause (ii) of the definition of Indebtedness), and (z) any particular Indebtedness in which the instrument creating or evidencing the same expressly provides that such Indebtedness shall not be senior in right of payment to, or is pari passu with, or is subordinated or junior to, the Convertible Notes.

     "Subsidiary" means, with respect to any person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such person or a Subsidiary of such person or (b) the only general partners of which are such person or of one or more Subsidiaries of such person (or any combination thereof).

     "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

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

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the Offerings, there has been no market for the Common Stock and there is no assurance that a significant public market for the Common Stock will develop or be sustained after the Offerings. Sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through the sale of its equity securities.

     Upon the closing of the Offerings, the Company will have outstanding 112,610,000 shares of Common Stock. In addition to the 35,000,000 shares of Common Stock offered hereby (40,250,000 if the Underwriters' over-allotment options are exercised in full), upon the closing of the Offerings, there will be
approximately           shares of Common Stock issuable upon conversion of the
Convertible Notes, all of which will be freely tradeable. In addition, in connection with market-making activities in the Convertible Notes, Smith Barney Inc. may from time to time until the maturity date or redemption date of the Convertible Notes borrow, return and reborrow up to 7,000,000 shares of Common Stock from Mr. and Mrs. Kim pursuant to a securities loan agreement (the "Securities Loan Agreement"), which shares may from time to time be sold in the market in connection with such market-making activities pursuant to a Form S-1
registration statement (No. 333-          ) (the "Securities Loan Registration
Statement") filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"). At the end of such period, the shares of Common Stock borrowed and returned to Mr. and Mrs. Kim (the "Control Shares") may be resold from time to time by Mr. and Mrs. Kim subject to certain volume, manner of sale and other restrictions described below under Rule 144 under the Securities Act. Excluding all such freely tradeable shares and Control Shares, approximately 70,610,000 additional shares of Common Stock will be outstanding upon the closing of the Offerings (excluding 2,730,000 shares issuable upon the exercise of outstanding options), all of which are "restricted" shares (the "Restricted Shares") under the Securities Act. Such Restricted Shares may be sold only if registered under the Securities Act or sold in accordance with an available exemption from such registration.

     Under Rule 144, a person (or persons whose shares are aggregated in accordance with the Rule) who has beneficially owned his or her Restricted Shares for at least one year, including persons who are affiliates of the Company, will be entitled to sell, within any three month period a number of Restricted Shares that does not exceed the greater of (i) one percent of the then outstanding number of shares of Common Stock (1,126,100 shares of Common Stock immediately after the consummation of the Offerings) or (ii) the average weekly trading volume of the shares of Common Stock during the four calendar weeks preceding each such sale. In addition, sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. After Restricted Shares are held for two years, a person who is not an affiliate of the Company is entitled to sell such shares under Rule 144 without regard to such volume limitations, or manner of sale, notice or public information requirements under Rule 144. Sales of Restricted Shares by affiliates will continue to be subject to such volume limitations, and manner of sale, notice and public information requirements.

     The Company has agreed with the Underwriters not to offer, pledge, sell, contract to sell, or otherwise dispose of (or enter into any transaction which is designed to, or could be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company), directly or indirectly, or announce the offering of, any other shares of Common Stock or any securities or options convertible into, or exchangeable or exercisable for, shares of Common Stock (other than the Convertible Notes) for a period of 180 days following the date hereof without the prior written consent of Smith Barney Inc., subject to certain limited exceptions. In addition, each of the Company's officers, directors and stockholders has agreed with the Underwriters not to offer, sell, contract to sell, pledge or otherwise dispose of, or file a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, or publicly announce an intention to effect any such transaction, for a period of 180 days after the date hereof other than pursuant to
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

the Securities Loan Agreement or with the prior written consent of Smith Barney Inc., subject to certain limited exceptions. See "Underwriting."

     Beginning one year from the date of the Reorganization, approximately 70,610,000 Restricted Shares subject to the lock-up agreements will become eligible for sale in the public market pursuant to Rule 144.

     The Company plans to grant options to purchase 2,730,000 shares of Common Stock immediately prior to the Offerings under the 1998 Stock Plan and the 1998 Director Option Plan. See "Management -- Stock Plans." The Company intends to file, within 30 days after the date of this Prospectus, a Form S-8 registration statement under the Securities Act to register shares of Common Stock reserved for issuance under the 1998 Stock Plan, 1998 Director Option Plan and 1998 Employee Stock Purchase Plan, and shares of Common Stock issuable upon exercise of outstanding options. Shares of Common Stock issued upon exercise of options after the effective date of the Form S-8 will be available for sale in the public market, subject to Rule 144 volume limitations applicable to affiliates and to lock-up agreements.

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

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                TO HOLDERS OF COMMON STOCK AND CONVERTIBLE NOTES

GENERAL

     The following is a general discussion of certain United States federal income and estate tax considerations relating to the ownership and disposition of Common Stock and Convertible Notes by a holder who acquires and owns such Common Stock or a Convertible Note as a capital asset within the meaning of
Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion does not consider specific facts and circumstances that may be relevant to a particular holder's tax position, does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, and local consequences and United States federal gift taxes that may be relevant to such holders in light of their personal circumstances. Further, it does not discuss the rules applicable to holders subject to special tax treatment under the federal income tax laws (including but not limited to, banks, insurance companies, dealers in securities, holders of securities held as part of a "straddle," "hedge," or "conversion transaction," and persons who undertake a constructive sale of Common Stock or a Convertible Note). In addition, this discussion is limited to original purchasers of Convertible Notes, who acquire their Convertible Notes at their original issue price within the meaning of Section 1273 of the Code, and Common Stock. Furthermore, this discussion is based on current provisions of the Code, existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly on a retroactive basis. Accordingly, each prospective purchaser of Common Stock or Convertible Notes is advised to consult a tax advisor with respect to current and possible future tax consequences of acquiring, holding, and disposing of Common Stock or Convertible Notes.

U.S. HOLDERS

     The following discussion is limited to a holder of Common Stock or a Convertible Note that for United States federal income tax purposes is (i) a citizen or resident (within the meaning of Section 7701(b) of the Code) of the United States, (ii) a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any state, (iii) an estate whose income is includible in gross income for United States federal income tax purposes, regardless of its source, or (iv) in general, a trust subject to the primary supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code (a "U.S. Holder").

  Interest

     Stated interest on the Convertible Notes will generally be includable in a U.S. Holder's gross income and taxable as ordinary income for U.S. federal income tax purposes at the time it is paid or accrued in accordance with the U.S. Holder's regular method of accounting.

  Conversion of Convertible Notes Into Common Stock

     A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a Note into Common Stock except to the extent the Common Stock is considered attributable to accrued interest not previously included in income (which is taxable as ordinary income) or with respect to cash received in lieu of a fractional share of Common Stock. The adjusted basis of shares of Common Stock received on conversion will equal the adjusted basis of the Convertible Note converted (reduced by the portion of adjusted basis allocated to any fractional share of Common Stock exchanged for cash), and the holding period of the Common Stock received on conversion will generally include the period during which the converted Convertible Notes were held. However, a U.S. Holder's tax basis in shares of Common Stock considered attributable to accrued interest as described above generally will equal the amount of such accrued interest included in income, and the holding period for such shares shall begin as of the date of conversion.

     The conversion price of the Convertible Notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the

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

Convertible Notes as having received a constructive distribution, resulting in ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of the Company's current or accumulated earnings and profits, if, and to the extent that, certain adjustments in the conversion price that may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of Common Stock) increase the proportionate interest of a holder of Convertible Notes in the fully diluted Common Stock, whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion ratio of the Convertible Notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Common Stock in the assets or earnings and profits of the Company, then such increase in the proportionate interest of the holders of the Common Stock generally will be treated as a distribution to such holders, taxable as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of the Company's current or accumulated earnings and profits..

  Sale, Exchange or Retirement of a Convertible Note

     Each U.S. Holder generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of a Convertible Note measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income) and (ii) such holder's adjusted tax basis in the Convertible Note. Any such gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a Convertible Note will be capital gain or loss. Gain on most capital assets held or deemed held by an individual for more than 18 months is subject to a maximum rate of tax of 20%, and gain on most capital assets held or deemed held by an individual more than one year and up to 18 months is subject to tax at a maximum rate of 28%. A U.S. Holder's initial basis in a Convertible Note will be the amount paid therefor.

  The Common Stock

     In general, dividends paid from current or accumulated earnings and profits of the Company, as determined for U.S. federal income tax purposes, will be included in a U.S. Holder's income as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) as they are paid. Gain or loss realized on the sale or exchange of Common Stock will equal the difference between the amount realized on such sale or exchange and the U.S. Holder's adjusted tax basis in such Common Stock. Gain on most capital assets held by an individual for more than 18 months is subject to tax at a maximum rate of 20% and gain on most capital assets held by an individual for more than one year and up to 18 months is subject to tax at a maximum rate of 28%.

  Information Reporting and Backup Withholding

     A U.S. Holder of Common Stock or a Convertible Note may be subject to "backup withholding" at a rate of 31% with respect to certain "reportable payments," including dividend payments, interest payments, and, under certain circumstances, principal payments on the Convertible Notes. These backup withholding rules apply if the holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding. A holder who does not provide the Company with its correct TIN also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is creditable against the holder's federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain U.S. Holders, including corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established.

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

     The Company will report to the U.S. Holders of Convertible Notes and Common Stock and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

NON U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means any holder other than a U.S. Holder. For purposes of withholding tax on interest and dividends discussed below, a Non-U.S. Holder includes a non-resident fiduciary of an estate or trust. For purposes of the following discussion, interest, dividends and gain on the sale, exchange or other disposition of a Convertible Note or Common Stock will generally be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of most treaty residents, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

  Interest

     Generally, any interest paid to a Non-U.S. Holder of a Convertible Note that is not U.S. trade or business income will not be subject to U.S. tax if the interest qualifies as "portfolio interest." Interest on the Convertible Notes will generally qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and is not a "controlled foreign corporation" with respect to which the Company is a "related person" within the meaning of the Code, and (ii) the beneficial owner, under penalty of perjury, certifies that the beneficial owner is not a U.S. person and such certificate provides the beneficial owner's name and address.

     The gross amount of payments of interest to a Non-U.S. Holder that do not qualify for the portfolio interest exemption and that are not U.S. trade or business income will be subject to withholding of U.S. federal income tax at a 30% rate, unless a U.S. income tax treaty applies to reduce or eliminate the rate of withholding. Interest that is U.S. trade or business income will be subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates and would be exempt from the 30% withholding tax described above. In the case of a Non-U.S. Holder that is a corporation, interest that is U.S. trade or business income may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To claim the benefit of a tax treaty or to claim an exemption from withholding for interest that is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form 1001 or Form 4224 (or such successor form as the IRS designates), as applicable, prior to the payment of interest. Under recently adopted Treasury Regulations that will generally be effective after December 31, 1998 (the "New Regulations"), a Non-U.S. Holder, subject to certain transition rules, will instead be required to provide a properly executed Form W-8, certifying to such U.S. Holder's entitlement to treaty benefits or exemption from withholding for U.S. trade or business income. Special procedures are provided in the New Regulations for payments through qualified intermediaries. Other recently adopted Treasury Regulations that will be effective with respect to payments made after December 31, 1997 (the "Treaty Regulations") provide special rules applicable to certain entities that are treated as partnerships for U.S. purposes but as corporations for foreign tax purposes, for purposes of determining the applicability of a tax treaty. Prospective investors should consult their tax advisors regarding the effect, if any, of the New Regulations and the Treaty Regulations on an investment in a Convertible Note or Common Stock. Prospective investors should consult their tax advisors regarding the effect, if any, of the New Regulations and the Treaty Regulations on an investment in the Common Stock or a Convertible Note.

  Conversion of Convertible Notes into Common Stock

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of Convertible Notes into Common Stock, except with respect to cash (if any) received in lieu of a fractional share or interest not previously included in income. Cash received in lieu of a fractional share may give rise to gain that would be subject to the rules described below for the sale of Convertible Notes. Cash or Common Stock treated as issued for accrued interest would be treated as interest under the rules described above.
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

  Dividends

     In general, dividends paid to a Non-U.S. Holder of Common Stock will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are U.S. trade or business income. If the dividend is U.S. trade or business income, the dividend would be subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates and would be exempt from the 30% withholding tax described above. Any such dividends that are U.S. trade or business income received by a foreign corporation may, under certain circumstances, be subject to the additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Certain certification and disclosure requirements must be complied with in order to be exempt from withholding under the U.S. trade or business income exemption discussed above (which requirements have been modified by the New Regulations).

     Under current United States Treasury regulations, dividends paid to a stockholder at an address in a foreign country are presumed to be paid to a resident of such country for purposes of the withholding discussed above (unless the payor has knowledge to the contrary), including for purposes of determining the applicability of a tax treaty rate. Under the New Regulations, to obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder would generally be required to provide an Internal Revenue Service Form W-8 (or suitable substitute form) certifying such Non-U.S. Holder's entitlement to benefits under a treaty. These certification requirements may be relaxed somewhat in the case of a Non-U.S. Holder who holds Common Stock through an account maintained at a non-U.S. office of a financial institution. Certain other special rules may be applicable to a Non-U.S. Holder under the New Regulation or the Treaty Regulations. See "-- Non-U.S. Holders -- Interest".

     A Non-U.S. Holder of Common Stock that is eligible for a reduced rate of United States withholding tax pursuant to a tax treaty or whose dividends have otherwise been subjected to withholding in an amount that exceeds such holder's United States federal income tax liability, may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the United States Internal Revenue Service (the "Service").

  Gain on Disposition of Common Stock or a Convertible Note

     A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain realized on a sale or other disposition of Common Stock or a Convertible Note unless (i) the gain is U.S. trade or business income, (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds Common Stock or a Convertible Note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, (iii) the Non-U.S. Holder is subject to tax pursuant to provisions of United States tax law that apply to certain expatriates, or (iv) under certain circumstances, in the case of disposition of Common Stock if the Company is or has been during certain time periods a "U.S. real property holding corporation" for United States federal income tax purposes. The Company is not and does not anticipate becoming a "U.S. real property holding corporation" for United States federal income tax purposes.

  Federal Estate Taxes

     Common Stock that is owned, or treated as owned, by a non-resident alien individual (as specifically determined under residence rules for United States federal estate tax purposes) at the time of death or that has been the subject of certain lifetime transfers will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. A Convertible Note that is owned, or treated as owned, by a non-resident alien individual (as specifically determined under residence rules for United States federal estate tax purposes) at the time of death will not be subject to U.S. federal estate tax provided that the interest thereon qualifies as portfolio interest and was not U.S. trade or business income.

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

  United States Information Reporting and Backup Withholding Tax

     The Company must report annually to the Service and to each Non-U.S. Holder the amount of dividends or interest paid to such holder and any tax withheld with respect to such dividends or interest. These information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting such dividends and interest and withholding with respect thereof may also be made available under the provisions of an applicable treaty or agreement, to the tax authorities in the country in which such Non-U.S. Holder resides.

     Treasury Regulations provide that backup withholding and additional information reporting will not apply to payments of principal on the Convertible Notes by the Company to a Non-U.S. Holder if the holder certifies as to its Non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither the Company nor its paying agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied). United States backup withholding tax (which generally is a withholding tax imposed at the rate of thirty-one percent (31%) on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) generally will not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States, except that with regard to payments made after December 31, 1998, a Non-U.S. Holder will be entitled to such an exemption only if it provides a Form W-8 (or satisfies certain documentary evidence requirements for establishing that it is a non-United States person) or otherwise establishes an exemption. Except as provided below, Non-U.S. Holders will not be subject to backup withholding with respect to the payment of proceeds from the disposition of Common Stock or Convertible Notes effected by the foreign office of a broker; except that if the broker is a United States person or a "U.S. related person," information reporting (but not backup withholding) is required with respect to the payment, unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder (and the broker has no actual knowledge to the contrary) and certain other requirements are met or the holder otherwise establishes an exemption. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for United States federal income tax purposes,
(ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the collection or payment of such proceeds (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business, or (iii) with respect to payments made after December 31, 1998, a foreign partnership that, at any time during its taxable year is 50% or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business. The payment of the proceeds of a sale of shares of Common Stock or of a Convertible Note to or through a United States office of a broker is subject to information reporting and possible backup withholding unless the owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's United States federal income tax liability, provided that the required information is furnished to the Service.

     THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT WITH HIS TAX ADVISOR WITH RESPECT TO THE UNITED STATES FEDERAL INCOME TAX AND FEDERAL ESTATE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF COMMON STOCK AND CONVERTIBLE NOTES, INCLUDING THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, LOCAL, FOREIGN, OR OTHER TAXING JURISDICTION.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement (the "U.S. Underwriting Agreement") among the Company, the Selling Stockholders and each of the underwriters named below (the "U.S. Underwriters"), for whom Smith Barney Inc., BancAmerica Robertson Stephens and Cowen & Company are acting as representatives (the "U.S. Representatives"), (i) the Company and the Selling Stockholders have agreed to sell to each of the U.S. Underwriters and each of the U.S. Underwriters has severally agreed to purchase from the Company and the Selling Stockholders the aggregate number of Shares set forth opposite its name in the table below and (ii) the Company has agreed to sell to certain of the U.S. Underwriters and each such U.S. Underwriter has severally agreed to purchase from the Company the principal amount of the Convertible Notes set forth opposite its name below.

                                                             PRINCIPAL
                                                               AMOUNT
                                              NUMBER OF    OF CONVERTIBLE
             U.S. UNDERWRITERS                  SHARES         NOTES
             -----------------                ----------   --------------
Smith Barney Inc. ..........................
BancAmerica Robertson Stephens..............
Cowen & Company.............................
                                              ----------    ------------
          Total.............................  28,000,000    $120,000,000
                                              ==========    ============

     The U.S. Underwriting Agreement provides that the obligations of the U.S. Underwriters to purchase the Shares and Convertible Notes listed above are subject to certain conditions set forth therein. The U.S. Underwriters are committed to purchase all of the Shares and Convertible Notes agreed to be purchased by the U.S. Underwriters pursuant to the U.S. Underwriting Agreement (other than those covered by the over-allotment options described below), if any Shares or Convertible Notes are purchased. In the event of default by any U.S. Underwriter, the U.S. Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting U.S. Underwriters may be increased or the U.S. Underwriting Agreement may be terminated.

     The U.S. Representatives have advised the Company and the Selling Stockholders that the U.S. Underwriters propose initially to offer such Shares to the public at the initial public offering price thereof set forth on the cover page of this Prospectus, and to certain dealers at such price less a
discount not in excess of $          per share. The U.S. Underwriters may allow,
and such dealers may reallow, a discount not in excess of $          per share
on sales to certain other dealers. After the initial public offering of the Shares, the public offering price and such discounts may be changed.

     The U.S. Representatives have also advised the Company that the relevant U.S. Underwriters propose initially to offer such Convertible Notes to the public at the initial public offering price thereof set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not
in excess of   % of the principal amount of such Convertible Notes. The relevant
U.S. Underwriters may allow, and such dealers may reallow, a discount not in
excess of   % of the principal amount of the Convertible Notes on sales to certain other dealers. After the initial public offering of the Convertible Notes, the public offering price and such concessions may be changed.

     The Company and the Selling Stockholders also have entered into an underwriting agreement (the "International Underwriting Agreement") with the International Underwriters named therein, for whom Smith Barney Inc., BancAmerica Robertson Stephens International Limited and Cowen International L.P. are acting as representatives (the "International Representatives" and, together with the U.S. Representatives, the "Representatives"), providing for the concurrent offer and sale of 7,000,000 of the Shares and $30,000,000 principal amount of the Convertible Notes outside the United States and Canada.

     The closing with respect to the sale of the Shares and the Convertible Notes pursuant to the U.S. Underwriting Agreement is a condition to the closing with respect to the sale of the Shares and the Convertible Notes pursuant to the International Underwriting Agreement, and the closing with respect to the sale of the Shares and the Convertible Notes pursuant to the International Underwriting Agreement is a condition to the closing with respect to the sale of the Shares and the Convertible Notes pursuant to the U.S. Underwriting Agreement. The initial public offering price and underwriting discounts per Share and per Convertible Note for the U.S. Offering and the International Offering will be identical.

     Each U.S. Underwriter has severally agreed that, as part of the distribution of the 28,000,000 Shares and $120,000,000 principal amount of the Convertible Notes by the U.S. Underwriters, (i) it is not purchasing any Shares or Convertible Notes for the account of anyone other than a United States or Canadian Person, (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or Convertible Notes or distribute any Prospectus relating to the U.S. Offering to any person outside of the United States or Canada, or to anyone other than a United States or Canadian Person and
(iii) any dealer to whom it may sell any Shares or Convertible Notes will represent that it is not purchasing for the account of anyone other than a United States or Canadian Person and agree that it will not offer or resell, directly or indirectly, any Shares or Convertible Notes outside of the United States or Canada, or to anyone other than a United States or Canadian Person or to any other dealer who does not so represent and agree.

     Each International Underwriter has severally agreed that, as part of the distribution of the 7,000,000 Shares and $30,000,000 principal amount of the Convertible Notes by the International Underwriters, (i) it is not purchasing any Shares or Convertible Notes for the account of any United States or Canadian Person, (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or Convertible Notes or distribute any Prospectus to any person in the United States or Canada, or to any United States or Canadian Person and (iii) any dealer to whom it may sell any Shares or Convertible Notes will represent that it is not purchasing for the account of any United States or Canadian Person and agree that it will not offer or resell, directly or indirectly, any Shares or Convertible Notes in the United States or Canada, or to any United States or Canadian Person or to any other dealer who does not so represent and agree.

     The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. Underwriters and International Underwriters. "United States or Canadian Persons" means any person who is a national or resident of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada or of any political subdivision thereof, and any estate or trust the income of which is subject to United States or Canadian federal income taxation, regardless of its source (other than a foreign branch of such entity) and includes any United States or Canadian branch of a person other than a United States or Canadian Person.

     Each U.S. Underwriter that will offer or sell Shares or Convertible Notes in Canada as part of the distribution has severally agreed that such offers and sales will be made only pursuant to an exemption from the prospectus requirements in each jurisdiction in Canada in which such offers and sales are made.

     Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, sales may be made between the U.S. Underwriters and the International Underwriters of such number of Shares and such principal amount of the Convertible Notes as may be mutually agreed. The price of any Shares or Convertible Notes so sold shall be the initial public offering price thereof set forth on the cover page of this Prospectus, less an amount not greater than the concession to securities dealers set forth above. To the extent that there are sales between the International Underwriters and the U.S. Underwriters pursuant to the Agreement Between U.S. Underwriters and International Underwriters, the number of Shares and the principal amount of the Convertible Notes initially available for sale by the U.S. Underwriters or by the International Underwriters may be more or less than the amount specified on the cover page of this Prospectus.

     Each International Underwriter has severally represented and agreed that
(i) it has not offered or sold and, prior to the expiration of six months from the closing of the International Offering, will not offer or sell any Shares or Convertible Notes in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (whether as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted in and will not result in an offer to the public within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares or the Convertible Notes in, from or otherwise involving the

United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Shares or the Convertible Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

     The Company has granted to the U.S. Underwriters and the International Underwriters options to purchase up to an additional 4,200,000 and 1,050,000 Shares, respectively, and an additional $18,000,000 and $4,500,000 principal amount of the Convertible Notes, respectively, in each case at the applicable price to the public less the applicable underwriting discount set forth on the cover page of this Prospectus, solely to cover over-allotments, if any. Such options may be exercised at any time up to 30 days after the date of this Prospectus. To the extent such options are exercised, each of the U.S. Underwriters and the International Underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock or such additional principal amount of Convertible Notes as the percentage it was obligated to purchase pursuant to the U.S. Underwriting Agreement or the International Underwriting Agreement, as applicable.

     The Company has agreed with the Underwriters not to offer, pledge, sell, contract to sell, or otherwise dispose of (or enter into any transaction which is designed to, or could be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company), directly or indirectly, or announce the offering of, any other shares of Common Stock or any securities or options convertible into, or exchangeable or exercisable for, shares of Common Stock (other than the Convertible Notes) for a period of 180 days following the date hereof without the prior written consent of Smith Barney Inc., subject to certain limited exceptions. In addition, each of the Company's officers, directors and stockholders has agreed with the Underwriters not to offer, sell, contract to sell, pledge or otherwise dispose of, or file a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, or publicly announce an intention to effect any such transaction, for a period of 180 days after the date hereof unless pursuant to the Securities Loan Agreement (as described below) or with the prior written consent of Smith Barney Inc., subject to certain limited exceptions. Smith Barney Inc. currently does not intend to release any securities subject to such lock-up agreements, but may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to such lock-up agreements.

     The U.S. Underwriting Agreement and the International Underwriting Agreement provide that the Company and certain Selling Stockholders will indemnify the several U.S. Underwriters and International Underwriters against certain liabilities under the Securities Act, or contribute to payments the U.S. Underwriters and the International Underwriters may be required to make in respect thereof.

     BancAmerica Robertson Stephens is an affiliate of Bank of America, which will be repaid approximately $43 million of short-term loans to the Company from the net proceeds of the Offerings. See "Use of Proceeds." Because more than 10% of the net proceeds of the Offerings may be paid to Bank of America, the Offerings are being conducted in accordance with Rule 2710(c)(8) and Rule 2720 ("Rule 2720") of the Conduct Rules of the National Association of Securities Dealers, Inc., Smith Barney Inc. will serve as a "qualified independent underwriter" in the Offerings and, in such capacity, will recommend a price in compliance with Rule 2720 and has performed due diligence investigations in accordance with Rule 2720.

     Affiliates of Smith Barney Inc., Mr. James Kim and AICL are among the principal shareholders of a securities and investment banking firm in Korea. In addition, certain of the Underwriters and their affiliates have been engaged from time to time, and may in the future be engaged, to perform investment banking and other advisory-related services to the Company and its affiliates, including certain of the Selling Stockholders, in the ordinary course of business. In connection with rendering such services in the past, such Underwriters and affiliates have received customary compensation, including reimbursement of related expenses.

     In connection with the Offerings, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock or the Convertible Notes. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock or Convertible Notes for the purpose of stabilizing their market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock or Convertible Notes in connection with the Offerings than they are committed to purchase from the Company and the Selling Stockholders, and in such case may purchase Common Stock or Convertible Notes in the open market following completion of the Offerings to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 5,250,000 shares of Common Stock and $22,500,000 principal amount of the Convertible Notes, by exercising the Underwriters' over-allotment options referred to above. In addition, the Representatives, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offerings), for the account of the other Underwriters, the selling concession with respect to Common Stock or Convertible Notes that are distributed in the Offerings but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock and the Convertible Notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     In connection with the Offerings, Mr. and Mrs. Kim (referred to herein as the "Lenders") and Smith Barney Inc. intend to enter into a Securities Loan Agreement (the "Securities Loan Agreement") which provides that, subject to certain restrictions and with the agreement of the Lenders, Smith Barney Inc. may from time to time until the maturity date or redemption date of the Convertible Notes borrow, return and reborrow shares of Common Stock from the Lenders (the "Borrowed Securities"): provided, however, that the number of Borrowed Securities at any time may not exceed 7,000,000 shares of Common Stock, subject to adjustment for certain dilutive events. The Securities Loan Agreement is intended to facilitate market-making activity in the Convertible Notes by Smith Barney Inc. Smith Barney Inc. may from time to time borrow shares of Common Stock under the Securities Loan Agreement to settle short sales of Common Stock entered into by Smith Barney Inc. to hedge any long position in the Convertible Notes resulting from its market-making activities. Such sales will be made on the Nasdaq National Market or in the over-the-counter market at market prices prevailing at the time of sale or at prices related to such market prices. Market conditions will dictate the extent and timing of Smith Barney Inc.'s market-making transactions in the Convertible Notes and the consequent need to borrow and sell shares of Common Stock. The availability of shares of Common Stock under the Securities Loan Agreement at any time is not assured and any such availability does not assure market-making activity with respect to the Convertible Notes. Any market-making engaged in by Smith Barney Inc. or any other Underwriter may cease at any time. The foregoing description of the Securities Loan Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which is an exhibit to the Securities Loan Registration Statement.

     The Underwriters do not intend to confirm sales in the Offerings to any accounts over which they exercise discretionary authority.

     Prior to the Offerings, there has been no public market for the Common Stock. Accordingly, the initial public offering price for the Shares will be determined by negotiation among the Company, the Selling Stockholders and the Representatives. Among the factors considered in determining the initial public offering price will be the Company's record of operations, its current financial condition, its future prospects, the market for its services, the experience of management, the economic conditions of the Company's industry in general, the general condition of the equity securities market and the demand for similar securities of companies considered comparable to the Company and other relevant factors. There can be no assurance, however, that the prices at which the Common Stock will sell in the public market after the Offerings will not be lower than the price at which the Shares are sold by the Underwriters.

                                 LEGAL MATTERS

     The validity of the Shares and the Convertible Notes offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Cleary, Gottlieb, Steen & Hamilton, New York, New York, is acting as counsel for the Underwriters in connection with certain legal matters relating to the Shares and the Convertible Notes offered hereby.

                                    EXPERTS

     The combined financial statements and schedule of the Company as of December 31, 1995, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997, included in this Registration Statement (as defined below) have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports dated February 3, 1998 (except with respect to the sale of the investment in AICL's common stock discussed in Note 6 to the Combined Financial Statements, as to which the date is February 16, 1998) with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     Reference is made to said reports which include an explanatory paragraph with respect to the ability of the Company to continue as a going concern as discussed in Note 1 of Notes to the Combined Financial Statements.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company, the Common Stock and the Convertible Notes, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete. In each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and through the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

                                    GLOSSARY

ASIC.......................  Application Specific Integrated Circuit. A
                             custom-designed integrated circuit that performs specific functions which would otherwise require a number of off-the-shelf integrated circuits to perform. The use of an ASIC in place of a conventional integrated circuit reduces product size and cost and also improves reliability.

BGA........................  Ball grid array.

Bus........................  A common pathway, or channel, between multiple devices.

CMOS.......................  Complementary Metal Oxide Silicon. Currently the
                             most common integrated circuit fabrication process technology, CMOS is one of the latest fabrication techniques to use metal oxide semiconductor transistors.

DAC........................  Digital Analog Converter. A device that converts digital pulses into analog signals.

Die........................  A piece of a semiconductor wafer containing the circuitry of a single chip.

DRAM.......................  Dynamic Random Access Memory. A type of volatile memory product that is used in electronic systems to store data and program instructions. It is the most common type of RAM and must be refreshed with electricity thousands of times per second or else it will fade away.

DSP........................  Digital Signal Processor. A type of integrated circuit that processes and manipulates digital information after it has been converted from an analog source.

EEPROM.....................  Electrically Erasable and Programmable Read-Only
                             Memory. A form of non-volatile memory that can be erased electronically before being reprogrammed.

EPROM......................  Erasable Programmable Read-Only Memory. A
                             programmable and reusable chip that holds its content until erased under ultraviolet light.

Ethernet...................  A type of local area network (LAN). Most widely used LAN access method.

Flash Memory...............  A type of non-volatile memory, similar to an EEPROM in that it is erasable and reprogrammable.

FlipChip...................  Package type where silicon die is attached to the packaging substrate using solder balls instead of wires. See "Business -- Products."

GPS........................  Global Positioning System. A system for identifying earth locations.

GUI........................  Graphical User Interface. A graphics-based user interface that incorporates icons, pull-down menus and a mouse.

IC.........................  Integrated Circuit. A combination of two or more transistors on a base material, usually silicon. All semiconductor chips, including memory chips and logic chips, are just very complicated ICs with thousands of transistors.

Input/Output...............  A connector which interconnects the chip to the package or one package level to the next level in the hierarchy. Also referred to as pin out connections or terminals.

ISDN.......................  Integrated Services Digital Network. An
                             international telecommunications standard for transmitting voice, video and data over digital lines running at 64 Kbps.

Logic Device...............  A device that contains digital integrated circuits that process, rather than store, information.

Mask.......................  A piece of glass on which an IC's circuitry design is laid out. Integrated circuits may require up to 20 different layers of design, each with its own mask. In the IC production process, a light shines through the mask leaving an image of the design on the wafer. Also known as a reticle.

MBGA.......................  Micro Ball Grid Array. See "Business -- Products."

Micron.....................  1/25,000 of an inch. Circuitry on an IC typically follows lines that are less than one micron wide.

MOS........................  A device which consists of three layers (metal, oxide and semiconductors) and operates as a transistor.

MQFP.......................  Metric Quad Flat Package. See
                             "Business -- Products."

PBGA.......................  Plastic Ball Grid Array. See
                             "Business -- Products."

PC.........................  Personal Computer.

PCMCIA.....................  Standard for connecting peripherals to computers.

PDA........................  Personal Digital Assistant.

PDIP.......................  Plastic Dual In-Line Packages. See
                             "Business -- Products."

Photolithography...........  A lithographic technique used to transfer the design of the circuit paths and electronic elements on a chip onto a wafer's surface.

PLCC.......................  Plastic Leaded Chip Carrier. See
                             "Business -- Products."

PLD........................  A logic chip that is programmed at the customer's site.

PQFP.......................  Plastic Quad Flat Packages. See
                             "Business -- Products."

RF.........................  Radio Frequency. The range of electromagnetic frequencies above the audio range and below visible light.

SIP........................  Single In-Line Package. See "Business -- Products."

SOIC.......................  Small Outline IC Packages. See
                             "Business -- Products."

SRAM.......................  Static Random Access Memory. A type of volatile memory product that is used in electronic systems to store data and program instructions. Unlike the more common DRAM, it does not need to be refreshed.

SSOP.......................  Shrink Small Outline Packages. See
                             "Business -- Products."

Surface Mount Technology...  A circuit board packaging technique in which the leads (pins) on the chips and components are soldered on top of the board.

TQFP.......................  Thin Quad Flat Packages. See
                             "Business -- Products."

TSOP.......................  Thin Small Outline Packages. See
                             "Business -- Products."

TSSOP......................  Thin Shrink Small Outline Packages. See
                             "Business -- Products."

Wafer......................  Thin, round, flat piece of silicon that is the base of most integrated circuits.

Wire Bonding...............  The method used to attach very fine wire to semiconductor components in order to provide electrical continuity between the semiconductor die and a terminal.

                 AMKOR TECHNOLOGY, INC. AND AK INDUSTRIES, INC.

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  F-2
Combined Statements of Income -- Years ended December 31,
  1995, 1996 and 1997.......................................  F-3
Combined Balance Sheets -- December 31, 1996 and 1997.......  F-4
Combined Statements of Stockholders' Equity -- Years ended
  December 31, 1995, 1996 and 1997..........................  F-5
Combined Statements of Cash Flows -- Years ended December
  31, 1995, 1996 and 1997...................................  F-6
Notes to Combined Financial Statements......................  F-7

     After the Reorganization transaction discussed in Note 1 to the Amkor Technology, Inc. and AK Industries, Inc. Combined Financial Statements is effected, we expect to be in position to render the following report.

                                          ARTHUR ANDERSEN LLP

February 3, 1998 (except with respect to the sale of the investment in Anam Industrial Co., Ltd. common stock discussed in Note 6, as to which the date is February 16, 1998)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Amkor Technology, Inc. and AK Industries, Inc.:

     We have audited the accompanying combined balance sheets of Amkor Technology, Inc. and AK Industries, Inc. and subsidiaries (see Note 1) as of December 31, 1996 and 1997, and the related combined statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Amkor Technology, Inc. and AK Industries, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the combined financial statements, the Company is not in compliance with certain debt agreements and has a net working capital deficiency at December 31, 1997. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are also described in
Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Philadelphia, Pa.

                 AMKOR TECHNOLOGY, INC. AND AK INDUSTRIES, INC.

                         COMBINED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      FOR THE YEAR ENDED
                                                                         DECEMBER 31,
                                                              ----------------------------------
                                                                1995        1996         1997
                                                              --------   ----------   ----------
NET REVENUES................................................  $932,382   $1,171,001   $1,455,761
COST OF REVENUES -- including purchases from AICL (Note
  11).......................................................   783,335    1,022,078    1,242,669
                                                              --------   ----------   ----------
GROSS PROFIT................................................   149,047      148,923      213,092
                                                              --------   ----------   ----------
OPERATING EXPENSES:
  Selling, general and administrative.......................    55,459       66,625      103,726
  Research and development..................................     8,733       10,930        8,525
                                                              --------   ----------   ----------
     Total operating expenses...............................    64,192       77,555      112,251
                                                              --------   ----------   ----------
OPERATING INCOME............................................    84,855       71,368      100,841
                                                              --------   ----------   ----------
OTHER (INCOME) EXPENSE:
  Interest expense, net.....................................     9,797       22,245       32,241
  Foreign currency (gain) loss..............................     1,512        2,961         (835)
  Other expense, net........................................     6,523        3,150        8,429
                                                              --------   ----------   ----------
     Total other expense....................................    17,832       28,356       39,835
                                                              --------   ----------   ----------
INCOME BEFORE INCOME TAXES, EQUITY IN INCOME (LOSS) OF AICL
  AND MINORITY INTEREST.....................................    67,023       43,012       61,006
PROVISION FOR INCOME TAXES..................................     6,384        7,876        7,078
EQUITY IN INCOME (LOSS) OF AICL.............................     2,808       (1,266)     (17,291)
MINORITY INTEREST...........................................     1,515          948       (6,644)
                                                              --------   ----------   ----------
NET INCOME..................................................  $ 61,932   $   32,922   $   43,281
                                                              ========   ==========   ==========
PRO FORMA DATA (UNAUDITED):
  Historical income before income taxes, equity in income
     (loss) of AICL and minority interest...................  $ 67,023   $   43,012   $   61,006
  Pro forma provision for income taxes......................    16,784       10,776       10,691
                                                              --------   ----------   ----------
  Pro forma income before equity in income (loss) of AICL
     and minority interest..................................    50,239       32,236       50,315
  Historical equity in income (loss) of AICL................     2,808       (1,266)     (17,291)
  Historical minority interest..............................     1,515          948       (6,644)
                                                              --------   ----------   ----------
  Pro forma net income......................................  $ 51,532   $   30,022   $   39,668
                                                              ========   ==========   ==========
  Basic and diluted pro forma net income per common share...  $    .62   $      .36   $      .48
                                                              ========   ==========   ==========
Shares used in computing pro forma net income per common
  share.....................................................    82,610       82,610       82,610
                                                              ========   ==========   ==========

        The accompanying notes are an integral part of these statements.

                 AMKOR TECHNOLOGY, INC. AND AK INDUSTRIES, INC.

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                       DECEMBER 31,
                                                            -----------------------------------
                                                                          1997         1997
                                                              1996       ACTUAL      PRO FORMA
                                                            --------    --------    -----------
                                                                                    (UNAUDITED)
                                            ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...............................  $ 49,664    $ 90,917     $ 63,217
  Short-term investments..................................       881       2,524        2,524
  Accounts receivable --
     Trade, net of allowance for doubtful accounts of
       $1,179, $4,234 and $4,234..........................   170,892     102,804      102,804
     Due from affiliates..................................    26,886      14,431       14,431
     Other................................................     6,426       4,879        4,879
  Inventories.............................................   101,920     115,870      115,870
  Other current assets....................................     8,618      26,997       26,997
                                                            --------    --------     --------
          Total current assets............................   365,287     358,422      330,722
                                                            --------    --------     --------
PROPERTY, PLANT AND EQUIPMENT, net........................   324,895     427,061      427,061
                                                            --------    --------     --------
INVESTMENTS:
  AICL at equity..........................................    31,154      13,863       13,863
  Other...................................................    38,090       5,958        5,958
                                                            --------    --------     --------
          Total investments...............................    69,244      19,821       19,821
                                                            --------    --------     --------
OTHER ASSETS:
  Due from affiliates.....................................    20,699      29,186       29,186
  Other...................................................    24,739      21,102       21,102
                                                            --------    --------     --------
                                                              45,438      50,288       50,288
                                                            --------    --------     --------
          Total assets....................................  $804,864    $855,592     $827,892
                                                            ========    ========     ========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings and current portion of long-term
     debt.................................................  $191,813    $325,968     $325,968
  Trade accounts payable..................................    45,798     113,037      113,037
  Due to affiliates.......................................    33,379      15,581       15,581
  Bank overdraft..........................................    14,518      29,765       29,765
  Accrued expenses........................................    30,156      43,973       43,973
  Accrued income taxes....................................    12,838      26,968       26,968
                                                            --------    --------     --------
          Total current liabilities.......................   328,502     555,292      555,292
                                                            --------    --------     --------
LONG-TERM DEBT............................................   167,444      38,283       38,283
                                                            --------    --------     --------
DUE TO ANAM USA, INC. (Note 11)...........................   234,894     149,776      149,776
                                                            --------    --------     --------
OTHER NONCURRENT LIABILITIES..............................    12,286      12,084       14,184
                                                            --------    --------     --------
COMMITMENTS AND CONTINGENCIES (Notes 1 and 13)
MINORITY INTEREST.........................................    15,926       9,282        9,282
                                                            --------    --------     --------
STOCKHOLDERS' EQUITY:
  Amkor Technology, Inc. -- common stock..................        45          45           45
  AK Industries, Inc. -- common stock.....................         1           1            1
  Additional paid-in capital..............................    16,770      20,871       20,871
  Retained earnings.......................................    32,340      70,621       40,821
  Unrealized losses on investments........................    (1,586)         --           --
  Cumulative translation adjustment.......................    (1,758)       (663)        (663)
                                                            --------    --------     --------
          Total stockholders' equity......................    45,812      90,875       61,075
                                                            --------    --------     --------
          Total liabilities and stockholders' equity......  $804,864    $855,592     $827,892
                                                            ========    ========     ========

        The accompanying notes are an integral part of these statements.

                 AMKOR TECHNOLOGY, INC. AND AK INDUSTRIES, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1995, 1996, AND 1997
                                 (IN THOUSANDS)

                                   AMKOR          AK                                 UNREALIZED
                                 TECHNOLOY,   INDUSTRIES,                               GAINS
                                    INC.         INC.       ADDITIONAL                (LOSSES)      CUMULATIVE
                                   COMMON       COMMON       PAID-IN     RETAINED        ON        TRANSLATION
                                   STOCK         STOCK       CAPITAL     EARNINGS    INVESTMENTS    ADJUSTMENT     TOTAL
                                 ----------   -----------   ----------   ---------   -----------   ------------   --------
BALANCE AT JANUARY 1, 1995.....     $45           $ 1        $16,494     $ (6,359)     $   (35)      $  (529)     $  9,617
  Net income...................      --            --             --       61,932           --            --        61,932
  Distributions................      --            --             --      (19,922)          --            --       (19,922)
  Change in division equity
    account....................      --            --             --       (4,505)          --            --        (4,505)
  Unrealized gains (losses) on
    investments................      --            --             --           --       (2,015)           --        (2,015)
  Currency translation
    adjustments................      --            --             --           --           --           182           182
                                    ---           ---        -------     --------      -------       -------      --------
BALANCE AT DECEMBER 31, 1995...      45             1         16,494       31,146       (2,050)         (347)       45,289
  Net income...................      --            --             --       32,922           --            --        32,922
  Distributions................      --            --             --      (15,123)          --            --       (15,123)
  Change in division equity
    account....................      --            --             --      (16,605)          --            --       (16,605)
  Unrealized gains (losses) on
    investments................      --            --             --           --          464            --           464
  Currency translation
    adjustments................      --            --             --           --           --        (1,411)       (1,411)
  Acquisition of AATS (Note
    14)........................      --            --            276           --           --            --           276
                                    ---           ---        -------     --------      -------       -------      --------
BALANCE AT DECEMBER 31, 1996...      45             1         16,770       32,340       (1,586)       (1,758)       45,812
  Net income...................      --            --             --       43,281           --            --        43,281
  Distributions................      --            --             --       (5,000)          --            --        (5,000)
  Change in division equity
    account....................      --            --          4,101           --           --            --         4,101
  Unrealized gains (losses) on
    investments................      --            --             --           --        1,586            --         1,586
  Currency translation
    adjustments................      --            --             --           --           --         1,095         1,095
                                    ---           ---        -------     --------      -------       -------      --------
BALANCE AT DECEMBER 31, 1997...     $45           $ 1        $20,871     $ 70,621      $     0       $  (663)     $ 90,875
                                    ===           ===        =======     ========      =======       =======      ========

        The accompanying notes are an integral part of these statements.

                 AMKOR TECHNOLOGY, INC. AND AK INDUSTRIES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                         FOR THE YEAR ENDED
                                                                            DECEMBER 31,
                                                              -----------------------------------------
                                                                 1995           1996           1997
                                                              -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $    61,932    $    32,922    $    43,281
  Adjustments to reconcile net income to net cash provided
    by operating activities --
    Depreciation and amortization...........................       26,614         57,825         81,864
    Provision for accounts receivable.......................          444          1,271          3,490
    Provision for excess and obsolete inventory.............        1,000            500         12,659
    Deferred income taxes...................................       (1,147)          (324)       (11,715)
    Equity (gain) loss of investees.........................       (2,713)           605         16,779
    (Gain) loss on sale of investments......................          126           (139)          (239)
    Minority interest.......................................        1,515            948         (6,644)
  Changes in assets and liabilities excluding effects of
    acquisitions --
    Accounts receivable.....................................      (53,264)       (36,695)       (19,802)
    Proceeds from accounts receivable sale..................           --             --         90,700
    Other receivables.......................................       (2,565)          (925)         1,547
    Inventories.............................................      (32,668)       (16,380)       (26,609)
    Due to/from affiliates, net.............................       (3,001)        (8,203)       (19,138)
    Other current assets....................................       (4,764)         1,694         (7,239)
    Other non-current assets................................         (326)        (6,108)         3,322
    Accounts payable........................................       35,017        (16,852)        60,939
    Accrued expenses........................................       17,687        (12,658)        13,817
    Accrued taxes...........................................          404          7,433         14,130
    Other long-term liabilities.............................        9,034           (108)        (1,089)
    Other, net..............................................           --          3,750             --
                                                              -----------    -----------    -----------
         Net cash provided by operating activities..........       53,325          8,556        250,053
                                                              -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment, including
    purchase of AATS........................................     (123,645)      (185,112)      (178,990)
  Sale of property, plant and equipment.....................          110          2,228          1,413
  Purchases of investments and issuances of notes
    receivable..............................................      (25,123)       (15,633)       (15,187)
  Proceeds from sale of investments.........................          351            520             --
                                                              -----------    -----------    -----------
         Net cash used in investing activities..............     (148,307)      (197,997)      (192,764)
                                                              -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in bank overdrafts and short-term borrowings...       41,308         64,852         52,393
  Proceeds from issuance of Anam USA, Inc. debt.............    1,059,759      1,205,174      1,408,086
  Payments of Anam USA, Inc. debt...........................   (1,052,415)    (1,189,317)    (1,443,464)
  Proceeds from issuance of long-term debt..................       50,080        102,193         11,389
  Payments of long-term debt................................       (3,021)        (3,138)       (43,541)
  Distributions to stockholders.............................      (20,003)       (15,205)        (5,000)
  Change in division equity account.........................       (4,505)       (16,605)         4,101
                                                              -----------    -----------    -----------
         Net cash provided by (used in) financing
           activities.......................................       71,203        147,954        (16,036)
                                                              -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........      (23,779)       (41,487)        41,253
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............      114,930         91,151         49,664
                                                              -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $    91,151    $    49,664    $    90,917
                                                              ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest................................................  $    12,594    $    24,125    $    37,070
    Income taxes............................................          495          2,256          3,022

        The accompanying notes are an integral part of these statements.

                 AMKOR TECHNOLOGY, INC. AND AK INDUSTRIES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
             (U.S. DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Combination

     The combined financial statements of Amkor Technology, Inc. ("ATI") and its subsidiaries and AK Industries, Inc. and its subsidiary ("Amkor" or the "Company") include the accounts of the following (these companies are referred to as the "Amkor Companies"):

     - Amkor Electronics, Inc. ("AEI"), a U.S. S Corporation and its wholly owned subsidiaries Amkor Receivables Corp and Amkor Wafer Fabrication Services SARL (a French Limited Company).

     - T.L. Limited ("TLL") (a British Cayman Island Corporation) and its Philippine subsidiaries, Amkor Anam Advanced Packaging, Inc. ("AAAP") (wholly owned) and Amkor/Anam Pilipinas, Inc. ("AAP") (which is currently owned 60% by TLL and 40% by Anam Industrial Co., Ltd. ("AICL"-- see Notes 11 and 16) and its wholly-owned subsidiary Automated MicroElectronics, Inc. ("AMI");

     - C.I.L., Limited ("CIL") (a British Cayman Islands Corporation) and its wholly-owned subsidiary Amkor/Anam Euroservices S.A.R.L. ("AAES") (a French Corporation);

     - Amkor Anam Test Services, Inc. (a U.S. Corporation) (see Note 14); and

     - The semiconductor packaging and test business unit of Chamterry Enterprises, Ltd. ("Chamterry"). During the third quarter of 1997 Chamterry transferred its customers to AEI and CIL and ceased operations of its semiconductor and test business unit.

     - AK Industries, Inc. ("AKI") (a U.S. Corporation) and its wholly-owned subsidiary, Amkor-Anam, Inc. (a U.S. Corporation);

     All of the Amkor Companies are substantially wholly owned by Mr. and Mrs. James Kim or entities controlled by members of Mr. James Kim's immediate family (the "Founding Stockholders"), except for AAP which is 40% owned by AICL and one third of AEI and all of AKI which are owned by trusts established for the benefit of other members of Mr. James Kim's family ("Kim Family Trusts"). The Amkor Companies are an interdependent group of companies involved in the same business under the direction of common management. ATI was formed in September 1997 to facilitate the Reorganization and consolidate the ownership of the Amkor Companies. In connection with the Reorganization, AEI will be merged into ATI. Amkor International Holdings ("AIH") a newly formed Cayman Islands holding company will become a wholly owned subsidiary of ATI. AIH will hold the following entities: First Amkor Caymans, Inc. ("FACI"), a newly formed holding company, and its subsidiaries AAAP and AAP and AAP's subsidiary AMI, TLL and its subsidiary CIL and CIL's subsidiary AAES. The relative number of shares of common stock issued by the Company in connection with each of the transactions comprising the Reorganization is based upon the relative amounts of stockholders' equity at December 31, 1997. In exchange for their interests in AEI, Mr. and Mrs. James Kim and the Kim Family Trusts will receive 9,746,766 shares and 4,873,383 shares of ATI common stock, respectively. ATI will issue 67,989,851 shares of common stock in exchange for all of the outstanding shares of AIH and its subsidiaries. Of such shares, 19,328,234 shares, 36,376,617 shares and 8,200,000 shares will be gifted to Mr. and Mrs. James Kim, the Kim Family Trusts and other members of Mr. Kim's immediate family, respectively. Following such transactions the Founding Stockholders and such other members of Mr. Kim's immediate family will beneficially own a majority of the outstanding shares of ATI common stock. In addition, ATI will acquire all of the stock of AKI from the Kim Family Trusts for $3,000. The merger of AEI and ATI, the creation of AIH and FACI, the issuance of ATI common stock for AIH and the acquisition of AKI are collectively referred to as the Reorganization.

                 AMKOR TECHNOLOGY, INC. AND AK INDUSTRIES, INC.

             (U.S. DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

     Included within the Amkor Companies following the Reorganization are ATI, AIH and its subsidiaries and AKI and its subsidiary. All of the subsidiaries will be wholly owned except for 40% of the common stock of AAP which is owned by AICL (see Note 16), and a small number of shares of each of AAP, AAAP and AMI which are required to be owned by directors of these companies pursuant to Philippine law.

     Except for the acquisition of the shares of AKI which will be accounted for as a purchase transaction, the Reorganization described above will be treated similar to a pooling of interests as it represents an exchange of equity interests among companies under common control. The purchase price for the AKI stock, which represents the fair value of these shares, approximates the book value of AKI. The financial statements are presented on a combined basis as a result of the common ownership and business operations of all of the Amkor Companies, including AKI. As a result of the acquisition of AKI, AKI will become a wholly owned subsidiary of ATI; accordingly, future financial statements will be presented for ATI and its subsidiaries on a consolidated basis.

     The financial statements reflect the elimination of all significant intercompany accounts and transactions.

     The investments in and the operating results of 20%- to 50%-owned companies are included in the combined financial statements using the equity method of accounting.

  Basis of Presentation

     The accompanying financial statements have been prepared on a going concern basis which contemplates realization of assets and liquidation of liabilities in the ordinary course of business. At December 31, 1997 the Company was not in compliance with certain restrictive covenants of its principal long-term debt agreements and, as a result, amounts due under these agreements are required to be classified as current liabilities in the combined balance sheet. Consequently, at December 31, 1997, current liabilities exceeded current assets by $196,870. To date, the Company has not received any notification that the Company's repayment obligations with respect to these loans have been accelerated as a result of such covenant violations. However, there is no assurance that the Company could generate sufficient cash flow from operations or other sources to satisfy these liabilities should they become due before maturity. If the planned public offering of common stock and convertible debt is successful (see Note 16), the Company will use part of the net proceeds to the Company to repay these bank loans. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

  Nature of Operations

     The Company provides semiconductor packaging and test services to semiconductor and computer manufacturers located in strategic markets throughout the world. Such services are provided by the Company and by AICL under a long-standing arrangement. Approximately 79%, 72% and 68% of the Company's packaging and test revenues in 1995, 1996 and 1997, respectively, relate to the packaging and test services provided by AICL.

  Concentrations of Credit Risk

     Financial instruments, for which the Company is subject to credit risk, consist principally of trade receivables. The Company has mitigated this risk by selling primarily to well established companies, performing ongoing credit evaluations and making frequent contact with customers.

     At December 31, 1996 and 1997, the Company maintained $34,330 and $53,071, respectively, in deposits at one U.S. financial institution and $1,861 and $2,548, respectively, in deposits at U.S. banks which exceeded federally insured limits.

                 AMKOR TECHNOLOGY, INC. AND AK INDUSTRIES, INC.

             (U.S. DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

     Additionally, at December 31, 1996 and 1997, the Company maintained deposits and certificates of deposits totaling approximately $14,649 and $34,622, respectively, at foreign owned banks.

  Significant Customers

     The Company has a number of major customers in North America, Asia and Europe. The Company's largest customer, Intel Corporation, accounted for approximately 13.3%, 23.5% and 23.4% of net revenues in 1995, 1996 and 1997, respectively. The Company's five largest customers collectively accounted for 34.1%, 39.2% and 40.1% of net revenues in 1995, 1996 and 1997, respectively. The Company anticipates that significant customer concentration will continue for the foreseeable future, although the companies which constitute the Company's largest customers may change.

  Risks and Uncertainties

     The Company's future results of operations involve a number of risks and uncertainties. Factors that could affect the Company's future operating results and cause actual results to vary materially from expectations include, but are not limited to, dependence on the highly cyclical nature of both the semiconductor and the personal computer industries, competitive pricing and declines in average selling prices, risks associated with leverage, dependence on the Company's relationship with and the financial support provided by AICL (see Note 11), reliance on a small group of principal customers, timing and volume of orders relative to the Company's production capacity, availability of manufacturing capacity and fluctuations in manufacturing yields, availability of financing, competition, dependence on international operations and sales, dependence on raw material and equipment suppliers, exchange rate fluctuations, dependence on key personnel, difficulties in managing growth, enforcement of intellectual property rights, environmental regulations and fluctuations in quarterly operating results.

  Foreign Currency Translation

     Substantially all of the Company's foreign subsidiaries use the U.S. dollar as their functional currency. Accordingly, monetary assets and liabilities which were originally denominated in a foreign currency are translated into U.S. dollars at month-end exchange rates. Non-monetary items which were originally denominated in foreign currencies are translated at historical rates. Gains and losses from such transactions and from transactions denominated in foreign currencies are included in other (income) expense, net. The cumulative translation adjustment reflected in stockholders' equity in the combined balance sheets relates primarily to investments in unconsolidated companies which use the local currency as the functional currency (see Note 6).

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Accounts Receivable

     At December 31, 1997, trade accounts receivable represent the Company's interest in receivables sold in excess of amounts purchased by banks under an accounts receivable sale agreement (see Note 2). Of the total net trade accounts receivable amount at December 31, 1997, $19,905 relates to the trade accounts receivable of CIL which were not sold under the Agreement.

  Inventories

     Inventories are stated at the lower of cost or market. Cost is determined principally by using a moving average method.

                 AMKOR TECHNOLOGY, INC. AND AK INDUSTRIES, INC.

             (U.S. DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Depreciation is calculated by the straight-line method over the estimated useful lives of depreciable assets. Accelerated methods are used for tax purposes. Depreciable lives follow:

Building and improvements.............................  10 to 30 years
Machinery and equipment...............................    3 to 5 years
Furniture, fixtures, and other equipment..............   3 to 10 years

     Cost and accumulated depreciation for property retired or disposed of are removed from the accounts and any resulting gain or loss is included in earnings. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation expense was $27,381, $58,497 and $81,159 for 1995, 1996 and 1997, respectively.

  Other Noncurrent Assets

     Other noncurrent assets consist principally of security deposits, deferred income taxes and the cash surrender value of life insurance policies.

  Other Noncurrent Liabilities

     Other noncurrent liabilities consist primarily of pension obligations and noncurrent income taxes payable.

  Income Taxes

     The Company accounts for income taxes following the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which requires the use of the liability method. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is provided.

     The Company reports certain income and expense items for income tax purposes on a basis different from that reflected in the accompanying combined financial statements. The principal differences relate to the timing of the recognition of accrued expenses which are not deductible for federal income tax purposes until paid, the use of accelerated methods of depreciation for income tax purposes and unrecognized foreign exchange gains and losses.

     AEI elected to be taxed as an S Corporation under the provisions of the Internal Revenue Code of 1986 and comparable state tax provisions. As a result, AEI does not recognize U.S. federal corporate income taxes. Instead, the stockholders of AEI are taxed on their proportionate share of AEI's taxable income. Accordingly, no provision for U.S. federal income taxes was recorded for AEI. Given the pending Offerings (see Note 16), for informational purposes, the accompanying combined statements of income include an unaudited pro forma adjustment to reflect income taxes which would have been recorded if AEI had not been an S Corporation, based on the tax laws in effect during the respective periods (see Note 17).

  Earnings Per Share

     The pro forma net income per common share was calculated by dividing the pro forma net income by the weighted average number of shares outstanding for the respective periods, adjusted for the effect of the Reorganization (see Note
16).

     In the fourth quarter of 1997, the Company adopted SFAS No. 128, "Earnings Per Share," which requires dual presentation of basic and diluted earnings per share on the face of the income statement. Basic

                 AMKOR TECHNOLOGY, INC. AND AK INDUSTRIES, INC.

             (U.S. DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

EPS is computed using only the weighted average number of common shares outstanding for the period while diluted EPS is computed assuming conversion of all dilutive securities, such as options. In accordance with the statement, all prior period per share amounts have been revised to reflect the new presentation. The Company's basic and diluted per share amounts are the same for all periods presented. There have been no changes to historical per share amounts.

  Revenue Recognition and Risk of Loss

     The Company records revenues upon shipment of packaged semiconductors to its customers. The Company does not take ownership of customer-supplied semiconductors. Title and risk of loss remains with the customer for these materials at all times. Risk of loss for Amkor packaging costs passes upon completion of the packaging process and shipment to the customer. Accordingly, the cost of the customer-supplied materials is not included in the combined statements of income.

  Research and Development Costs

     Research and development costs are charged to expense as incurred.

  Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Recently Issued Accounting Standards

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of income and its components in financial statements. The Company will be required to adopt this statement in 1998.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Under this statement, reporting standards were established for the way that public business enterprises report information about operating segments in annual financial statements and selected information about operating segments in interim financial reports issued to shareholders. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. This statement is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years presented is to be restated. This statement need not be applied to interim financial statements in the initial year of its application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application. The Company will adopt this statement prospectively for the year ended December 31, 1998.

  Reclassifications

     Certain previously reported amounts have been reclassified to conform with the current presentation.

 2. ACCOUNTS RECEIVABLE SALE AGREEMENT

     Effective July 7, 1997, the Company entered into an agreement to sell receivables (the "Agreement") with certain banks (the "Purchasers"). The transaction qualifies as a sale under the provisions of SFAS

                 AMKOR TECHNOLOGY, INC. AND AK INDUSTRIES, INC.

             (U.S. DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

No. 125 "Accounting For Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Under the Agreement, the Purchasers have committed to purchase, with limited recourse, all right, title and interest in selected accounts receivable of the Company, up to a maximum of $100,000. In connection with the Agreement, the Company established a wholly owned, bankruptcy remote subsidiary, Amkor Receivables Corp., to purchase accounts receivable at a discount from the Company on a continuous basis, subject to certain limitations as described in the Agreement. Amkor Receivables Corp. simultaneously sells the accounts receivable at the same discount to the Purchasers. AICL has guaranteed AEI's obligations under the Agreement (see Note
11). The Agreement is structured as a three year facility subject to annual renewals based upon the mutual consent of the Company and purchasers. The first such renewal date is June 18, 1998. The Company and AICL did not comply with certain financial covenants under the Agreement as of December 31, 1997. The Purchasers have agreed to waive compliance with these covenants through January 2, 1999. The Company applied approximately $83.4 million of the Receivables Sale proceeds together with approximately $17 million of working capital to reduce the Company's indebtedness to AUSA which amounts were advanced by AUSA to entities controlled by members of James Kim's family.

     Proceeds from the sale of receivables were $84,400 in 1997. Losses on receivables sold under the Agreement were approximately $2,414 in 1997 and are included in other expense, net. As of December 31, 1997, approximately $6,300 is included in current liabilities for amounts to be refunded to the Purchasers as a result of a reduction in selected accounts receivable.

 3. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following:

                                                     DECEMBER 31,
                                                 --------------------
                                                   1996        1997
                                                 --------    --------
Land...........................................  $     --    $  2,346
Building and improvements......................    81,602     109,528
Machinery and equipment........................   333,188     448,032
Furniture, fixtures and other equipment........    31,330      33,050
Construction in progress.......................     5,240      31,964
                                                 --------    --------
                                                  451,360     624,920
Less -- Accumulated depreciation and
  amortization.................................   126,465     197,859
                                                 --------    --------
                                                 $324,895    $427,061
                                                 ========    ========

 4. COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL

     The common stock and additional paid-in-capital of the Company are reflected at the original cost of the Amkor Companies. In connection with the Reorganization, the Company authorized 500,000,000 shares of $.001 par value common stock, of which 82,610,000 shares will be issued and outstanding to the stockholders of the Amkor Companies in exchange for their interests in these Companies.

     In addition, the Company authorized 10,000,000 shares of $.001 par value preferred stock, designated as Series A.

     Changes in the division equity account reflected in the combined statement of stockholders' equity represent the net cash flows resulting from the operations of the Chamterry semiconductor packaging and test business for the periods indicated. Such cash flows have been presented as distributions or capital contributions since these amounts were retained in Chamterry Enterprises, Ltd. for the benefit of the owners.

                 AMKOR TECHNOLOGY, INC. AND AK INDUSTRIES, INC.

             (U.S. DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

 5. INVENTORIES

     Inventories consist of raw materials and purchased components which are used in the semiconductor packaging process. The Company's inventories are located at its facilities in the Philippines or at AICL on a consignment basis. Components of inventories follow:

                                                     DECEMBER 31,
                                                 --------------------
                                                   1996        1997
                                                 --------    --------
Raw materials and purchased components.........  $ 93,112    $105,748
Work-in-process................................     8,808      10,122
                                                 --------    --------
                                                 $101,920    $115,870
                                                 ========    ========

 6. INVESTMENTS

     The Company's investments include investments in affiliated companies which provide services to the Company (see Note 11) and certain other technology based companies. Investments are summarized as follows:

                                                      DECEMBER 31,
                                                   ------------------
                                                    1996       1997
                                                   -------    -------
Equity Investment in AICL (10.2% and 8.1% at
  December 31, 1996 and 1997, respectively)......  $31,154    $13,863
                                                   -------    -------
Other Equity Investments (20%-50% owned)
  Anam Semiconductor & Technology Co., Ltd.......   10,700         --
  Datacom International, Inc.....................    1,335         --
  Sunrise Capital Fund...........................    1,328         --
  Other..........................................    1,373        738
                                                   -------    -------
          Total other equity investments.........   14,736        738
                                                   -------    -------
Available for Sale (cost based investments)......   23,354      5,220
                                                   -------    -------
                                                   $69,244    $19,821
                                                   =======    =======

     The Company had net unamortized investment costs in excess of the proportionate share of the investee companies' net assets of approximately $1,284 and $0 at December 31, 1996 and 1997, respectively.

     On August 1, 1997, the Company sold its equity investment in Anam Semiconductor & Technology Co., Ltd. ("Anam S&T") and certain investments and notes receivable from companies unrelated to the semiconductor packaging and test business to AK Investments, Inc., an entity owned by James J. Kim, at cost ($49,740) and AK Investments, Inc. assumed $49,740 of the Company's long-term borrowings from Anam USA, Inc. Management estimates that the fair value of these investments and notes receivable approximated the carrying value at August 1, 1997. Subsequent to the sale on August 1, 1997 the Company loaned AK Investments, Inc. $12,800 for the purchase of additional investments. The amount outstanding on this loan at December 31, 1997 was $4,350.

     The Company's investment in AICL is accounted for using the equity method of accounting. Although the Company does not own in excess of 20% of the outstanding common stock of AICL, the Company through its common ownership with the Kim family and entities controlled by the Kim family owns 40.7% of the outstanding common stock of AICL and may exercise a significant influence over AICL. Accordingly the Company applies the equity method based on its ownership interest. A significant portion of the shares owned by the Kim family are leveraged and as a result of this, or for other reasons, the family's ownership could be substantially reduced.

                 AMKOR TECHNOLOGY, INC. AND AK INDUSTRIES, INC.

             (U.S. DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

     In 1997, the Company recognized a loss of $17,291, resulting principally from the impairment of value of its investment in AICL as well as the current year equity in income (loss) of AICL. The amount of the loss was determined based upon the market value of the AICL shares on the Korean Stock Exchange on February 16, 1998, the date that the Company sold its investment in AICL common stock to AK Investments, Inc. In exchange for the shares, AK Investments, Inc. assumed $13,863 of the Company's long-term borrowings from Anam USA, Inc.

     The Company is advised that AICL, as a public company in Korea, has published its most recent consolidated financial statements as of December 31, 1996, and that AICL has prepared preliminary consolidated financial statements as of December 31, 1997. The Company's auditors do not audit AICL.

     The Korean economy is undergoing changes as evidenced by the agreement between the Korean government and the International Monetary Fund. Among other things, this agreement includes a restructuring plan of the banking industry as a whole which will most likely have a material effect on AICL's operations. The overall impact of these economic changes on AICL is uncertain at this time.

     AICL's financial statements are prepared on the basis of Korean GAAP, which differs from U.S. GAAP in certain significant respects. The Company's equity in income (loss) of AICL is based upon the Korean GAAP information noted above and AICL's estimate of significant U.S. GAAP adjustments. These adjustments were not significant in 1995 and 1996. In 1997, AICL recognized a W305 billion loss principally as a result of foreign exchange losses on U.S. dollar denominated liabilities due to the significant depreciation of the won relative to the U.S. dollar. For purposes of determining the Company's equity in income (loss) of AICL under U.S. GAAP, losses on remeasuring U.S. dollar denominated liabilities are not recognized as the U.S. dollar is the functional currency for AICL. Such U.S. dollar denominated liabilities were W2,144 billion at December 31, 1997. Also, at December 31, 1997, the carrying value of the investment in AICL, adjusted for the loss on the 1998 disposition discussed above, is less than the Company's portion of AICL's net assets after consideration of the estimated U.S. GAAP adjustments. The most significant such adjustment affecting net assets is the remeasurement of property, plant and equipment to historical costs as required as the U.S. dollar is the functional currency.

     The following summary of consolidated financial information pertaining to AICL was derived from the consolidated financial statements referred to above. All amounts are in millions of Korean Won:

                                                  1995         1996          1997
                                               ----------   ----------    ----------
SUMMARY INCOME STATEMENT INFORMATION:
Sales........................................  W1,105,273   W1,338,718    W1,786,457
Net income (loss)............................      18,333       (9,385)     (305,414)
SUMMARY BALANCE SHEET INFORMATION:
Total assets.................................                2,225,288     3,936,517
Total liabilities............................                1,975,431     3,861,384

 7. SHORT-TERM CREDIT FACILITIES

     At December 31, 1996 and 1997, short-term borrowings consisted of various operating lines of credit and working capital facilities maintained by the Company. These borrowings are secured by receivables, inventories or property. These facilities, which are typically for one-year renewable terms, generally bear interest at current market rates appropriate for the country in which the borrowing is made (ranging from 7.2% to 13.0% at December 31, 1997). For 1996 and 1997, the weighted average interest rate on these borrowings was 7.8% and 8.6%, respectively. Included in cash and cash equivalents is $1,200 of certificates of

                 AMKOR TECHNOLOGY, INC. AND AK INDUSTRIES, INC.

             (U.S. DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

deposit pledged as collateral for certain of these lines. The unused portion of lines of credit total $36,169 at December 31, 1997.

 8. DEBT

     Following is a summary of the Company's short-term borrowings and long-term debt:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1996         1997
                                                              ---------    ---------
Short-term borrowings (see Note 7)..........................  $ 150,513    $ 187,659
Bank loan, interest at LIBOR plus annual spread (6.78% at
  December 31, 1997), due October, 2000.....................     50,000       50,000
Bank loan, interest at LIBOR plus annual spread (6.68% at
  December 31, 1997), due in installments beginning March,
  1998 through April, 2001..................................     71,250       71,250
Floating rate notes (FRNs), interest at LIBOR plus annual
  spread (7.38% at August 20, 1997, date of redemption).....     40,000           --
Bank debt, interest at LIBOR plus annual spread (9.37% at
  December 31, 1997), due December, 2001....................     20,000       20,000
Bank debt, interest at LIBOR plus annual spread (12.22% at
  December 31, 1997,) due October, 1998.....................      5,000        5,000
Bank debt, interest at LIBOR plus annual spread (9.09% at
  December 31, 1997), due in installments with balance due
  September, 1999...........................................      4,000        3,500
Bank debt, interest at LIBOR plus annual spread (11.88% at
  December 31, 1997), due in equal installments through
  January, 2001.............................................      5,926        5,502
Note payable, interest at prime (8.50% at December 31,
  1997), due in semiannual installments beginning November
  1999 through April, 2004..................................         --        9,530
Note payable, interest at LIBOR plus annual spread (12.48%
  at December 31, 1997), due in installments with balance
  due November, 1999........................................     11,000        9,000
Other, primarily capital lease obligations and other debt...      1,568        2,810
                                                              ---------    ---------
                                                                359,257      364,251
Less -- Short-term borrowings and current portion of
  long-term debt............................................   (191,813)    (325,968)
                                                              ---------    ---------
                                                              $ 167,444    $  38,283
                                                              =========    =========

     The Bank loans were obtained to finance the expansion of the Company's factories in the Philippines. The Company has the option to prepay all or part of the loans on any interest payment date. These Bank loans are unconditionally and irrevocably guaranteed by AICL. The Bank loans contain provisions pertaining to the maintenance of specified debt-to-equity ratios, restrictions with respect to corporate reorganization, acquisition of capital stock or substantially all of the assets of any other corporations and advances and dispositions of all or a substantial portion of the borrower's assets, except in the ordinary course of business. AAP has not been in compliance with covenants regarding the maintenance of certain debt-to-equity ratios and advances to affiliates. Consequently, amounts due under these agreements and certain other agreements with cross-default clauses have been classified as current liabilities in the accompanying combined balance sheet.

     Other bank debt instruments have interest rates based on Singapore interbank rates and LIBOR plus an annual spread. The loans are secured by assets of the Company and assets acquired through proceeds from the loans.

                 AMKOR TECHNOLOGY, INC. AND AK INDUSTRIES, INC.

             (U.S. DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

     Principal payments required under long-term debt borrowings at December 31, 1997 are as follows:

                                                     AMOUNT
                                                    --------
1998..............................................  $138,309
1999..............................................     9,153
2000..............................................     2,360
2001..............................................    22,003
2002..............................................     1,905
Thereafter........................................     2,862
                                                    --------
Total.............................................  $176,592
                                                    ========

 9. EMPLOYEE BENEFIT PLANS

  U.S. Pension Plans

     AEI has a defined contribution benefit plan covering substantially all U.S. employees under which AEI matches 75% of the employee's contributions of between 6% and 10% of salary, up to a defined maximum on an annual basis. The pension expense for this plan was $483, $776 and $959 in 1995, 1996 and 1997, respectively. The pension plan assets are invested primarily in equity and fixed income securities.

  Philippine Pension Plans

     AAAP, AAP and AMI sponsor several defined benefit plans that cover substantially all employees who are not covered by statutory plans. Charges to expense are based upon costs computed by independent actuaries.

     The components of net periodic pension cost for the defined benefit plans are as follows:

                                                    YEAR ENDED DECEMBER 31,
                                                   --------------------------
                                                    1995      1996      1997
                                                   ------    ------    ------
Service cost of current period...................  $  974    $1,542    $1,274
Interest cost on projected benefit obligation....     811     1,228       957
Actual return on plan assets.....................    (609)     (677)     (585)
Net amortization and deferrals...................     100        98       132
                                                   ------    ------    ------
          Total pension expense..................  $1,276    $2,191    $1,778
                                                   ======    ======    ======

     It is the Company's policy to make contributions sufficient to meet the minimum contributions required by law and regulation.

                 AMKOR TECHNOLOGY, INC. AND AK INDUSTRIES, INC.

             (U.S. DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

     The following table sets forth the funded status and the amounts recognized in the combined balance sheets for the defined benefit pension plans:

                                                            1996       1997
                                                           -------    -------
Actuarial present value of:
  Vested benefit obligation..............................  $ 1,696    $ 1,546
                                                           =======    =======
  Accumulated benefit obligation.........................  $ 2,848    $ 2,669
                                                           =======    =======
Actuarial present value of projected benefit
  obligation.............................................  $12,699     10,428
Plan assets at fair value................................    6,077      6,614
                                                           -------    -------
Plan assets less than projected benefit obligation.......   (6,622)    (3,814)
Prior service cost.......................................    1,125        967
Unrecognized net loss....................................    1,800        953
                                                           -------    -------
Accrued pension cost.....................................  $(3,697)   $(1,894)
                                                           =======    =======

     The weighted average interest rate used in determining the projected benefit obligation was 12% as of December 31, 1996 and 1997. The rates of increase in future compensation levels was 11% as of December 31, 1996 and 1997. The expected long-term rate of return on plan assets was 12% as of December 31, 1996 and 1997.

10. INCOME TAXES

     The provision for income taxes includes federal, state and foreign taxes currently payable and those deferred because of temporary differences between the financial statement and the tax bases of assets and liabilities. The components of the provision for income taxes follow:

                                                   FOR THE YEAR ENDED DECEMBER 31,
                                                  ---------------------------------
                                                    1995        1996        1997
                                                  --------    --------    ---------
Current:
  Federal.......................................   $6,125      $5,880      $16,126
  State.........................................      908          60        2,639
  Foreign.......................................      498       2,260           28
                                                   ------      ------      -------
                                                    7,531       8,200       18,793
                                                   ------      ------      -------
Deferred:
  Federal.......................................     (173)       (226)      (4,991)
  Foreign.......................................     (974)        (98)      (6,724)
                                                   ------      ------      -------
                                                   (1,147)       (324)     (11,715)
                                                   ------      ------      -------
          Total provision.......................   $6,384      $7,876      $ 7,078
                                                   ======      ======      =======

                 AMKOR TECHNOLOGY, INC. AND AK INDUSTRIES, INC.

             (U.S. DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

     The reconciliation between the tax payable based upon the U.S. federal statutory income tax rate and the recorded provision follow:

                                              FOR THE YEAR ENDED DECEMBER 31,
                                              -------------------------------
                                                1995       1996        1997
                                              --------    -------    --------
Federal statutory rate......................  $ 23,458    $15,054    $ 21,352
State taxes, net of federal benefit.........       908         60       1,285
S Corp. status of AEI.......................   (10,400)    (2,900)     (3,613)
(Income) losses of foreign subsidiaries
  subject to tax holiday....................        --      4,957      (5,106)
Foreign exchange losses recognized for
  income taxes..............................    (1,649)        --     (21,147)
Valuation allowance.........................                           22,000
Difference in rates on foreign
  subsidiaries..............................    (5,933)    (9,295)     (7,693)
                                              --------    -------    --------
          Total.............................  $  6,384    $ 7,876    $  7,078
                                              ========    =======    ========

     The Company has structured its global operations to take advantage of lower tax rates in certain countries and tax incentives extended to encourage investment. AAP had a tax holiday in the Philippines which expired in 1995. AAAP has a tax holiday in the Philippines which expires at the end of 2002. Foreign exchange losses recognized for income taxes relate to unrecognized net foreign exchange losses on U.S. dollar denominated monetary assets and liabilities. These losses, which are not recognized for financial reporting purposes as the U.S. dollar is the functional currency (see Note 1), result in deferred tax assets that will be realized, for Philippine tax reporting purposes, upon settlement of the related asset or liability. The deferred tax asset related to these losses increased in 1997 as a result of the dramatic devaluation of the Philippine peso relative to the U.S. dollar. The Company's ability to utilize these assets depends on the timing of the settlement of the related assets or liabilities and the amount of taxable income recognized within the Philippine statutory carryforward limit of three years. Accordingly, a valuation allowance has been established in 1997 for a portion of the related deferred tax assets.

     The following is a summary of the significant components of the Company's deferred tax assets and liabilities:

                                                              DECEMBER 31,
                                                           ------------------
                                                            1996       1997
                                                           ------    --------
Deferred tax assets (liabilities):
  Retirement benefits....................................  $  888    $    816
  Receivables............................................     344         227
  Inventories............................................   1,057       6,509
  Unrealized foreign exchange losses.....................     398      37,447
  Unrealized foreign exchange gains......................    (614)     (9,084)
  Other..................................................     225          98
                                                           ------    --------
  Net deferred tax asset.................................   2,298      36,013
  Valuation allowance....................................      --     (22,000)
                                                           ------    --------
  Net deferred tax asset.................................  $2,298    $ 14,013
                                                           ======    ========

     Non-U.S. income before taxes and minority interest of the Company was $23,800, $20,420 and $32,920 in 1995, 1996 and 1997, respectively.

                 AMKOR TECHNOLOGY, INC. AND AK INDUSTRIES, INC.

             (U.S. DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

     At December 31, 1996 and 1997 current deferred tax assets of $1,919 and $13,439, respectively, are included in other current assets and noncurrent deferred tax assets of $379 and $574, respectively, are included in other assets in the combined balance sheet. The Company's net deferred tax assets include amounts which management believes are realizable through future taxable income.

     The Company's tax returns have been examined through 1993 in the Philippines and through 1994 in the U.S. The recorded provision for open years is subject to changes upon final examination of these tax returns. Changes in the mix of income from the Company's foreign subsidiaries, expiration of tax holidays and changes in tax laws or regulations could result in increased effective tax rates for the Company.

     At December 31, 1997, the financial reporting basis of AEI's net assets were greater than the tax basis of the net assets by approximately $5,200. In connection with the Offerings, the Company and the stockholders of AEI will enter into a Tax Indemnification Agreement providing that the Company and AEI will be indemnified by such stockholders, with respect to their proportionate share of any federal or state corporate income taxes attributable to the failure of AEI to qualify as an S Corporation for any period or in any jurisdiction for which S Corporation status was claimed through the date AEI terminates its S Corporation status. The Tax Indemnification Agreement will also provide that the Company and AEI will indemnify the stockholders if such stockholders are required to include in income additional amounts attributable to taxable years on or before the date AEI terminates its S Corporation status as to which AEI filed or files tax returns claiming status as an S Corporation.

11. RELATED-PARTY TRANSACTIONS

     At December 31, 1997, the Company owned 8.1% of the outstanding stock of AICL (see Note 6), and AICL owned 40% of AAP. After the Offerings (see Note 16) the Company intends to purchase AICL's interest in AAP for approximately $34,000. In 1996 and 1997, approximately 72% and 68%, respectively, of the Company's net revenues (see Note 1) were derived from services performed for the Company by AICL, a Korean public company in which the Company and certain of the Company's principal stockholders hold a minority interest. By the terms of a long-standing agreement, the Company has been responsible for marketing and selling AICL's semiconductor packaging and test services, except to customers in Korea and certain customers in Japan to whom AICL has historically sold such services directly. The Company has worked closely with AICL in developing new technologies and products. The Company has recently entered into five-year supply agreements with AICL giving the Company the first right to market and sell substantially all of AICL's packaging and test services and the exclusive right to market and sell all of the wafer output of AICL's new wafer foundry. The Company's business, financial condition and operating results have been and will continue to be significantly dependent on the ability of AICL to effectively provide the contracted services on a cost-efficient and timely basis. The termination of the Company's relationship with AICL for any reason, or any material adverse change in AICL's business resulting from underutilization of its capacity, the level of its debt and its guarantees of affiliate debt, labor disruptions, fluctuations in foreign exchange rates, changes in governmental policies, economic or political conditions in Korea or any other change could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company has obtained a significant portion of its financing from financing arrangements provided by Anam USA, Inc. ("AUSA"), AICL's wholly-owned financing subsidiary. A majority of the amount due to AUSA represents outstanding amounts under financing obtained by AUSA for the benefit of the Company with the balance representing payables to AUSA for packaging and service charges paid to AICL. Based on guarantees provided by AICL, AUSA obtains for the benefit of the Company a continuous series of short-term financing arrangements which generally are less than six months in duration, and typically are less than two months in duration. Because of the short-term nature of these loans, the flows of cash to and from AUSA under this arrangement are significant. Purchases from AICL through AUSA were $354,062, $460,282 and

                 AMKOR TECHNOLOGY, INC. AND AK INDUSTRIES, INC.

             (U.S. DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

$527,858 for 1995, 1996 and 1997, respectively. Charges from AUSA for interest and bank charges were $4,484, $7,074 and $6,002 for 1995, 1996 and 1997, respectively. Amounts payable to AICL and AUSA were $252,221, and $156,350 at December 31, 1996 and 1997, respectively.

     AICL's ability to continue to provide services to the Company will depend on AICL's financial condition and performance. AICL currently has a significant amount of debt relative to its equity, which debt the Company expects will continue to increase in the foreseeable future. The Company is advised that AICL, as a public company in Korea, has published its most recent annual consolidated financial statements as of December 31, 1996, and that AICL has prepared preliminary consolidated financial statements as of December 31, 1997. These consolidated financial statements are prepared on the basis of Korean GAAP, which differs from U.S. GAAP. U.S. GAAP financial statements are not available (See Note 6). As of December 31, 1997, AICL, on a consolidated basis, had current liabilities of approximately W2,124 billion, including approximately W1,591 billion of short-term borrowings and approximately W121 billion of current maturities of long-term debt, and had long-term liabilities of approximately W1,737 billion, including approximately W737 billion of long-term debt and approximately W862 billion of long-term capital lease obligations. As of such date, the total shareholders' equity of AICL amounted to approximately W75 billion. The deterioration of the Korean economy in recent months and the resulting liquidity crisis in Korea have led to sharply higher domestic interest rates and reduced opportunities for refinancing or refunding maturing debts as financial institutions in Korea, which are experiencing financial difficulties, are increasingly looking to limit their lending, particularly to highly leveraged companies, and to increase their reserves and provisions for non-performing assets. Therefore, there can be no assurance that AICL will be able to refinance its existing loans or obtain new loans, or continue to make required interest and principal payments on such loans or otherwise comply with the terms of its loan agreements. Any inability of AICL to obtain financing or generate cash flow from operations sufficient to fund its capital expenditure, debt service and repayment and other working capital and liquidity requirements could have a material adverse effect on AICL's ability to continue to provide services and otherwise fulfill its obligations to the Company.

     As of December 31, 1997, AICL and its consolidated subsidiaries were contingently liable under guarantees in respect of debt of its non-consolidated subsidiaries and affiliates in the aggregate amount of approximately W857 billion. As of December 31, 1997, such guarantees included those in respect of all of AUSA's debt totaling $319,200, $176,250 of the Company's debt to banks and the Company's obligations under a receivables sales arrangement (see Note
2). The Company has met a significant portion of its financing needs through financing arrangements obtained by AUSA for the benefit of the Company based on guarantees provided by AICL. There can be no assurance that AUSA will be able to obtain additional guarantees, if necessary, from AICL. Further, a deterioration in AICL's financial condition could trigger defaults under AICL's guarantees, causing acceleration of such loans. In addition, as an overseas subsidiary of AICL, AUSA was formed with the approval of the Bank of Korea. If the Bank of Korea were to withdraw such approval, or if AUSA otherwise ceased operations for any reason, the Company and AICL would be required to meet their financing needs through alternative arrangements. There can be no assurance that the Company or AICL will be able to obtain alternative financing on acceptable terms or at all. In addition, if any relevant subsidiaries or affiliates of AICL were to fail to make interest or principal payments or otherwise default under their debt obligations guaranteed by AICL, AICL could be required under its guarantees to repay such debt, which event could have a material adverse effect on its financial condition and results of operations.

     Anam Engineering and Construction, an affiliate of AICL, built the packaging facility for AAAP in the Philippines. Payments to Anam Engineering and Construction were $22,167 and $3,844 in 1996 and 1997, respectively. Anam Precision Equipment and Anam Instruments manufacture certain equipment used by the Philippine operations. Payments to Anam Precision Equipment and Anam Instruments were $6,652 and

                 AMKOR TECHNOLOGY, INC. AND AK INDUSTRIES, INC.

             (U.S. DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

$4,211 in 1996 and 1997, respectively. The Company purchases direct materials from Anam S&T. Payments to Anam S&T were approximately $16,400, $27,300 and $26,000 during 1995, 1996 and 1997, respectively.

     During 1996, the Company extended guarantees on behalf of an affiliate to vendors used by this affiliate. Outstanding guarantees as of December 31, 1996 and 1997 were $25,100 and $24,655 respectively. Amounts guaranteed under this agreement fluctuate due to the cyclical nature of the affiliate's retail business. Balances guaranteed at December 31 are generally the largest.

     The Company has executed a surety and guarantee agreement on behalf of an affiliate. The Company has unconditionally guaranteed the affiliate's obligation under a $17,000 line of credit and a $9,000 term loan note. As of December 31, 1997, there was $750 outstanding under the line of credit and $9,000 outstanding under the term loan note. The Company has also unconditionally guaranteed another affiliate's obligation under a $4,000 term loan agreement and a $1,000 line of credit. As of December 31, 1997, there was $3,800 outstanding under the term loan and no amounts outstanding under the line of credit.

     A principal stockholder of the Company has extended guarantees on behalf of the Company in the amount of $87,000 at December 31, 1997. Also in 1997, a company controlled by this stockholder purchased investments in the amount of $49,740 (see Note 6).

     The Company leases office space in West Chester, PA from certain stockholders of the Company. The lease expires in 2006. The Company has the option to extend the lease for an additional 10 years through 2016. On September 11, 1997, the office previously being leased in Chandler, Arizona was purchased from certain stockholders of the Company. The total purchase price of the building ($5,710) represents the carrying value to the stockholders. Amounts paid for these leases in 1996 and 1997 were $1,343 and $1,458, respectively.

     At December 31, 1996 and 1997, the Company had advances and notes receivable from affiliates other than AICL and AUSA of $22,988 and $36,501, respectively. Realization of these notes is dependent upon the ability of the affiliates to repay the notes. In management's opinion, these receivables are recorded at the net realizable value.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate methodologies; however, considerable judgment is required in interpreting market data to develop the estimates for fair value. Accordingly, these estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange. Certain of these financial instruments are with major financial institutions and expose the Company to market and credit risks and may at times be concentrated with certain counterparties or groups of counterparties. The creditworthiness of counterparties is continually reviewed, and full performance is anticipated.

     The methods and assumptions used to estimate the fair value of significant classes of financial instruments is set forth below:

     Available for sale investments. The fair value of these financial instruments was estimated based on market quotes, recent offerings of similar securities, current and projected financial performance of the company and net asset positions.

     Short-term borrowings. Short-term borrowings have variable rates that reflect currently available terms and conditions for similar borrowings. The carrying amount of this debt is a reasonable estimate of fair value.

     Long-term debt and due to affiliates. Long-term debt and due to affiliates have variable rates that reflect currently available terms and conditions for similar debt. The carrying amount of this debt is a reasonable estimate of fair value.

                 AMKOR TECHNOLOGY, INC. AND AK INDUSTRIES, INC.

             (U.S. DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

13. COMMITMENTS AND CONTINGENCIES

     The Company is involved in various claims incidental to the conduct of its business. Based on consultation with legal counsel, management does not believe that any claims to which the Company is a party will have a material adverse effect on the Company's financial condition or results of operations.

     Future minimum lease payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1997, are:

1998...............................................  $ 7,805
1999...............................................    7,230
2000...............................................    6,463
2001...............................................    5,689
2002...............................................    2,338
Thereafter.........................................   36,404
                                                     -------
          Total....................................  $65,929
                                                     =======

     Rent expense amounted to $3,692, $5,520 and $6,709 for 1995, 1996 and 1997,
respectively.

     The Company has various purchase commitments for materials, supplies and capital equipment incidental to the ordinary conduct of business. As of December 31, 1997 the Company had commitments for capital equipment of approximately $27,000. In the aggregate, such commitments are not at prices in excess of current market.

14. ACQUISITION OF AMKOR ANAM TEST SERVICES, INC.

     On September 30, 1996, AEI and a principal stockholder each acquired 50% of the outstanding common stock of Amkor Anam Test Services, Inc. (AATS), formerly Navell Test Consultants, Inc., a provider of test engineering services for the semiconductor industry located in San Jose, California, for approximately $2,860. Subsequent to September 30, 1996, AEI purchased the 50% interest owned by a principal stockholder at the stockholder's original cost. The acquisition was accounted for using the purchase method of accounting and the results of AATS' operations are included in the Company's combined statements of income effective October 1, 1996. Accordingly, the total purchase price has been allocated to the combined assets and liabilities based upon their estimated respective fair values. This acquisition resulted in goodwill of approximately $2,356, which is being amortized over 20 years.

                 AMKOR TECHNOLOGY, INC. AND AK INDUSTRIES, INC.

             (U.S. DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

15. BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

     The Company is primarily engaged in one industry segment, namely, the packaging and testing of integrated circuits. Financial information, summarized by geographic area, is as follows:

                                    UNITED
                                    STATES       EUROPE     PHILIPPINES    ELIMINATIONS     COMBINED
                                  ----------    --------    -----------    ------------    ----------
Year ended December 31, 1997:
  Net revenues from unaffiliated
     customers..................  $1,258,110    $197,651     $     --       $      --      $1,455,761
  Net revenues from
     affiliates.................          --          --      256,895        (256,895)             --
                                  ----------    --------     --------       ---------      ----------
  Total net revenues............   1,258,110     197,651      256,895        (256,895)      1,455,761
  Income before income taxes and
     minority interest..........      28,086      23,522        9,398              --          61,006
  Identifiable assets...........     352,503      21,873      506,397        (176,134)        704,639
  Corporate assets..............                                                              146,299
                                                                                           ----------
          Total assets..........                                                           $  850,938
                                                                                           ==========
Year ended December 31, 1996:
  Net revenues from unaffiliated
     customers..................  $1,013,182    $157,819     $     --       $      --      $1,171,001
  Net revenues from
     affiliates.................          --          --      198,637        (198,637)             --
                                  ----------    --------     --------       ---------      ----------
  Total net revenues............   1,013,182     157,819      198,637        (198,637)      1,171,001
  Income before income taxes and
     minority interest..........      22,592      12,473        7,947              --          43,012
  Identifiable assets...........     245,781      19,422      424,653         (91,552)        598,304
  Corporate assets..............                                                              199,309
                                                                                           ----------
          Total assets..........                                                           $  797,613
                                                                                           ==========
Year ended December 31, 1995:
  Net revenues from unaffiliated
     customers..................  $  792,285    $140,097     $     --       $      --      $  932,382
  Net revenues from
     affiliates.................          --          --      128,164        (128,164)             --
                                  ----------    --------     --------       ---------      ----------
  Total net revenues............     792,285     140,097      128,164        (128,164)        932,382
  Income before income taxes and
     minority interest..........      43,223      13,019       10,781              --          67,023
  Identifiable assets...........     235,707      18,699      270,185        (100,385)        424,206
  Corporate assets..............                                                              211,662
                                                                                           ----------
          Total assets..........                                                           $  635,868
                                                                                           ==========

     Sales between affiliates are priced at customer selling price less material costs provided by the segment, less a sales commission. Net revenues from unaffiliated customers for the United States include $109,532, $160,507 and $208,062 of revenues from unaffiliated foreign customers for 1995, 1996 and 1997, respectively. Identifiable assets are those assets that can be directly associated with a particular geographic area. Corporate assets are those assets which are not directly associated with a particular geographic area and consist primarily of cash and cash equivalents, investments and advances or loans to another geographic segment.

                 AMKOR TECHNOLOGY, INC. AND AK INDUSTRIES, INC.

             (U.S. DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

16. SUBSEQUENT EVENTS

     On             , 1998, Mr. and Mrs. James Kim and the Kim Family Trusts
exchanged their interests in AEI for 9,746,766 shares and 4,873,383 shares of ATI common stock, respectively. ATI issued 67,989,851 shares of common stock in exchange for all of the outstanding shares of AIH and its subsidiaries. Of such shares, 19,328,234 shares, 36,376,617 shares and 8,200,000 shares were gifted to Mr. and Mrs. James Kim, the Kim Family Trusts and other members of Mr. Kim's immediate family, respectively. In addition, ATI acquired all of the stock of AKI from the Kim Family Trusts for $3,000.

     Except for the acquisition of the shares of AKI which will be accounted for as a purchase transaction, the Reorganization described above was treated similar to a pooling of interests as it represents an exchange of equity interests among companies under common control. The purchase price for the AKI stock, which represents the fair value of these shares, approximates the book
value of AKI. ATI filed an amended registration statement on             , 1998
with the Securities and Exchange Commission as part of a proposed plan to reduce outstanding borrowings and to increase the stockholders' equity. ATI intends to raise approximately $449,950 (after deducting the underwriting discount and estimated offering expenses) from the sale of shares of common stock and convertible notes (the "Offerings"). The convertible notes will be 1) convertible into ATI common stock at a premium over the initial public offering price; 2) callable in certain circumstances after three years; 3) unsecured and
subordinate to senior debt; 4) carry a coupon rate of approximately     %; and
5) have a maturity of five years. Approximately $225,000 of the proceeds will be used to reduce short-term and long-term borrowings. Approximately $105,000 of the proceeds will be used to reduce amounts due to AUSA. In connection with the Offerings, certain existing stockholders intend to sell approximately 5,000,000 of their shares.

     The Company established stock option plans in 1998 pursuant to which 6,300,000 shares of common stock were reserved for future issuance upon the exercise of stock options granted to employees, consultants and directors. The options will be issued at fair value and generally will vest over five years.

     After the Offerings, the Company intends to purchase AICL's 40% interest in AAP for approximately $34,000. The Company will account for this transaction as a purchase which will result in the elimination of the minority interest liability reflected on the combined balance sheet and result in additional amortization of approximately $2,500 per year.

17. PRO FORMA ADJUSTMENTS

  Statement of Income

     Pro forma adjustments are presented to reflect a provision for income taxes as if AEI had not been an S Corporation for all of the periods presented. Pro forma net income per common share is based on the weighted average number of shares outstanding as if the Exchange had occurred at the beginning of the period presented.

  Balance Sheet

     As discussed in Note 1, the Company intends to reorganize prior to the effective date of the contemplated offering. AEI will terminate its S Corporation status at which time additional deferred tax liabilities of $2,100 will be recorded for existing temporary differences between the book and tax bases of assets and liabilities. If the termination of AEI's S Corporation status would have occurred on December 31, 1997, AEI would have declared a distribution of $27,700 of previously taxed income. The pro forma balance sheet is presented to reflect these changes as if they occurred on December 31, 1997.

======================================================

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH THE INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.
                               ------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary.....................    3
Risk Factors...........................    9
Reorganization.........................   25
Relationship with Anam Industrial Co.,
  Ltd..................................   27
Use of Proceeds........................   32
Dividend Policy........................   32
Capitalization.........................   33
Dilution...............................   35
Selected Combined Financial Data.......   36
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   38
Business...............................   48
Management.............................   63
Certain Transactions...................   69
Principal and Selling Stockholders.....   72
Description of Capital Stock...........   73
Description of Convertible Notes.......   75
Shares Eligible for Future Sale........   89
Certain United States Federal Tax
  Consequences to Holders of Common
  Stock and Convertible Notes..........   91
Underwriting...........................   96
Legal Matters..........................  100
Experts................................  100
Additional Information.................  100
Glossary...............................  101
Index to Combined Financial
  Statements...........................  F-1

                               ------------------

Until          , 1998 (25 days after the commencement of the Offerings), all dealers effecting transactions in the Common Stock and Convertible Notes, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.
======================================================
======================================================

                               35,000,000 SHARES
                                  COMMON STOCK

                                  $150,000,000
                                      % CONVERTIBLE
                               SUBORDINATED NOTES
                                    DUE 2003

                                     AMKOR
                                TECHNOLOGY, INC.

                                  [AMKOR LOGO]
                                  ------------

                                   PROSPECTUS

                                           , 1998

                                  ------------
                              SALOMON SMITH BARNEY

                                  BANCAMERICA
                               ROBERTSON STEPHENS

                                COWEN & COMPANY
======================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER,SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
                  SUBJECT TO COMPLETION, DATED MARCH 31, 1998
PROSPECTUS
                               35,000,000 SHARES

                                  COMMON STOCK
[AMKOR LOGO]                      $150,000,000
                     % CONVERTIBLE SUBORDINATED NOTES DUE 2003

                             AMKOR TECHNOLOGY, INC.
                               ------------------

    Amkor Technology, Inc. ("Amkor" or the "Company") hereby offers 30,000,000 shares of Common Stock, par value $.001 per share ("Common Stock"), and
$150,000,000 aggregate principal amount of     % Convertible Subordinated Notes
due 2003 (the "Convertible Notes"). In addition, certain stockholders of the Company (the "Selling Stockholders") are hereby offering 5,000,000 shares of
Common Stock. The Convertible Notes will mature on           , 2003. Interest on
the Convertible Notes is payable on         and         of each year, commencing
          , 1998. The Convertible Notes are convertible into shares of Common Stock at any time on or before the close of business on the last trading day prior to maturity, unless previously redeemed, at a conversion price of
$        per share, subject to adjustment in certain events as described herein.

    The Convertible Notes are subordinated in right of payment to all existing and future Senior Debt (as defined) of the Company and effectively subordinated to all existing and future liabilities and obligations of the Company's subsidiaries. The Convertible Notes are not redeemable by the Company prior to
          , 2001. On or after           , 2001, the Convertible Notes are
redeemable, in whole or from time to time in part, at the option of the Company, at the redemption prices set forth herein plus accrued interest, if the closing price of the Common Stock is at least 125% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the notice of redemption. No sinking fund is provided for the Convertible Notes. In addition, following the occurrence of a Designated Event (i.e., a Change of Control or Termination of Trading (each as defined)), each holder has the right to cause the Company to purchase the Convertible Notes at 101% of their principal amount together with accrued and unpaid interest. See "Description of Convertible Notes."

    Of the 35,000,000 shares of Common Stock (the "Shares") and $150,000,000 aggregate principal amount of Convertible Notes offered hereby, 7,000,000 Shares and $30,000,000 principal amount of Convertible Notes are being offered by the International Underwriters (as defined) outside the United States and Canada (the "International Offering") and 28,000,000 Shares and $120,000,000 principal amount of Convertible Notes are being offered by the U.S. Underwriters (as defined) in a concurrent offering in the United States and Canada (the "U.S. Offering" and, together with the International Offering, the "Offerings"), subject to transfers between the International Underwriters and the U.S. Underwriters (collectively, the "Underwriters"). The Price to the Public and Underwriting Discount per Share and per Convertible Note will be identical for the International Offering and the U.S. Offering. See "Underwriting." The closing of the International Offering and U.S. Offering are conditioned upon each other. Following the Offerings, certain members of management and their family will beneficially own approximately 68.9% of the Company's outstanding Common Stock. See "Principal and Selling Stockholders."

    Prior to the Offerings, there has not been a public market for the Common Stock or the Convertible Notes. It is currently estimated that the initial public offering price per share of the Common Stock will be between $10.00 and $12.00 per share. See "Underwriting" for a discussion of factors to be considered in determining the initial public offering price. The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "AMKR," subject to official notice of issuance. The Company has applied for quotation of the Convertible Notes on the Nasdaq Stock Market under the symbol "AMKRG."

      SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES AND THE CONVERTIBLE NOTES.
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
================================================================================

                                                          UNDERWRITING                                PROCEEDS TO
                                      PRICE TO           DISCOUNTS AND          PROCEEDS TO             SELLING
                                     THE PUBLIC          COMMISSIONS(1)        THE COMPANY(2)       STOCKHOLDERS(2)
----------------------------------------------------------------------------------------------------------------------
Per Share.....................           $                     $                     $                     $
Per Convertible Note..........           %                     %                     %                     --
Total Shares..................           $                     $                     $                     $
Total Convertible Notes.......           $                     $                     $                     --
Total(3)......................           $                     $                     $                     $
======================================================================================================================

(1) For information regarding indemnification of the Underwriters, see "Underwriting."

(2) Before deducting expenses payable by the Company, estimated at $5,000,000.

(3) The Company has granted the International Underwriters and the U.S. Underwriters 30-day options to purchase up to 1,050,000 and 4,200,000 additional shares of Common Stock, respectively, and $4,500,000 and $18,000,000 additional principal amount of Convertible Notes, respectively, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to the Public, Underwriting Discounts and Proceeds to
    the Company will be $        , $        and $        , respectively. See
    "Underwriting."
                               ------------------

    The Shares and the Convertible Notes are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Shares and the Convertible Notes will be made at the office of Smith Barney Inc., 333 West 34th Street, New York, New York 10001 or through the facilities of The Depository Trust Company,
on or about             , 1998.
                               ------------------

SALOMON SMITH BARNEY INTERNATIONAL
                                   BA ROBERTSON STEPHENS INTERNATIONAL LIMITED
COWEN INTERNATIONAL L.P.
            , 1998

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement (the "International Underwriting Agreement") among the Company, the Selling Stockholders and each of the underwriters named below (the "International Underwriters"), for whom Smith Barney Inc., BancAmerica Robertson Stephens International Limited and Cowen International L.P. are acting as representatives (the "International Representatives"), (i) the Company and the Selling Stockholders have agreed to sell to each of the International Underwriters and each of the International Underwriters has severally agreed to purchase from the Company and the Selling Stockholders the aggregate number of Shares set forth opposite its name in the table below and (ii) the Company has agreed to sell to certain of the International Underwriters and each such International Underwriter has severally agreed to purchase from the Company the principal amount of the Convertible Notes set forth opposite its name below.

                                                             PRINCIPAL
                                                             AMOUNT OF
                                               NUMBER OF    CONVERTIBLE
         INTERNATIONAL UNDERWRITERS             SHARES         NOTES
         --------------------------            ---------    ------------
Smith Barney Inc. ...........................
BancAmerica Robertson Stephens International
  Limited....................................
Cowen International L.P......................
                                               ---------     ----------
          Total..............................  7,000,000     30,000,000
                                               =========     ==========

     The International Underwriting Agreement provides that the obligations of the International Underwriters to purchase the Shares and Convertible Notes listed above are subject to certain conditions set forth therein. The International Underwriters are committed to purchase all of the Shares and Convertible Notes agreed to be purchased by the International Underwriters pursuant to the International Underwriting Agreement (other than those covered by the over-allotment options described below), if any Shares or Convertible Notes are purchased. In the event of default by any International Underwriter, the International Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting International Underwriters may be increased or the International Underwriting Agreement may be terminated.

     The International Representatives have advised the Company and the Selling Stockholders that the International Underwriters propose initially to offer such Shares to the public at the initial public offering price thereof set forth on the cover page of this Prospectus, and to certain dealers at such price less a
discount not in excess of $          per share. The International Underwriters
may allow, and such dealers may reallow, a discount not in excess of $ per share on sales to certain other dealers. After the initial public offering of the Shares, the public offering price and such discounts may be changed.

     The International Representatives have also advised the Company that the relevant International Underwriters propose initially to offer such Convertible Notes to the public at the initial public offering price thereof set forth on the cover page of this Prospectus, and to certain dealers at such price less a
concession not in excess of   % of the principal amount of such Convertible
Notes. The relevant International Underwriters may allow, and such dealers may
reallow, a discount not in excess of   % of the principal amount of the
Convertible Notes on sales to certain other dealers. After the initial public offering of the Convertible Notes, the public offering price and such concessions may be changed.

     Purchasers of the Shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the initial public offering price set forth on the cover page hereof.

     The Company and the Selling Stockholders also have entered into an underwriting agreement (the "U.S. Underwriting Agreement") with the U.S. Underwriters named therein, for whom Smith Barney Inc., BancAmerica Robertson Stephens and Cowen & Company are acting as representatives (the

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

"U.S. Representatives" and, together with the International Representatives, the "Representatives"), providing for the concurrent offer and sale of 28,000,000 of the Shares and $120,000,000 principal amount of the Convertible Notes in the United States and Canada.

     The closing with respect to the sale of the Shares and the Convertible Notes pursuant to the International Underwriting Agreement is a condition to the closing with respect to the sale of the Shares and the Convertible Notes pursuant to the U.S. Underwriting Agreement, and the closing with respect to the sale of the Shares and the Convertible Notes pursuant to the U.S. Underwriting Agreement is a condition to the closing with respect to the sale of the Shares and the Convertible Notes pursuant to the International Underwriting Agreement. The initial public offering price and underwriting discount per Share and per Convertible Note for the International Offering and the U.S. Offering will be identical.

     Each International Underwriter has severally agreed that, as part of the distribution of the 7,000,000 Shares and $30,000,000 principal amount of the Convertible Notes by the International Underwriters, (i) it is not purchasing any Shares or Convertible Notes for the account of any United States or Canadian Person, (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or Convertible Notes or distribute any Prospectus to any person in the United States or Canada, or to any United States or Canadian Person and (iii) any dealer to whom it may sell any Shares or Convertible Notes will represent that it is not purchasing for the account of any United States or Canadian Person and agree that it will not offer or resell, directly or indirectly, any Shares or Convertible Notes in the United States or Canada, or to any United States or Canadian Person or to any other dealer who does not so represent and agree.

     Each U.S. Underwriter has severally agreed that, as part of the distribution of the 28,000,000 Shares and $120,000,000 principal amount of the Convertible Notes by the U.S. Underwriters, (i) it is not purchasing any Shares or Convertible Notes for the account of anyone other than a United States or Canadian Person, (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or Convertible Notes or distribute any Prospectus relating to the U.S. Offering to any person outside of the United States or Canada, or to anyone other than a United States or Canadian Person and
(iii) any dealer to whom it may sell any Shares or Convertible Notes will represent that it is not purchasing for the account of anyone other than a United States or Canadian Person and agree that it will not offer or resell, directly or indirectly, any Shares or Convertible Notes outside of the United States or Canada, or to anyone other than a United States or Canadian Person or to any other dealer who does not so represent and agree.

     The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. Underwriters and International Underwriters. "United States or Canadian Persons" means any person who is a national or resident of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada or of any political subdivision thereof, and any estate or trust the income of which is subject to United States or Canadian federal income taxation, regardless of its source (other than a foreign branch of such entity) and includes any United States or Canadian branch of a person other than a United States or Canadian Person.

     Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, sales may be made between the International Underwriters and the U.S. Underwriters of such number of Shares and such principal amount of the Convertible Notes as may be mutually agreed. The price of any Shares or Convertible Notes so sold shall be the initial public offering price thereof set forth on the cover page of this Prospectus, less an amount not greater than the concession to securities dealers set forth above. To the extent that there are sales between the International Underwriters and the U.S. Underwriters pursuant to the Agreement Between U.S. Underwriters and International Underwriters, the number of Shares and the principal amount of the Convertible Notes initially available for sale by the International Underwriters or by the U.S. Underwriters may be more or less than the amount specified on the cover page of this Prospectus.

     Each International Underwriter has severally represented and agreed that
(i) it has not offered or sold and, prior to the expiration of six months from the closing of the International Offering, will not offer or sell

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

any Shares or Convertible Notes in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (whether as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted in and will not result in an offer to the public within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares or the Convertible Notes in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Shares or the Convertible Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

     The Company has granted to the International Underwriters and the U.S. Underwriters options to purchase up to an additional 1,050,000 and 4,200,000 Shares, respectively, and an additional $4,500,000 and $18,000,000 principal amount of the Convertible Notes, respectively, in each case at the applicable price to the public less the applicable underwriting discount set forth on the cover page of this Prospectus, solely to cover over-allotments, if any. Such options may be exercised at any time up to 30 days after the date of this Prospectus. To the extent such options are exercised, each of the International Underwriters and the U.S. Underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock or such additional principal amount of Convertible Notes as the percentage it was obligated to purchase pursuant to the International Underwriting Agreement or the U.S. Underwriting Agreement, as applicable.

     The Company has agreed with the Underwriters not to offer, pledge, sell, contract to sell, or otherwise dispose of (or enter into any transaction which is designed to, or could be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company), directly or indirectly, or announce the offering of, any other shares of Common Stock (other than the Convertible Notes) or any securities or options convertible into, or exchangeable or exercisable for, shares of Common Stock for a period of 180 days following the date hereof without the prior written consent of Smith Barney Inc., subject to certain limited exceptions. In addition, each of the Company's officers, directors and stockholders has agreed with the Underwriters not to offer, sell, contract to sell, pledge or otherwise dispose of, or file a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, or publicly announce an intention to effect any such transaction, for a period of 180 days after the date hereof unless pursuant to the Securities Loan Agreement (as described below) or with the prior written consent of Smith Barney Inc., subject to certain limited exceptions. Smith Barney Inc. currently does not intend to release any securities subject to such lock-up agreements, but may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to such lock-up agreements.

     The International Underwriting Agreement and the U.S. Underwriting Agreement provide that the Company and certain Selling Stockholders will indemnify the several International Underwriters and U.S. Underwriters against certain liabilities under the Securities Act, or contribute to payments the International Underwriters and the U.S. Underwriters may be required to make in respect thereof.

     BancAmerica Robertson Stephens International Limited is an affiliate of Bank of America, which will be repaid approximately $43 million of short-term loans to the Company from the net proceeds of the Offerings. See "Use of Proceeds." Because more than 10% of the net proceeds of the Offerings may be paid to Bank of America, the Offerings are being conducted in accordance with Rule 2710(c)(8) and Rule 2720 ("Rule 2720") of the Conduct Rules of the National Association of Securities Dealers, Inc. Smith Barney Inc. will serve as a "qualified independent underwriter" in the Offerings and, in such capacity, will recommend

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

a price in compliance with Rule 2720 and has performed due diligence investigations in accordance with Rule 2720.

     Affiliates of Smith Barney Inc., Mr. James Kim and AICL are among the principal shareholders of a securities and investment banking firm in Korea. In addition, certain of the Underwriters and their affiliates have been engaged from time to time, and may in the future be engaged, to perform investment banking and other advisory-related services to the Company and its affiliates, including certain of the Selling Stockholders, in the ordinary course of business. In connection with rendering such services in the past, such Underwriters and affiliates have received customary compensation, including reimbursement of related expenses.

     In connection with the Offerings, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock or the Convertible Notes. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock or Convertible Notes for the purpose of stabilizing their market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock or Convertible Notes in connection with the Offerings than they are committed to purchase from the Company and the Selling Stockholders, and in such case may purchase Common Stock or Convertible Notes in the open market following completion of the Offerings to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 5,250,000 shares of Common Stock and $22,500,000 principal amount of the Convertible Notes, by exercising the Underwriters' over-allotment options referred to above. In addition, the Representatives, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offerings), for the account of the other Underwriters, the selling concession with respect to Common Stock or Convertible Notes that is distributed in the Offerings but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock and the Convertible Notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     In connection with the Offerings, Mr. and Mrs. Kim (referred to herein as the "Lenders") and Smith Barney Inc. intend to enter into a securities loan agreement (the "Securities Loan Agreement") which provides that, subject to certain restrictions and with the agreement of the Lenders, Smith Barney Inc. may from time to time until the maturity date or redemption date of the Convertible Notes borrow, return and reborrow shares of Common Stock from the Lenders (the "Borrowed Securities"); provided, however, that the number of Borrowed Securities at any time may not exceed 7,000,000 shares of Common Stock, subject to adjustment for certain dilutive events. The Securities Loan Agreement is intended to facilitate market-making activity in the Convertible Notes by Smith Barney Inc. Smith Barney Inc. may from time to time borrow shares of Common Stock under the Securities Loan Agreement to settle short sales of Common Stock entered into by Smith Barney Inc. to hedge any long position in the Convertible Notes resulting from its market-making activities. Such sales will be made on the Nasdaq National Market or in the over-the-counter market at market prices prevailing at the time of sale or at prices related to such market prices. Market conditions will dictate the extent and timing of Smith Barney Inc.'s market-making transactions in the Convertible Notes and the consequent need to borrow and sell shares of Common Stock. The availability of shares of Common Stock under the Securities Loan Agreement at any time is not assured and any such availability does not assure market-making activity with respect to the Convertible Notes. Any market-making engaged in by Smith Barney Inc. or any other Underwriter may cease at any time. The foregoing description of the Securities Loan Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which is an exhibit to the Securities Loan Registration Statement.

     The Underwriters do not intend to confirm sales in the Offerings to any accounts over which they exercise discretionary authority.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

     Prior to the Offerings, there has been no public market for the Common Stock. Accordingly, the initial public offering price for the Shares will be determined by negotiation among the Company, the Selling Stockholders and the Representatives. Among the factors considered in determining the initial public offering price will be the Company's record of operations, its current financial condition, its future prospects, the market for its services, the experience of management, the economic conditions of the Company's industry in general, the general condition of the equity securities market and the demand for similar securities of companies considered comparable to the Company and other relevant factors. There can be no assurance, however, that the prices at which the Common Stock will sell in the public market after the Offerings will not be lower than the price at which the Shares are sold by the Underwriters.

                                 LEGAL MATTERS

     The validity of the Shares and the Convertible Notes offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Cleary, Gottlieb, Steen & Hamilton, New York, New York, is acting as counsel for the Underwriters in connection with certain legal matters relating to the Shares and the Convertible Notes offered hereby.

                                    EXPERTS

     The combined financial statements and schedule of the Company as of December 31, 1995, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997, included in this Registration Statement (as defined below) have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports dated February 3, 1998 (except with respect to the sale of the investment in AICL's common stock discussed in Note 6 to the Combined Financial Statements as to which the date is February 16, 1998) with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     Reference is made to said reports which include an explanatory paragraph with respect to the ability of the Company to continue as a going concern as discussed in Note 1 of Notes to the Combined Financial Statements.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company, the Common Stock and the Convertible Notes, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete. In each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and through the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

                 [ALTERNATE PAGES FOR INTERNATIONAL PROSPECTUS]

======================================================

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH THE INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.

                               ------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary.....................    3
Risk Factors...........................    9
Reorganization.........................   25
Relationship with Anam Industrial Co.,
  Ltd..................................   27
Use of Proceeds........................   32
Dividend Policy........................   32
Capitalization.........................   33
Dilution...............................   35
Selected Combined Financial Data.......   36
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   38
Business...............................   48
Management.............................   63
Certain Transactions...................   69
Principal and Selling Stockholders.....   72
Description of Capital Stock...........   73
Description of Convertible Notes.......   75
Shares Eligible for Future Sale........   89
Certain United States Federal Tax
  Consequences to Holders of Common
  Stock and Convertible Notes..........   91
Underwriting...........................   96
Legal Matters..........................  100
Experts................................  100
Additional Information.................  100
Glossary...............................  101
Index to Combined Financial
  Statements...........................  F-1

                               ------------------

Until          , 1998 (25 days after the commencement of the Offerings), all dealers effecting transactions in the Common Stock and Convertible Notes, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.
======================================================
======================================================

                               35,000,000 SHARES
                                  COMMON STOCK

                                  $150,000,000
                                      % CONVERTIBLE
                               SUBORDINATED NOTES
                                    DUE 2003

                                     AMKOR
                                TECHNOLOGY, INC.

                                  [AMKOR LOGO]
                                  ------------

                                   PROSPECTUS

                                           , 1998

                                  ------------

                              SALOMON SMITH BARNEY
                                 INTERNATIONAL

                             BA ROBERTSON STEPHENS
                             INTERNATIONAL LIMITED

                            COWEN INTERNATIONAL L.P.

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts, commissions and certain accountable expenses, payable by the Company in connection with the sale of Common Stock and Convertible Notes being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC Registration Fee........................................  $  193,373
NASD Filing Fee.............................................      30,500
Nasdaq National Market System Listing Fee...................      95,000
Printing Fees and Expenses..................................     350,000
Legal Fees and Expenses.....................................   1,750,000
Accounting Fees and Expenses................................   2,200,000
Blue Sky Fees and Expenses..................................       5,000
Transfer Agent and Registrar Fees...........................      50,000
Miscellaneous...............................................     326,127
                                                              ----------
          Total.............................................  $5,000,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     The Company's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     The Company's Bylaws provide for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

     The Company has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Company's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

     The form of U.S. Underwriting Agreement filed as Exhibit 1.1 hereto and the form of International Underwriting Agreement filed as Exhibit 1.2 hereto provide for the indemnification of the Company's directors and officers in certain circumstances as provided therein.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Prior to the Offerings, in 1998, 82,610,000 shares of Common Stock were issued to Mr. James Kim and members of his family in exchange for their outstanding interests in the Amkor Companies. Such issuances were made pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. See "Reorganization" in Part I hereof. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

     (a) Exhibits

     1.1   Form of U.S. Underwriting Agreement.
     1.2   Form of International Underwriting Agreement.
     2.1   Agreement and Plan of Reorganization dated        , 1998
           between Amkor Technology, Inc. and Amkor Electronics, Inc.*
     2.2   Stock Purchase Agreement dated        , 1998 between Amkor
           Electronics, Inc. and the shareholders of AK Industries,
           Inc. *
     3.1   Certificate of Incorporation.**
     3.2   Bylaws.**
     4.1   Specimen Common Stock Certificate.
     4.2   Form of Indenture dated                     , 1998.
     5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation, as to the legality of the securities being
           registered.*
    10.1   Form of Indemnification Agreement for directors and
           officers.
    10.2   1998 Stock Plan and form of agreement thereunder.
    10.3   Receivables Purchase Agreement between Amkor Electronics,
           Inc. and Amkor Receivables Corp., dated June 20, 1997.**
    10.4   Tax Indemnification Agreement dated             , 1998
           between Amkor Technology, Inc., Amkor Electronics, Inc. and certain stockholders of Amkor Technology, Inc.
    10.5   Bridge Loan Agreement between Amkor/Anam Pilipinas, Inc.,
           Anam Industrial Co., Ltd. and the Korea Development Bank for
           $55,000,000, dated July 1997.**
    10.6   Loan Agreement between Amkor/Anam Pilipinas, Inc. and the
           Korea Development Bank for $71,000,000, dated March 28,
           1996.**
    10.7   Loan Agreement between Amkor/Anam Pilipinas, Inc. and the
           Korea Development Bank for $50,000,000, dated September 7,
           1995.**
    10.8   Commercial Office Lease between Chandler Corporate Center
           Phase II, G.P. and Amkor Electronics, Inc., dated September
           6, 1993.**
    10.9   Commercial Office Lease between the 12/31/87 Trusts of Susan
           Y., David D. and John T. Kim and Amkor Electronics, Inc.,
           dated October 1, 1996.**
    10.10  Commercial Office Lease between the 12/31/87 Trusts of Susan
           Y., David D., and John T. Kim and Amkor Electronics, Inc.,
           dated June 14, 1996.**
    10.11  Contract of Lease between Corinthian Commercial Corporation and Amkor/Anam Pilipinas Inc., dated October 1, 1990.**
    10.12  Contract of Lease between Salcedo Sunvar Realty Corporation and Automated Microelectronics, Inc., dated May 6, 1994.**
    10.13  Lease Contract between AAP Realty Corporation and Amkor/Anam
           Advanced Packaging, Inc., dated November 6, 1996.**
    10.14  Immunity Agreement between Amkor Electronics, Inc. and
           Motorola, Inc., dated June 30, 1993.+**
    10.15  Assembly Agreement between Amkor Electronics, Inc. and Intel
           Corporation, dated July 17, 1991.+**
    10.16  1998 Director Option Plan and form of agreement thereunder.
    10.17  1998 Employee Stock Purchase Plan.

    10.18  Performance Undertaking between Amkor Receivables Corp. and Anam Industrial Co., Ltd., dated June 20,
           1997.**
    10.19  Packaging and Test Services Agreement by and among Amkor Technology, Inc., Amkor Electronics, Inc.,
           C.I.L. Limited, Anam USA, Inc. and Anam Industrial Co., Ltd. dated January 1, 1998.+
    10.20  Foundry Services Agreement by and among Amkor Electronics, Inc., C.I.L. Limited, Anam Industries Co.,
           Ltd. and Anam USA dated as of January 1, 1998.+
    10.21  Amendment to Technical Assistance Agreement dated as of September 29, 1997 between Texas Instruments
           Incorporated and Anam Industrial Co., Ltd. and related portions of Technical Assistance Agreement dated as of January 28, 1997.+**
    10.22  Registration Rights Agreement between Amkor Technology, Inc. and Smith Barney Inc. in consideration
           of the Master Securities Loan Agreement dated        , 1998.
    10.23  Manufacturing and Purchase Agreement between Texas Instruments Incorporated, Anam Industrial Co., Ltd
           and Amkor Electronics, Inc., dated as of January 1, 1998.+
    10.24  Stock Purchase Agreement dated        , 1998 between Amkor Technology, Inc. and Anam Industrial Co.,
           Ltd. (with respect to the purchase of stock of AAPI).*
    12.1   Ratio of Earnings to Fixed Charges.*
    21.1   List of Subsidiaries of the Registrant.
    23.1   Consent of Independent Public Accountants.
    23.2   Consent of Counsel (included in Exhibit 5.1).*
    24.1   Power of Attorney.**
    25.1   Statement of Eligibility of Trustee on Form T-1.
    27.1   Financial Data Schedule.

---------------

 * To be filed by amendment.

** Previously Filed.

 + Confidential Treatment requested as to certain portions of this exhibit.

SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

     The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Chester, State of Pennsylvania, on the 30th day of March 1998.

                                          AMKOR TECHNOLOGY, INC.

                                          By:       /s/ JAMES J. KIM

                                            ------------------------------------
                                                        James J. Kim
                                                  Chief Executive Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT ON FORM S-1 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                     SIGNATURE                                       TITLE                       DATE
                     ---------                                       -----                       ----

                 /s/ JAMES J. KIM                      Chief Executive Officer and          March 30, 1998
---------------------------------------------------      Chairman
                   James J. Kim

               /s/ FRANK J. MARCUCCI                   Chief Financial Officer and          March 30, 1998
---------------------------------------------------      Secretary (Principal Financial
                 Frank J. Marcucci                       and Accounting Officer)

                /s/ JOHN N. BORUCH                     President and Director               March 30, 1998
---------------------------------------------------
                  John N. Boruch

               /s/ THOMAS D. GEORGE                    Director                             March 30, 1998
---------------------------------------------------
                 Thomas D. George

              /s/ GREGORY K. HINCKLEY                  Director                             March 30, 1998
---------------------------------------------------
                Gregory K. Hinckley

                    INDEX TO FINANCIAL STATEMENT SCHEDULES*

                                                                         SEQUENTIALLY
SCHEDULE                                                                   NUMBERED
 NUMBER                      DESCRIPTION OF SCHEDULES                        PAGE
--------                     ------------------------                    ------------
           Report of Independent Public Accountants....................      S-2
   II      Valuation and Qualifying Accounts...........................      S-3

---------------

  * All other schedules are omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

     After the Reorganization transaction discussed in Note 1 to the Amkor Technology, Inc. and AK Industries, Inc. Combined Financial Statements is effected, we expect to be in position to render the following audit report.

                                          ARTHUR ANDERSEN LLP

February 3, 1998 (except with respect to the sale of the investment in Anam Industrial Co., Ltd. common stock discussed in Note 6 to the Combined Financial Statements as to which the date is February 16, 1998)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Amkor Technology, Inc.:

     We have audited in accordance with generally accepted auditing standards, the Combined Financial Statements of Amkor Technology, Inc. and AK Investments, Inc. and subsidiaries (See Note 1 to the Combined Financial Statements) included in this registration statement and have issued our report thereon dated
                 , 1997. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. Our report on the financial statements includes an explanatory paragraph with respect to the ability of the Company to continue as a going concern as discussed in Note 1 to the Combined Financial Statements. The schedule listed in the index above is presented for the purpose of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

                                                                     SCHEDULE II

                 AMKOR TECHNOLOGY, INC. AND AK INDUSTRIES, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                             (AMOUNTS IN THOUSANDS)

                                                                 ADDITIONS
                                                    BALANCE AT    CHARGED                         BALANCE AT
                                                    BEGINNING       TO                               END
                                                    OF PERIOD     EXPENSE    WRITE-OFFS   OTHER   OF PERIOD
                                                    ----------   ---------   ----------   -----   ----------
Year ended December 31, 1995:
  Allowance for doubtful accounts.................    $  487      $  500       $  --       $56      $1,043
Year ended December 31, 1996:
  Allowance for doubtful accounts.................    $1,043      $  660       $(564)      $40      $1,179
Year ended December 31, 1997:
  Allowance for doubtful accounts.................    $1,179      $3,490       $(435)       --      $4,234

                               INDEX TO EXHIBITS

    EXHIBIT
    NUMBER                             DESCRIPTION
    -------                            -----------
         1.1   Form of U.S. Underwriting Agreement.
         1.2   Form of International Underwriting Agreement.
         2.1   Agreement and Plan of Reorganization dated        , 1998
               between Amkor Technology, Inc. and Amkor Electronics, Inc.*
         2.2   Stock Purchase Agreement dated        , 1998 between Amkor
               Electronics, Inc. and the shareholders of AK Industries,
               Inc. *
         3.1   Certificate of Incorporation.**
         3.2   Bylaws.**
         4.1   Specimen Common Stock Certificate.
         4.2   Form of Indenture dated           , 1998.
         5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation, as to the legality of the securities being
               registered.*
        10.1   Form of Indemnification Agreement for directors and
               officers.
        10.2   1998 Stock Plan and form of agreement thereunder.
        10.3   Receivables Purchase Agreement between Amkor Electronics,
               Inc. and Amkor Receivables Corp., dated June 20, 1997.**
        10.4   Tax Indemnification Agreement dated             , 1997
               between Amkor Technology, Inc., Amkor Electronics, Inc. and certain stockholders of Amkor Technology, Inc.
        10.5   Bridge Loan Agreement between Amkor/Anam Pilipinas, Inc.,
               Anam Industrial Co., Ltd. and the Korea Development Bank for
               $55,000,000, dated July 1997.**
        10.6   Loan Agreement between Amkor/Anam Pilipinas, Inc. and the
               Korea Development Bank for $71,000,000, dated March 28,
               1996.**
        10.7   Loan Agreement between Amkor/Anam Pilipinas, Inc. and the
               Korea Development Bank for $50,000,000, dated September 7,
               1995.**
        10.8   Commercial Office Lease between Chandler Corporate Center
               Phase II, G.P. and Amkor Electronics, Inc., dated September
               6, 1993.**
        10.9   Commercial Office Lease between the 12/31/87 Trusts of Susan
               Y., David D. and John T. Kim and Amkor Electronics, Inc.,
               dated October 1, 1996.**
        10.10  Commercial Office Lease between the 12/31/87 Trusts of Susan
               Y., David D., and John T. Kim and Amkor Electronics, Inc.,
               dated June 14, 1996.**
        10.11  Contract of Lease between Corinthian Commercial Corporation and Amkor/Anam Pilipinas Inc., dated October 1, 1990.**
        10.12  Contract of Lease between Salcedo Sunvar Realty Corporation and Automated Microelectronics, Inc., dated May 6, 1994.**
        10.13  Lease Contract between AAP Realty Corporation and Amkor/Anam
               Advanced Packaging, Inc., dated November 6, 1996.**
        10.14  Immunity Agreement between Amkor Electronics, Inc. and
               Motorola, Inc., dated June 30, 1993.+**
        10.15  Assembly Agreement between Amkor Electronics, Inc. and Intel
               Corporation, dated July 17, 1991.+**
        10.16  1998 Director Option Plan and form of agreement thereunder.
        10.17  1998 Employee Stock Purchase Plan.
        10.18  Performance Undertaking between Amkor Receivables Corp. and
               Anam Industrial Co., Ltd., dated June 20, 1997.**
        10.19  Packaging and Test Services Agreement by and among Amkor
               Technology, Inc., Amkor Electronics, Inc., C.I.L. Limited,
               Anam USA, Inc. and Anam Industrial Co., Ltd. dated January
               1, 1998.+
        10.20  Foundry Services Agreement by and among Amkor Electronics,
               Inc., C.I.L. Limited, Anam Industries Co., Ltd. and Anam USA
               dated as of January 1, 1998.+

    EXHIBIT
    NUMBER                             DESCRIPTION
    -------                            -----------
        10.21  Amendment to Technical Assistance Agreement dated as of
               September 30, 1997 between Texas Instruments Incorporated
               and Anam Industrial Co., Ltd.+**
        10.22  Registration Rights Agreement between Amkor Technology, Inc.
               and Smith Barney Inc. in consideration of the Master
               Securities Loan Agreement dated        , 1998.
        10.23  Manufacturing and Purchase Agreement between Texas
               Instruments Incorporated, Anam Industrial Co., Ltd and Amkor
               Electronics, Inc., dated as of January 1, 1998.+
        10.24  Stock Purchase Agreement dated        , 1998 between Amkor
               Technology, Inc. and Anam Industrial Co., Ltd. (with respect to the purchase of stock of AAPI).*
        12.1   Ratio of Earnings to Fixed Charges.*
        21.1   List of Subsidiaries of the Registrant.
        23.1   Consent of Independent Public Accountants.
        23.2   Consent of Counsel (included in Exhibit 5.1).*
        24.1   Power of Attorney (see page II-4).**
        25.1   Statement of Eligibility of Trustee on Form T-1.
        27.1   Financial Data Schedule.

---------------

 * To be filed by amendment.

** Previously Filed.

 + Confidential Treatment requested as to certain portions of this exhibit.